                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                    AMERICAN MATERIALS & TECHNOLOGIES CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                    AMERICAN MATERIALS & TECHNOLOGIES CORP.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-62287


               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                5915 RODEO ROAD
                             LOS ANGELES, CA 90016

                                                               September 8, 1998

Dear Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of The American Materials & Technologies Corporation ("AMT"), which will be held on October 9, 1998 at 10:00 a.m., local time, at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, NY 10019.

     At the Special Meeting, holders of Common Stock, par value $.01 per share, of AMT ("AMT Common Stock"), will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger among Cytec Industries Inc. ("Cytec"), a subsidiary of Cytec (the "Merger Sub") and AMT (as amended, the "Merger Agreement"), with respect to the merger of the Merger Sub with and into AMT as provided for in the Merger Agreement (the "Merger"). In the Merger, each outstanding share of AMT Common Stock (except for treasury stock and stock held by Cytec and the Merger Sub) will be converted into the right to receive that number of shares of Common Stock, par value $.01 per share, of Cytec ("Cytec Common Stock") determined by dividing $6.00 by the average closing price of Cytec Common Stock as reported on the New York Stock Exchange Composite Transaction Tape for the twenty trading days immediately preceding the closing date of the Merger (the "Closing Date"). AMT stockholders will receive cash in lieu of any fractional shares which would otherwise be issued in the Merger.

     Wm Sword & Co. Incorporated ("Wm Sword & Co."), AMT's financial advisor, has rendered its opinion that, as of the date of such opinion, the consideration to be received by the holders of AMT Common Stock (other than Cytec and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders. A copy of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wm Sword & Co., appears as Annex C to the Proxy Statement/Prospectus.

     You should read carefully the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus for details of the Merger and additional related information.

     THE BOARD OF DIRECTORS OF AMT HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF AMT AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF AMT VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

     The affirmative vote of holders of a majority of the outstanding shares of AMT Common Stock is necessary to adopt the Merger Agreement.

     I look forward to meeting with those stockholders who are able to be present at the Special Meeting; however, whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

     Please do not send your stock certificates with your proxy card. If the Merger Agreement is adopted by the AMT stockholders and the Merger is consummated, you will receive a transmittal form and instructions for the surrender and exchange of your shares.

     Thank you for your cooperation.
                                          Sincerely,

                                          Paul W. Pendorf
                                          President

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 9, 1998

TO THE STOCKHOLDERS OF THE AMERICAN MATERIALS & TECHNOLOGIES
  CORPORATION:

     A special meeting of the stockholders (the "Special Meeting") of The American Materials & Technologies Corporation, a Delaware corporation ("AMT"), will be held on October 9, 1998 at 10:00 a.m., local time, at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, NY 10019, for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of July 8, 1998, as amended (the "Merger Agreement"), among Cytec Industries Inc., a Delaware corporation ("Cytec"), CAM Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Cytec (the "Merger Sub"), and AMT with respect to the merger of the Merger Sub with and into AMT upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, AMT will become a wholly owned subsidiary of Cytec, and each share of Common Stock, par value $.01 per share, of AMT ("AMT Common Stock"), issued and outstanding at the effective time of the Merger (except for treasury stock and stock held by Cytec and the Merger Sub) will be converted into the right to receive that number of shares of Common Stock, par value $.01 per share, of Cytec ("Cytec Common Stock") determined by dividing $6.00 by the average closing price of Cytec Common Stock on the New York Stock Exchange ("NYSE") Composite Transaction Tape for the twenty trading days immediately preceding the closing date of the Merger (the "Closing Date") and rounding to the nearest ten-thousandth of a share (the "Merger Consideration"). THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A THERETO.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Only holders of record of shares of AMT Common Stock at the close of business on August 31, 1998, the record date for the Special Meeting (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

     The affirmative vote of the holders of a majority of the outstanding shares of AMT Common Stock is necessary to adopt the Merger Agreement.

     Holders of AMT Common Stock will not be entitled to appraisal rights under Delaware law as a result of the merger. Appraisal rights will not be available under Delaware law because AMT Common Stock was, on the Record Date, designated and quoted for trading on both the Nasdaq SmallCap Market and the Pacific Stock Exchange and will be converted into shares of Cytec Common Stock, which at the effective time of the Merger will be listed on the NYSE.

     Certain directors and executive officers of AMT (collectively, the "Selling Stockholders") who hold AMT Common Stock, representing approximately 16.0% of the outstanding shares of AMT Common Stock, have entered into a Stockholders Agreement dated as of July 8, 1998, with Cytec, the Merger Sub and AMT, pursuant to which the Selling Stockholders have agreed to vote their shares of AMT Common Stock in favor of the Merger, the Merger Agreement and each of the transactions contemplated by the Merger Agreement at the Special Meeting and against any business combination with a party other than Cytec and the Merger Sub. The Stockholders Agreement provides that if the Merger Agreement is terminated under certain circumstances, then if certain transactions occur within two years of such termination whereby the Selling Stockholders receive consideration for their AMT Common Stock that is of greater value than the Merger Consideration, each Selling Stockholder shall pay to Cytec the difference between such consideration and the Merger Consideration.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE DO NOT SEND ANY

STOCK CERTIFICATES AT THIS TIME. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF AMT A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          JAMES L. RUSSELL
                                          James L. Russell
                                          Secretary

Los Angeles, California
September 8, 1998

THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                                PROXY STATEMENT

                            ------------------------

                             CYTEC INDUSTRIES INC.

                                   PROSPECTUS

     This Proxy Statement/Prospectus is being furnished to the stockholders of The American Materials & Technologies Corporation, a Delaware corporation ("AMT"), in connection with the solicitation of proxies by the Board of Directors of AMT (the "AMT Board") for use at the special meeting of stockholders of AMT to be held on October 9, 1998, at 10:00 A.M., local time, at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, NY 10019, including any adjournments or postponements thereof (the "Special Meeting").

     At the Special Meeting, the holders of shares of the Common Stock, par value $.01 per share, of AMT ("AMT Common Stock"), will consider and vote whether to adopt the Agreement and Plan of Merger dated as of July 8, 1998, as amended (the "Merger Agreement"), among Cytec Industries Inc. ("Cytec"), CAM Acquisition Corp., a wholly owned subsidiary of Cytec (the "Merger Sub"), and AMT, with respect to the merger of the Merger Sub with and into AMT, upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, each share of AMT Common Stock issued and outstanding immediately prior to the effective time of the Merger (except for treasury stock and stock held by Cytec and the Merger Sub) will be converted into the right to receive that number of shares of Common Stock, par value $.01 per share, of Cytec ("Cytec Common Stock") determined by dividing $6.00 by the average closing price of Cytec Common Stock on the New York Stock Exchange Composite Transaction Tape for the twenty trading days immediately preceding the closing date of the Merger (the "Closing Date") and rounding to the nearest ten-thousandth of a share.

     The AMT Board recommends that the stockholders of AMT vote to adopt the Merger Agreement, pursuant to which AMT would become a wholly owned subsidiary of Cytec and stockholders of AMT would become stockholders of Cytec.

     This Proxy Statement/Prospectus also serves as a Prospectus of Cytec under the Securities Act of 1933 (the "Securities Act") relating to the shares of Cytec Common Stock issuable in connection with the Merger or upon subsequent exercise of any currently outstanding warrants or options on AMT Common Stock to buy AMT Common Stock.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of AMT on or about September 10, 1998.

                            ------------------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 8, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................     1
Incorporation of Certain Documents by Reference.............     2
Summary.....................................................     3
  Special Meeting...........................................     3
  Votes Required............................................     3
  The Merger................................................     4
  Market Price Data.........................................     7
  Cytec Summary Financial Data..............................     8
  AMT Summary Financial Data................................    10
The Special Meeting.........................................    11
  Special Meeting...........................................    11
  Record Date; Shares Entitled to Vote; Votes Required......    11
  Proxies; Proxy Solicitation...............................    12
  The Stockholders Agreement................................    12
Cytec.......................................................    13
AMT.........................................................    14
  Description of AMT's Business.............................    14
  Selected Financial Data...................................    18
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    19
Recent Developments.........................................    22
The Merger..................................................    23
  Background of the Merger..................................    23
  Recommendation of the AMT Board and Reasons for the
     Merger.................................................    23
  Opinion of Financial Advisor..............................    24
  Effective Time............................................    29
  Merger Consideration......................................    29
  Exchange Agent; Exchange Procedures; Distributions with
     Respect to Unexchanged Shares; No Further Ownership
     Rights in AMT Common Stock; No Fractional Shares;
     Adjustments............................................    29
  Stock Exchange Listing....................................    31
  Certain Federal Income Tax Consequences...................    31
  Accounting Treatment......................................    32
  Effect on Employee Benefit and Stock Plans................    32
  Interests of Certain Persons in the Merger................    33
  Resale of Cytec Common Stock..............................    34
  Acquisition Proposals.....................................    34
  Right of the AMT Board to Withdraw Recommendation.........    35
  Fees and Expenses.........................................    35
The Merger Agreement........................................    36
  The Merger................................................    36
  Representations and Warranties............................    37
  Conduct of Business Pending the Merger....................    38
  Certain Additional Agreements.............................    39
  Conditions to the Consummation of the Merger..............    40
  Termination, Amendment and Waiver.........................    40
Officers and Directors After the Merger.....................    42
Comparative Stock Prices and Dividends......................    42

                                                              PAGE
                                                              ----
Comparison of Rights of Common Stockholders of Cytec and
  AMT.......................................................    43
Other Matters...............................................    45
  Regulatory Approvals Required.............................    45
  Certain Litigation........................................    45
Absence of Appraisal Rights.................................    45
Security Ownership of Directors, Executive Officers and
  Principal Stockholders of AMT.............................    46
Description of Cytec Capital Stock..........................    47
  Authorized Capital Stock..................................    47
  Common Stock..............................................    47
  No Preemptive Rights......................................    47
  Transfer Agent and Registrar..............................    47
  Preferred Stock...........................................    47
Experts.....................................................    49
Legal Matters...............................................    50
Index to Financial Statements...............................   F-1

ANNEXES
Annex A Agreement and Plan of Merger, and Amendment to the Agreement and Plan of Merger
Annex B  Stockholders Agreement
Annex C  Opinion of Wm Sword & Co. Incorporated

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN (INCLUDING THE ANNEXES HERETO) OR IN THE AFFAIRS OF CYTEC OR AMT SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROXY STATEMENT/PROSPECTUS (INCLUDING THE INFORMATION INCORPORATED HEREIN BY REFERENCE) INCLUDES CERTAIN "FORWARD-LOOKING STATEMENTS" FOR PURPOSES OF THE SECURITIES ACT AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS OF AMT, CYTEC AND THE SURVIVING CORPORATION (AS DEFINED HEREIN) TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE A DIFFERENCE ARE: CHANGES IN THE GENERAL ECONOMY; CHANGES IN DEMAND FOR THE PRODUCTS OF AMT OR CYTEC OR IN THE COSTS AND AVAILABILITY OF THE RAW MATERIALS EACH REQUIRES; THE ACTIONS OF COMPETITORS OF AMT AND CYTEC; THE SUCCESS OF CUSTOMERS INCLUDING BUT NOT LIMITED TO THE BUILD RATES IN THE COMMERCIAL AND MILITARY AEROSPACE INDUSTRIES; TECHNOLOGICAL CHANGE; CHANGES IN EMPLOYEE RELATIONS, INCLUDING POSSIBLE STRIKES; GOVERNMENT REGULATIONS; LITIGATION, INCLUDING ITS INHERENT UNCERTAINTY; DIFFICULTIES IN PLANT OPERATIONS AND MATERIALS TRANSPORTATION; ENVIRONMENTAL MATTERS; DIFFICULTIES IN COMPLETING REMEDIATION OF YEAR 2000 ISSUES BY CYTEC, AMT AND THEIR SUPPLIERS AND CUSTOMERS; AND OTHER UNFORESEEN CIRCUMSTANCES.

     WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS, THE WORDS "BELIEVE", "ESTIMATE", "PROJECT", "INTEND", "EXPECT" AND SIMILAR EXPRESSIONS, WHEN USED IN CONNECTION WITH AMT, CYTEC, OR THE MERGER SUB, ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. PROJECTIONS AND FORECASTS OF FUTURE FINANCIAL PERFORMANCE AND EARNINGS ESTIMATES DESCRIBED HEREIN SHOULD BE CONSIDERED FORWARD-LOOKING STATEMENTS. NEITHER AMT NOR CYTEC ASSUMES ANY OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING SUCH FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO RELY ON THE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, OR IN THE CASE OF ANY ANNEX HERETO, THE DATE OF SUCH ANNEX. ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO AMT OR CYTEC ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE FOREGOING CAUTIONARY STATEMENT.

                             AVAILABLE INFORMATION

     Cytec and AMT are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, Cytec and AMT file proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the SEC: Chicago Regional Office (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661) and New York Regional Office (Seven World Trade Center, 13th Floor, New York, New York 10048). Copies of such material can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005 for Cytec, and the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, DC 20006 or the Pacific Exchange (the "PE"), 301 Pine Street, San Francisco, California 94104 for AMT. The SEC maintains a Web site that contains reports, proxy statements and other information filed electronically by Cytec and AMT with the SEC which can be accessed over the Internet at http:/www.sec.gov.

     Cytec has filed a registration statement on Form S-4 (the "Registration Statement") with the SEC under the Securities Act with respect to the Cytec Common Stock to be issued upon consummation of the Merger or upon subsequent exercise of outstanding warrants to buy AMT Common Stock. This Proxy Statement/ Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement (including such omitted portions) are available from the SEC upon payment at prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following Cytec documents are incorporated by reference in this Proxy Statement/Prospectus: (i) Cytec's Annual Report on Form 10-K for the year ended December 31, 1997, (ii) Cytec's Form 10-K/A for the year ended December 31, 1997, (iii) Cytec's Quarterly Reports on Forms 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998, (iv) Cytec's Current Report on Form 8-K/A dated September 30, 1997, (v) Cytec's Current Reports on Form 8-K dated March 18, 1998, April 16, 1998 and May 6, 1998, and (vi) the description of Cytec's securities set forth in Cytec's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     A copy of the Cytec documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) that are not presented herein or delivered herewith will be provided by first-class mail without charge to each person, including any beneficial owner, to whom a Proxy Statement/Prospectus is delivered, upon oral or written request of any such person. Requests should be directed to Investor Relations, Five Garret Mountain Plaza, West Paterson, New Jersey 07424 (telephone (973) 357-3100). In order to ensure timely delivery of the documents in advance of the meeting to which this Proxy Statement/Prospectus relates, any such request should be made by October 1, 1998.

     All reports and definitive proxy or information statements filed by Cytec pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting, shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     All information contained in this Proxy Statement/Prospectus relating to Cytec or the Merger Sub has been supplied by Cytec, and all information relating to AMT has been supplied by AMT.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, in the attached Annexes and in the documents incorporated herein by reference. Stockholders are urged to read carefully this Proxy Statement/ Prospectus and the attached Annexes in their entirety.

SPECIAL MEETING

     The Special Meeting will be held at 10:00 a.m., local time, on October 9, 1998, at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, NY 10019. Only holders of record of AMT Common Stock at the close of business on August 31, 1998 (the "Record Date"), will be entitled to notice of, and to vote at, the Special Meeting. At the Special Meeting, holders of AMT Common Stock will be asked to consider and vote to adopt the Merger Agreement, a copy of which is attached as Annex 1 to this Proxy Statement/ Prospectus, pursuant to which the Merger Sub will be merged with and into AMT. AMT will be the surviving corporation in the Merger (the "Surviving Corporation") and will become a wholly-owned subsidiary of Cytec. Holders of AMT Common Stock will also transact such other business as may properly come before the Special Meeting.

     Certain directors and executive officers of AMT who hold AMT Common Stock (the "Selling Stockholders") have entered into a Stockholders Agreement dated as of July 8, 1998, with Cytec, the Merger Sub and AMT, pursuant to which each has agreed: (i) to vote his shares of AMT Common Stock in favor of the Merger, the Merger Agreement and each of the transactions contemplated by the Merger Agreement at the Special Meeting; (ii) to vote his shares of AMT Common Stock against any business combination with a party other than Cytec and the Merger Sub; and (iii) in order to secure the performance of the duties of the Selling Stockholders under the Stockholders Agreement, to grant an irrevocable proxy to certain officers of Cytec to vote such Selling Stockholder's shares of AMT Common Stock at the Special Meeting. As of the date of this Proxy Statement/Prospectus, the Selling Stockholders hold 717,360 shares, representing approximately 16.2% of the outstanding shares of AMT Common Stock. Also, the Selling Stockholders have agreed that if the Merger Agreement is terminated under circumstances where Cytec is entitled to receive the Parent Termination Fee (as defined herein), each Selling Stockholder shall pay to Cytec on demand an amount equal to the Net Profit (as defined herein) of such Selling Stockholder from the consummation of any Transaction Proposal (as defined herein) that is consummated within two years of such termination. See "THE SPECIAL MEETING -- The Stockholders Agreement", "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER -- Fees and Expenses".

VOTES REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of AMT Common Stock is required for the adoption of the Merger Agreement. As of the Record Date, there were 4,490,121 shares of AMT Common Stock outstanding, of which 737,135 shares, representing approximately 16.4% of the outstanding shares of AMT Common Stock, were beneficially owned by directors and executive officers of AMT and their affiliates. See "SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS". All such directors and executive officers of AMT and their affiliates have indicated to AMT that they intend to vote all such shares in favor of the adoption of the Merger Agreement.

     As a stockholder of AMT, Cytec will be entitled to and intends to vote its shares in favor of the adoption of the Merger at the Special Meeting. On the Record Date, Cytec beneficially owned of record 205,500 shares of AMT Common Stock (approximately 4.6% of the then outstanding AMT Common Stock). Cytec has since acquired an additional 172,000 shares of AMT Common Stock (approximately 3.8%) and may from time to time acquire additional shares of AMT in the open market or in privately negotiated purchases.

     No action by the stockholders of Cytec is required to effect the Merger.

THE MERGER

     THE PARTIES. Cytec is a vertically integrated industrial chemicals company which focuses on value-added specialty products. Cytec's products serve a broad group of end users, including the aerospace, plastics, coatings, mining, paper, water treatment and automotive industries. Cytec's primary strategic focus is on value-added specialty chemicals and specialty materials, a significant portion of which utilize building block chemicals manufactured by Cytec.

     Cytec develops, manufactures and markets products in three general product categories: specialty chemicals, specialty materials and building block chemicals. Specialty chemicals include principally water treating, paper and mining chemicals, coatings and resin products and polymer additives. Specialty materials include principally aerospace materials. Building block chemicals include principally acrylonitrile, acrylamide, melamine and methanol. Cytec has manufacturing facilities in eight countries and sells its products worldwide.

     The principal executive offices of Cytec are located at Five Garret Mountain Plaza, West Paterson, New Jersey 07424. Its telephone number is (973) 357-3100.

     The Merger Sub, a Delaware corporation, is a wholly owned subsidiary of Cytec formed solely for the purpose of effecting the Merger.

     AMT, a Delaware corporation, is a manufacturer and seller of advanced composites and products made from these materials, providing raw materials to parts manufacturers and also manufacturing finished products.

     The principal executive offices of AMT are located at 5915 Rodeo Road, Los Angeles, California 90016. Its telephone number is (310) 841-5200.

     MERGER CONSIDERATION. At the effective time of the Merger (the "Effective Time"), each outstanding share of AMT Common Stock (except for treasury stock and stock held by Cytec and the Merger Sub) will be converted into the right to receive that number (the "Conversion Number") of validly issued, fully paid and nonassessable shares of Cytec Common Stock equal to the amount obtained by dividing $6.00 by the Average Cytec Price (as defined herein) and rounding to the nearest ten-thousandth of a share. The "Average Cytec Price" will be an amount equal to the average per share closing price of Cytec Common Stock, as reported on the New York Stock Exchange ("NYSE") Composite Transaction Tape for the 20 trading days immediately preceding the Closing Date. No fractional shares of Cytec Common Stock will be issued in the Merger and holders of shares of AMT Common Stock will be entitled to a cash payment in lieu of any such fractional shares which would otherwise be issued in the Merger. In connection with signing the Merger Agreement, Cytec has paid AMT a $500,000 initial fee (the "Initial Payment"), which under the Merger Agreement AMT shall refund to Cytec in certain circumstances.

     RECOMMENDATION OF THE AMT BOARD AND REASONS FOR THE MERGER. THE AMT BOARD OF DIRECTORS (THE "AMT BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF AMT AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF AMT VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT. In reaching this decision to approve the Merger Agreement and recommend the Merger, the AMT Board considered a number of factors. See "THE MERGER -- Background of the Merger" and "-- Recommendation of the AMT Board and Reasons for the Merger".

     OPINION OF FINANCIAL ADVISOR. Wm Sword & Co. Incorporated ("Wm Sword & Co.") has delivered its written opinion dated July 8, 1998, to the AMT Board that, as of such date, the consideration to be received by the holders of AMT Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of the opinion of Wm Sword & Co., which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wm Sword & Co., is included as Annex 3 to this Proxy Statement/Prospectus. AMT stockholders are urged to read such opinion in its entirety. See "THE MERGER -- Opinion of Financial Advisor".

     INTERESTS OF CERTAIN PERSONS IN THE MERGER. As of the date of this Proxy Statement/Prospectus, directors and executive officers of AMT owned (i) 737,135 shares of AMT Common Stock (for which they will receive the same consideration as other AMT stockholders) and (ii) options to acquire 460,080 shares of AMT

Common Stock, which will be treated in the Merger as described below under "THE MERGER -- Effect on Employee Benefit and Stock Plans". The Merger Agreement provides that certain employees of AMT and its subsidiaries will continue in their current capacities for specified minimum periods and that AMT's President and Chief Executive Officer and a Vice President of AMT will be offered positions with Cytec Fiberite Inc., a wholly owned subsidiary of Cytec. See "THE MERGER -- Interests of Certain Persons in the Merger".

     REGULATORY APPROVALS REQUIRED. The consummation of the Merger is subject to the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On August 21, 1998, the relevant waiting period terminated. See "OTHER MATTERS -- Regulatory Approvals Required".

     CONDITIONS TO THE MERGER. The obligations of Cytec, the Merger Sub and AMT to consummate the Merger are subject to the satisfaction or waiver of various conditions, including, without limitation, obtaining AMT stockholder approval, authorization for listing (upon official notice of issuance) on the NYSE of the additional shares of Cytec Common Stock to be issued in connection with the Merger and expiration or termination of the HSR Act waiting period applicable to the Merger. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger".

     ACQUISITION PROPOSALS. The Merger Agreement provides that neither AMT nor any of its subsidiaries shall solicit, initiate or take any action knowingly to facilitate or encourage the submission of any Transaction Proposal (as defined herein), or agree to or endorse any Transaction Proposal. Under the terms of the Merger Agreement, AMT also may not enter into or participate in any discussions, negotiations or agreements regarding any Transaction Proposal, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than the Merger Sub or Cytec) to do or seek any of the foregoing, except in certain limited circumstances. See "THE MERGER -- Acquisition Proposals".

     RIGHT OF THE AMT BOARD TO WITHDRAW RECOMMENDATION. The Merger Agreement provides that, neither the AMT Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Cytec, the approval or recommendation by the AMT Board or such committee of the Merger, the Merger Agreement or the Stockholders Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal, or (iii) cause AMT to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Transaction Proposal. However, if at any time prior to the Special Meeting the AMT Board determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to AMT's stockholders under applicable law, the AMT Board may, subject to the payment of the Parent Termination Fee (as defined herein), terminate the Merger Agreement and enter into any Company Acquisition Agreement with respect to any Superior Proposal (as defined herein), but only at a time prior to the Special Meeting and after the later of (x) the third business day following notice to Cytec that the AMT Board is prepared to accept a Superior Proposal and (y) in the event of any amendment to the price or any material terms of a Superior Proposal, one business day following notice to Cytec of the material terms of such amendment. See "THE MERGER -- Right of the AMT Board to Withdraw Recommendation".

     FEES AND EXPENSES. If the Merger is not consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions it contemplates shall be paid by the party incurring such cost or expense, provided that the aggregate cost of printing and mailing the Proxy Statement and filing the Proxy Statement and the Registration Statement with the Commission shall be borne one-half by AMT and one-half by Cytec. However, AMT shall pay to Cytec a $2,000,000 termination fee (the "Parent Termination Fee") plus all Expenses (as defined herein) upon any of the following events: (i) termination of the Merger Agreement by Cytec as provided for in the Merger Agreement if (x) the AMT Board or any committee thereof shall have withdrawn, modified or changed in any manner adverse to Cytec or the Merger Sub (as determined by Cytec in its reasonable judgment) its approval or recommendation of the Merger Agreement, the Stockholders Agreement or the Merger or shall have approved or recommended a Superior Proposal or shall have resolved to do any of the foregoing or (y) AMT shall have entered into an agreement with respect to a Superior Proposal; (ii) termination of the Merger Agreement by AMT as provided for in the Merger Agreement if AMT enters into a definitive agreement in respect of a Superior Proposal; (iii) termination of the Merger Agreement by either Cytec or AMT as provided for in the Merger Agreement if approval of the Merger and adoption of the Merger Agreement by AMT's stockholders shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting, and prior to such termination a bona fide Transaction Proposal shall have been made; (iv) termination of the Merger Agreement by either Cytec or AMT as provided for in the Merger Agreement if the Effective Time shall not have occurred on or before November 15, 1998 (unless (I) the absence of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform, in all material respects, each of its obligations under the Merger Agreement at or prior to the Effective Time or (II) the parties are then unable to close because the applicable waiting period under the HSR Act has not then expired or the Registration Statement is not then effective), and (x) prior to such termination a bona fide Transaction Proposal shall have been made and (y) within 18 months of such termination an agreement relating to a Transaction Proposal is entered into by AMT with any person making such Transaction Proposal; or (v) such payments are otherwise required by the section of the Merger Agreement dealing with the right of the AMT Board to withdraw its recommendation. See "THE
MERGER -- Acquisition Proposals", "THE MERGER -- Fees and Expenses", "THE
MERGER -- Right of the AMT Board to Withdraw Recommendation" and "THE MERGER AGREEMENT -- Termination, Amendment and Waiver".

     TERMINATION, AMENDMENT AND WAIVER. The Merger Agreement may be terminated prior to the Effective Time, whether before or after any required approval by the stockholders of AMT: (i) by mutual written consent of Cytec and AMT; (ii) by either Cytec or AMT, (x) if the Effective Time shall not have occurred on or before the Termination Date (as defined herein) or (y) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling or action shall have become final and non-appealable; (iii) by Cytec if the AMT Board or any committee thereof shall have withdrawn, modified or changed in any manner adverse to Cytec or the Merger Sub (as determined by Cytec in its reasonable judgment) its approval or recommendation of the Merger Agreement, the Stockholders Agreement or the Merger or shall have approved or recommended a Superior Proposal, as described above under "Right of the AMT Board to Withdraw Recommendation"; (iv) by Cytec if AMT fails to perform in any material respect any of its material obligations under the Merger Agreement and such breach shall have a material adverse effect on AMT and its subsidiaries taken as a whole; (v) by AMT if either Cytec or the Merger Sub fails to perform in any material respect any of its material obligations under the Merger Agreement and such breach shall have a material adverse effect on Cytec and its subsidiaries taken as a whole; (vi) by AMT if AMT enters into a definitive agreement in respect of a Superior Proposal as described above under "Right of the AMT Board to Withdraw Recommendation" and AMT simultaneously with terminating pays Cytec all Expenses and the Parent Termination Fee in cash and refunds the Initial Payment; or (vii) by Cytec or AMT if the required approval of the stockholders of AMT is not obtained. See "THE MERGER -- Termination, Amendment and Waiver".

     ABSENCE OF APPRAISAL RIGHTS. In accordance with Section 262 of the Delaware General Corporation Law (the "DGCL"), holders of AMT Common Stock are not entitled to appraisal rights in connection with the Merger. See "ABSENCE OF APPRAISAL RIGHTS".

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The Merger Agreement provides that Foley, Hoag & Eliot LLP, counsel to AMT, will deliver to AMT its opinion to the effect that for Federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, (i) no income, gain or loss will be recognized by Cytec, the Merger Sub, or AMT in the Merger, and (ii) no income, gain or loss will be recognized by the stockholders of AMT upon receipt of Cytec Common Stock in exchange for their AMT Common Stock, except that a holder of AMT Common Stock who receives cash in lieu of a fractional share of Cytec Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such stockholder's fractional share of Cytec Common Stock. See "THE MERGER -- Certain Federal Income Tax Consequences".

     ACCOUNTING TREATMENT. The Merger will be accounted for under the "purchase" method of accounting, in accordance with generally accepted accounting principles ("GAAP"). See "THE MERGER -- Accounting Treatment".

MARKET PRICE DATA

     Cytec Common Stock is listed for trading on the NYSE (symbol: CYT) and AMT Common Stock is quoted on both the Nasdaq SmallCap Market (symbol: AMTK) and the Pacific Exchange (Symbol: MTK).

     The following table sets forth the high and low sales prices per share of Cytec Common Stock on the NYSE Composite Transaction Tape and of AMT Common Stock on the Nasdaq SmallCap Market on July 8, 1998, the last trading day before announcement of the Merger Agreement, and on September 3, 1998, the last trading day before the filing of this Proxy Statement/Prospectus:

                                                    CYTEC             AMT
                                                 COMMON STOCK     COMMON STOCK
                                                 ------------     ------------
                                                 HIGH     LOW     HIGH     LOW
                                                 ----     ---     ----     ---
July 8, 1998...................................   43 7/8  43 9/16   3 1/16  2 3/4
September 3, 1998..............................   25 3/4  23        5 1/8   4 15/16

See "COMPARATIVE STOCK PRICES AND DIVIDENDS".

CYTEC SUMMARY FINANCIAL DATA

     The following table presents summary historical consolidated financial data for Cytec. The summary historical consolidated financial data are derived from Cytec's historical consolidated financial statements. The information set forth below should be read in conjunction with such historical consolidated financial statements and the notes thereto. The historical consolidated financial statements of Cytec have been audited for each of the five years in the period ended December 31, 1997. The historical consolidated financial statements of Cytec for the six months ended June 30, 1997 and June 30, 1998 are unaudited. However, in Cytec's opinion, such statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Cytec's financial position and results of operations for such period. The results of operations for Cytec for the six months ended June 30, 1998 may not be indicative of results of operations to be expected for a full year.

                   CYTEC INDUSTRIES INC. AND SUBSIDIARIES(1)

                             SUMMARY FINANCIAL DATA

                                                                                          SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                          JUNE 30,
                             --------------------------------------------------------    -------------------
                               1997        1996       1995       1994        1993         1998       1997
                             --------    --------   --------    -------   -----------    -------   ---------
                                      (IN MILLIONS, EXCEPT PER SHARE DATA, RATIOS AND PERCENTAGES)
OPERATING RESULTS:(2)
Net sales..................  $1,290.6    $1,259.6   $1,260.1    1,101.3       1,008.1      734.0       622.0
Gross profit...............     359.7(3)    361.5      347.9      283.4          48.2      225.0       167.9(4)
Selling and technical
  services, administrative
  and general expenses and
  amortization of
  acquisition
  intangibles..............     195.8(5)    186.1      181.6      176.0         177.5      106.2        91.6
Research and process
  development expenses.....      44.7(6)     40.2       44.2       40.0          42.7       22.3        21.0
Earnings (loss) from
  operations...............     119.2       135.2      122.1       67.4        (172.0)(7)    96.5       55.3
Equity in earnings of
  associated companies.....      12.3        24.8       24.6       16.4          23.8       11.2         8.5
Earnings (loss) before
  cumulative effect of
  accounting changes.......     113.6(8)    100.1      282.2(9)    56.1        (285.7)(10)    65.7      54.7(11)
Cumulative effect of
  accounting change........        --          --         --         --        (219.8)(12)      --        --
Net earnings (loss)........     113.6       100.1      282.2       56.1        (505.5)      65.7        54.7
Dividends on preferred
  stock....................        --          --       10.7       14.6           0.6         --          --
Excess of repurchase price
  over related book value
  of Series A Preferred
  Stock and Series B
  Preferred Stock..........        --          --      195.2(13)      --           --         --          --
Net earnings (loss)
  available to common
  stockholders.............     113.6       100.1       76.3       41.5        (506.1)      65.7        54.7
Net earnings per common
  share
  Basic....................  $   2.50    $   2.13   $   1.98       1.12            --       1.45        1.20
  Diluted..................      2.39        2.03       1.50        .88            --       1.38        1.15
Share base for earnings per
  share
  Basic....................      45.5        47.0       38.5       36.8            --       45.5        45.5
  Diluted..................      47.6        49.3       54.5       54.4            --       47.5        47.6

                                                                                          SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                          JUNE 30,
                             --------------------------------------------------------    -------------------
                               1997        1996       1995       1994        1993         1998       1997
                             --------    --------   --------    -------   -----------    -------   ---------
                                      (IN MILLIONS, EXCEPT PER SHARE DATA, RATIOS AND PERCENTAGES)
BALANCE SHEET DATA (AT
  PERIOD END):
Cash and cash
  equivalents..............  $    6.4    $   20.4   $   12.0       97.7          43.5       24.4        22.7
Total assets...............   1,614.1     1,261.1    1,293.8    1,199.4       1,082.1    1,703.1     1,183.6
Long-term debt.............     324.0        89.0       66.0         --            --      359.4        26.0
Total stockholders'
  equity...................     387.4       314.4      342.9       83.3          31.4      429.5       319.8

---------------
 (1) With respect to periods prior to December 17, 1993, the effective date of the transfer of substantially all the assets and liabilities of the chemicals business of American Cyanamid Company ("Cyanamid") to Cytec, the term "Cytec" refers to the chemicals business of Cyanamid.

 (2) Cytec has not declared cash dividends on common stock in any of the periods presented.

 (3) Includes restructuring and other charges of $34.6 relating primarily to manufacturing sites located in Fortier, Louisiana; Willow Island, West Virginia; Botlek, The Netherlands; and Linden, New Jersey.

 (4) Includes restructuring and other charges of $18.6 relating primarily to manufacturing sites located in Botlek, The Netherlands and Linden, New Jersey.

 (5) Includes restructuring and other charges of $5.8 relating to sales force, customer service and corporate headquarters restructuring, costs related to the integration of Fiberite and costs for reorganizing the legal entity structure in Europe.

 (6) Includes restructuring and other charges of $2.0 related to the reduction of corporate research and development overhead and the write-off of in-process research and development acquired from Fiberite.

 (7) Includes provisions for environmental remediation of 162.3.

 (8) Includes, in addition to the charges referred in notes 3, 5 and 6 above, a pre-tax gain of $22.3 relating primarily to the divestiture of the acrylic fibers product line in the first quarter of 1997, pre-tax charges of $9.0 for reducing the carrying amount of Conap to net realizable value and expected losses on certain other assets being held for sale and a pre-tax charge of $1.0 for upfront costs to fund the Fiberite Acquisition. Also includes a gain of $24.4 resulting from the reversal of the remaining previously established tax valuation allowance.

 (9) Includes $193.0 resulting from the reversal of a previously established tax valuation allowance.

(10) In addition to the charges discussed in Note 7 above, a valuation allowance of $193.5 was recorded as part of the 1993 income tax provision relating to certain deferred tax assets existing as of December 31, 1993. An additional allowance of $12.7 was also established relating to certain liabilities transferred to the Company by Cyanamid at the time of the spin-off. This additional allowance did not affect the income tax provision. Subsequent adjustments in 1994 and 1995 to the tax basis of certain assets and liabilities assumed from Cyanamid at the time of the spin-off increased the valuation allowance by $11.2 but did not affect the income tax provision in either year.

(11) In addition to the charges discussed in Note 4 above, includes a pre-tax gain of $22.3 relating primarily to the divestiture of the acrylic fibers product line.

(12) Includes a charge of $230.4 related to the adoption of SFAS No. 106, "Accounting for Postretirement Benefits Other Than Pensions" and a benefit of $10.6 related to the adoption of SFAS No. 109, "Accounting for Income Taxes".

(13) Represents a charge to retained earnings in the fourth quarter of 1995 for the excess of repurchase price over the related book value upon repurchase of the Series A Preferred Stock and Series B Preferred Stock.

AMT SUMMARY FINANCIAL DATA

     The following table presents summary historical consolidated financial data for AMT. The summary historical consolidated financial data are derived from the historical consolidated financial statements of AMT. The information set forth below should be read in conjunction with such historical financial statements and the notes thereto. The historical consolidated financial statements of AMT have been audited for each of the two years in the period ended December 31, 1997 and for the period from March 29, 1995 (inception) to December 31, 1995. The historical consolidated financial statements for the six months ended June 30, 1998 and for the six months ended June 30, 1997 are unaudited. However, in AMT's opinion, such statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of AMT's financial position and results of operations for such periods. The results of operations for the six months ended June 30, 1998 may not be indicative of results of operations to be expected for a full year.

       THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION AND SUBSIDIARIES

                             SUMMARY FINANCIAL DATA

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                           -----------------------------    ------------------
                                            1997       1996      1995(1)     1998       1997
                                           -------    -------    -------    -------    -------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS(2):
Net sales................................  $30,386    $22,411    $   616    $23,171    $16,548
Income (loss) from operations(3).........   (5,616)     1,505       (259)     1,258        741
Income (loss) before income taxes........   (6,124)     1,202       (277)       910        826
Income tax expense (benefit).............     (230)       239         --         --        119
Income (loss) before extraordinary
  item...................................   (5,894)       963       (277)       910        707
Net income (loss)........................   (5,894)       934       (277)       910        707
Basic income (loss) per share:
  Income (loss) before extraordinary
     item................................    (1.35)      0.35       0.18       0.21       0.16
  Net income (loss)......................    (1.35)      0.34       0.18       0.21       0.16
Diluted income (loss) per share:
  Income (loss) before extraordinary
     item................................    (1.35)      0.33       0.18       0.19       0.16
  Net income (loss)......................    (1.35)      0.32       0.18       0.19       0.16
Weighted average number of shares:
  Basic..................................    4,352      2,729      1,517      4,400      4,338
  Diluted................................    4,352      2,956      1,517      4,730      4,506
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents................  $    92    $ 4,655    $   174    $   103    $     0
Working capital..........................   (1,096)     6,774     (2,449)       866      3,360
Total assets.............................   23,059     15,695      9,429     22,431     24,620
Long-term debt...........................    4,205        336      2,164      4,467      5,325
Total stockholders' equity (deficit).....    6,630     11,608        (65)     7,997     13,121

---------------
(1) Period from March 29, 1995 (inception) to December 31, 1995.

(2) AMT has not declared cash dividends in any of the periods presented.

(3) Includes unusual item expense of $3,845 in 1997.

                              THE SPECIAL MEETING

SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to AMT stockholders in connection with the solicitation by the AMT Board of proxies for use at the Special Meeting to be held on October 9, 1998 at 10:00 a.m. local time, at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, NY 10019.

     At the Special Meeting, holders of AMT Common Stock will consider and vote upon a proposal to adopt the Merger Agreement. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, the Merger Sub will be merged with and into AMT and AMT will become a wholly owned subsidiary of Cytec. Each share of AMT Common Stock issued and outstanding immediately prior to the Merger will be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Cytec Common Stock equal to the Conversion Number.

     No fractional shares of Cytec Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of AMT Common Stock who otherwise would be entitled to receive a fractional share of Cytec Common Stock pursuant to the Merger Agreement will be paid an amount in cash, without interest, equal to such holder's fractional part of a share of Cytec Common Stock, if any, multiplied by the Average Cytec Price. Cytec will make available to the Exchange Agent from time to time, as needed, cash sufficient to pay cash in lieu of fractional shares.

     THE AMT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF AMT AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS OF AMT VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "THE
MERGER -- RECOMMENDATION OF THE AMT BOARD AND REASONS FOR THE MERGER".

     For a discussion of (i) the interests that certain directors and executive officers of AMT have with respect to the Merger that are different from, or in addition to, the interests of stockholders of AMT generally and (ii) information regarding the treatment of options and warrants to purchase AMT Common Stock and other rights of certain directors and executive officers of AMT (See "-- The Stockholders Agreement", "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER -- Effect on Employee Benefit and Stock Plans"). Such interests, together with other relevant factors, were considered by the AMT Board in making its recommendation and approving the Merger Agreement.

     The Board of Directors of Cytec (the "Cytec Board") has approved the Merger Agreement and the issuance of Cytec Common Stock in the Merger, and the Board of Directors of the Merger Sub, and Cytec, as the sole stockholder of the Merger Sub, have respectively approved and adopted the Merger Agreement. No action by Cytec's stockholders is required to effect the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTES REQUIRED

     August 31, 1998 has been fixed as the Record Date for determining the holders of AMT Common Stock who are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 4,490,121 shares of AMT Common Stock outstanding and entitled to vote. The holders of record on the Record Date of AMT Common Stock are entitled to one vote per share of AMT Common Stock on each matter submitted to a vote at the Special Meeting. The presence in person or by proxy of the holders of a majority of AMT Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the DGCL, the affirmative vote of at least a majority of the outstanding shares of AMT Common Stock is required for adoption of the Merger Agreement. Abstention from voting will have the practical effect of voting against the adoption of the Merger Agreement since a vote to abstain represents one less vote for such adoption.

     As of the Record Date, 737,135 (approximately 16.4%) of the outstanding shares of AMT Common Stock were beneficially owned by directors and executive officers of AMT and their affiliates. All such directors and executive officers have indicated to AMT that they intend to vote all such shares in favor of the adoption of the Merger Agreement. See "-- The Stockholders Agreement". On the Record Date, Cytec beneficially owned of record 205,500 (approximately 4.6%) of then outstanding shares of AMT Common Stock and intends to vote all such shares in favor of the Merger Agreement. Cytec has since acquired an additional 172,000 shares of AMT Common Stock (approximately 3.8%) and may from time to time acquire additional shares of AMT in the open market or in privately negotiated purchases.

PROXIES; PROXY SOLICITATION

     Shares of AMT Common Stock represented by properly executed, unrevoked proxies received at or prior to the Special Meeting will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of AMT Common Stock represented by properly executed, unrevoked proxies for which no instruction is given will be voted FOR adoption of the Merger Agreement. AMT stockholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-paid envelope provided for this purpose to ensure that their shares are voted. An AMT stockholder may revoke a proxy by submitting a later dated proxy with respect to the same shares at any time prior to the vote on the adoption of the Merger Agreement, by delivering written notice of revocation to the Secretary of AMT at any time prior to such vote or by attending the Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.

     If the Special Meeting is postponed or adjourned for any reason, when the Special Meeting is convened or reconvened, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding the possibility that they may have been effectively voted on the same or any other matter at a previous meeting.

     In addition to solicitation by mail, directors, officers and employees of AMT may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of AMT will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expense incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of AMT Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

THE STOCKHOLDERS AGREEMENT

     The description of the Stockholders Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is attached hereto as Annex B and incorporated herein by reference.

     On July 8, 1998, Cytec entered into the Stockholders Agreement with Mr. Georgiev, Mr. Glaser, Mr. Glosson, each a member of the Board of Directors of AMT, and Mr. Pendorf, the President and Chief Executive Officer and a director of AMT (collectively, the "Selling Stockholders"). As of the date of this Proxy Statement/Prospectus, the Selling Stockholders hold 717,360 shares or approximately 16.0% of the outstanding shares of AMT Common Stock, meaning they alone are unable to control the vote on any matter submitted to a vote of AMT's stockholders, including the adoption of the Merger Agreement and transactions contemplated thereby.

     Pursuant to the Stockholders Agreement, each Selling Stockholder has agreed that at any meeting of stockholders of AMT called to vote upon the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement, such Selling Stockholder shall vote (or cause to be voted) his shares, including shares received upon the exercise of options, in favor of the Merger, the execution and delivery by AMT of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

     Further, each Selling Stockholder has agreed in the Stockholders Agreement that at any meeting of the stockholders of AMT, such Selling Stockholder shall vote (or cause to be voted) his shares against (i) any Transaction Proposal other than the Merger Agreement; (ii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by AMT; or (iii) any amendment of AMT's Certificate of Incorporation or By-laws or other proposal or transaction involving AMT or any of its subsidiaries which amendment or other proposal or transaction would in any manner partially or wholly impede, frustrate, prevent, delay or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing, a "Competing Transaction").

     Also, each Selling Stockholder agreed that if the Merger Agreement is terminated under circumstances where Cytec is entitled to receive the Parent Termination Fee , each Selling Stockholder shall pay to Cytec on demand an amount equal to the Net Profit of such Stockholder from the consummation of any Transaction Proposal that is consummated within two years of such termination. The term "Net Profit" means an amount in cash equal to such Selling Stockholder's Gross Profit (as defined herein) minus the amount paid by such Selling Stockholder in taxes as a result of the consummation of the Transaction Proposal. The term "Gross Profit" means an amount in cash equal to the product of (x) the number of such Selling Stockholder's shares and (y) the excess of the per-share cash consideration plus the per-share fair market value of any non-cash consideration, as the case may be, received by the Selling Stockholder pursuant to such Transaction Proposal, over $6.00.

     The Stockholders Agreement, except for the provisions providing for the payment of Net Profit to Cytec, will terminate upon the first to occur of (i) the Effective Time or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms, unless an Extension Event (as defined herein) shall have theretofore occurred, in which case certain provisions thereof, including as to voting, will continue in effect for a period of 18 months. As used herein, an "Extension Event" shall mean any of the following events: (A) the Special Meeting shall not have been held or the required approval of the AMT stockholders shall not have been obtained at such meeting,
(B) the AMT Board shall have withdrawn or modified its recommendation with respect to the Merger or the Merger Agreement or (C) any person (other than Cytec or any subsidiary of Cytec) shall have made, or disclosed an intention to make, a Transaction Proposal or proposal for a Competing Transaction.

                                     CYTEC

     Cytec is a vertically integrated industrial chemicals company which focuses on value-added specialty products. Cytec's products serve a broad group of end users, including the aerospace, plastics, coatings, mining, paper, water treatment and automotive industries. Cytec's primary strategic focus is on value-added specialty chemicals and specialty materials, a significant portion of which utilize building block chemicals manufactured by Cytec.

     Cytec develops, manufactures and markets products in three general product categories: specialty chemicals, specialty materials and building block chemicals. Specialty chemicals include principally water treating, paper and mining chemicals, coatings and resin products and polymer additives. Specialty materials include principally aerospace materials. Building block chemicals include principally acrylonitrile, acrylamide, melamine and methanol. Cytec has manufacturing facilities in eight countries and sells its products worldwide.

     For a description of Cytec's business, see Cytec's filings with the Securities and Exchange Commission which are incorporated by reference into this Prospectus/Proxy Statement.

     The principal executive offices of Cytec are located at Five Garret Mountain Plaza, West Paterson, New Jersey 07424. Its telephone number is (973) 357-3100.

     The Merger Sub, a Delaware corporation, is a wholly owned subsidiary of Cytec formed solely for the purpose of effecting the Merger.

                                      AMT

DESCRIPTION OF AMT'S BUSINESS

     The following is a general discussion of the business of AMT as a separate company and does not specifically contemplate the effect of the Merger.

  The Company

     AMT was incorporated in Delaware in March 1995. AMT had no operations until December 19, 1995, when it acquired Structural Polymer Systems, Inc. (renamed Culver City Composites Corporation ("CCCC")), a manufacturer of advanced composites. In November 1996, AMT acquired 63% of the outstanding shares of Carbon Design Partnership Limited ("Carbon Design"), a design and fabrication business located in Totnes, Devon, UK which has subsequently been placed in voluntary liquidation. On February 27, 1997, AMT purchased all of the assets of Grafalloy L.P. ("Grafalloy"), a manufacturer of graphite golf club shafts.

     Through its subsidiaries, AMT manufactures and sells advanced composites and products made from these materials. Advanced composites are a combination of high performance reinforcement fabrics or fibers (such as fiberglass, carbon, or aramid) and a polymer (such as epoxy, phenolic, or polyimide). The combination of high performance reinforcement fabrics or fibers with polymers forms an advanced composite with exceptional structural and/or performance properties. AMT provides raw materials to parts manufacturers and also manufactures finished parts.

     The principal executive offices of AMT are located at 5915 Rodeo Road, Los Angeles, California 90016. Its telephone number is (310) 841-5200.

  Business

     PREPREG BUSINESS. Through its subsidiary, CCCC, AMT coats or impregnates a variety of fabrics or fibers with polymers to produce "prepreg," an advanced composite which is molded into parts for use in a variety of aerospace, defense, industrial and recreational products. AMT's prepreg business competes in three major product lines and in a variety of specialized products. These lines include aircraft interiors, high temperature resin systems used in aircraft engines and ablative products used in missiles. AMT believes that CCCC is the leader in sales of advanced composites containing the high temperature resin system PMR-15 for jet engine applications, as well as being a leading supplier of advanced composites used in aircraft interiors. Prepreg sales represented 69% of AMT's total revenues in 1997.

     AMT estimates that the total worldwide market for advanced composites was approximately $900 million in 1997, with more than half of those sales in North America. The market growth rate for advanced composites of the type produced by AMT's prepreg business has, in the past, been closely correlated to the overall build rate of commercial and military aircraft because these customers constitute by far the largest source of demand. AMT believes this will continue to be the case for the next several years, as the advantages of lower weight and resulting fuel economy will cause aircraft manufacturers to use increasing amounts of advanced composite materials, particularly in newer models and development programs. For example, recently developed military aircraft such as the stealth fighter, F-22, and B-2 bomber and commercial aircraft such as the Boeing 777 and the Airbus 321, 330 and 340 models contain a higher percentage by weight of advanced composites than the older aircraft they replace.

     Orders for commercial aerospace materials generally lag behind the award of contracts for new aircraft by a considerable period. Thus, the cycle of new aircraft procurement normally does not have an impact on aerospace orders received by AMT for about one to three years.

     In the defense aerospace markets, manufacturers of advanced composites generally are selected to supply a particular advanced composite material as much as one to four years ahead of its actual use in production by the customer. Typically, a lengthy development and testing process is required before the advanced composite is deemed "qualified" as meeting the customer's specifications. In aircraft production, this process can require approval of finished parts by the Federal Aviation Administration. AMT has qualified its advanced composites to meet over 200 specifications for use in the defense, aerospace, and communications markets.

     AMT sells its prepreg products to the aerospace, communications, defense, and recreation markets. Major customers include: The Boeing Company, General Electric Company, Lockheed Martin Corporation, the Aerojet division of GenCorp Inc., and Airbus Industrie.

     Important materials produced by AMT include:

     S-2(R) AND E-TYPE FIBERGLASS PREPREGS. These materials are low-cost and lightweight, exhibit high strength, and are used in overhead bins, seats, lavatories, and other items in aircraft and train interiors.

     CARBON FIBER-BASED PREPREGS. These materials exhibit superior strength-to-weight ratios compared to glass materials and are used in similar interior applications, as well as in floor panels which require greater strength characteristics, aircraft engine components where both strength and heat resistance are key attributes, and in primary and secondary structure applications.

     ARAMID, QUARTZ, CERAMIC PREPREGS. Aramid fiber is exceptionally resistant to impact and is used in aircraft and various armor protection applications. Quartz and ceramic fibers are resistant to extremely high temperatures and are used in various aerospace and general industrial applications including engine and missile components.

     Approximately 30% of AMT's prepreg sales in 1997 and 1996 were derived from contracts where AMT is the sole source supplier. Sales to AMT's two largest prepreg customers, Boeing and General Electric, accounted for 19% and 31% of consolidated sales in 1997 and 1996, respectively. AMT believes that the loss of any of its principal prepreg customers would have a materially adverse effect on AMT.

     AMT advertises in trade magazines, provides press releases and publicity for trade newsletters, solicits business through both domestic and foreign employee sales personnel and independent domestic and foreign sales representatives, and attends and exhibits at major international trade shows as a means of developing existing and new business. In cases where two or more companies are qualified on a given product, business is generally obtained through competitive bidding.

     AMT has agreements with two other companies to develop and commercialize new resin systems for prepreg applications. SuperImide 800 is designed to exhibit superior high temperature resistance in aerospace and military applications. Siloxirane is designed to exhibit superior chemical, abrasion and high temperature resistance for use in aerospace, military and industrial applications. These polymers are currently in the development stage and have not been introduced commercially to the market. PETI-5, under license from NASA, is under laboratory development for applications such as the proposed High Speed Civil Transport airplane.

     In October 1997, AMT entered into a joint venture agreement with Schappe Techniques Sarl of France to produce and market Modlite Select(TM) (trademark pending), a family of high-performance, low-cost carbon fiber yarns and fabrics currently under development. Strategic marketing of these products began in January 1998.

     GRAPHITE GOLF SHAFT BUSINESS. On February 27, 1997, AMT, through its wholly owned subsidiary Grafalloy Corporation, acquired all of the assets and assumed certain liabilities of Grafalloy. Grafalloy develops, manufactures and sells high performance, high quality graphite golf shafts. Grafalloy specializes in the development of innovative shafts and manufactures a wide variety of graphite shaft models that range in weight, torque, and stiffness designed to meet the needs of players of various ages and skill levels. Sales of graphite golf shafts accounted for 28% of AMT's total sales in 1997.

     On July 30, 1998, AMT announced that it had signed a non-binding letter of intent with Cornerstone Equity Investors, LLC for the sale of Grafalloy Corporation. The letter of intent contains a purchase price of approximately $7.5 million. The sale of Grafalloy Corporation is scheduled to occur after the Effective Time of the Merger but is not, under the letter of intent, conditioned on the consummation of the Merger. AMT anticipates that it will incur a loss of approximately $1.5 million in connection with this sale. No assurance can be given that this transaction will be consummated, or that it will be consummated on the terms set forth in the letter of intent. See "Recent Developments".

     DESIGN & FABRICATION BUSINESS. AMT, through its majority-owned joint venture, Carbon Design, performed design engineering and custom manufacture of advanced composite parts using a variety of proprietary manufacturing processes and technologies. Carbon Design produced a variety of custom designed parts for industrial, sporting and recreational uses. This design and fabrication business accounted for less than 3% of AMT's revenues in 1997. In March 1998 AMT decided to discontinue financial support of the joint venture. The business was placed in voluntary liquidation and is being dissolved pursuant to English law.

     COMPETITION. AMT encounters significant competition in domestic markets from a number of well-established manufacturers in each of its product lines, and from foreign sources for some products. In most product markets AMT faces competition from other manufacturers that have larger market shares or other competitive advantages.

     To AMT's knowledge, in the global aerospace and defense markets, it is the fourth-largest manufacturer of advanced composite prepregs. Depending upon the material and markets, relevant competitive factors in the prepreg business include price, delivery, service, quality, and product performance. AMT's ability to compete effectively in the prepreg business depends on, among other things, its products' functional features and upon the ability of AMT to attract and retain qualified personnel, to maintain and expand the capabilities of its technologies, to sell existing products to new customers, to develop new products for existing customers, to service its products, and to expand its sales force or enter into satisfactory arrangements for the marketing of its products.

  Sources of Supply

     Worldwide aircraft production has increased substantially over the past two years and is expected to remain at these higher levels for several years. Increased production is expected to increase the demand for glass, carbon and other fibers. There are a limited number of worldwide suppliers of aerospace grade and other advanced composite fibers, including Owens Corning Fiberglass Corporation and PPG Industries, Inc. for fiberglass; Hexcel Corporation, Amoco Performance Products, Inc., Toho Carbon Fibers, Inc., Toray International, Inc. and certain licensees of these companies for carbon; and E. I. Dupont de Nemours & Co. and Akzo Nobel for aramid fibers. All of these companies supply fibers which go into AMT's products. Due to increased aircraft manufacture and an increasing use of advanced composite materials in other industrial and recreational products, there can be no assurance that future supplies of these fibers will be adequate to meet overall industry demand or that prices will remain stable. Supply has been adversely impacted at times by strong demand in the electronics and other markets. Carbon fiber is currently in a worldwide shortage and is being allocated to certain markets by suppliers. However, significant increases in capacity have been announced which are expected to begin to come on stream in 1998.

     AMT purchases woven fabric for its prepreg business from a number of manufacturers, including BGF Industries, Inc., Clark Schwebel, Inc., Hexcel Corporation, and JPS Glass Fabrics, Inc. One supplier accounted for over 70% of total fabric supply for the prepreg business in the years ended December 31, 1997 and 1996. AMT believes it has a satisfactory relationship with that supplier, and that if that supplier were unable to supply AMT, it would be able to obtain fabric from other suppliers. However, there is no assurance that such other suppliers would offer fabric on terms as favorable as those currently available.

     AMT's polymers include epoxy, phenolic, polyester, and polyimide resins. Most resins have been developed internally and others, such as PMR-15, are licensed from other organizations. In many cases, there are multiple qualified sources of woven and raw fiber, packaging and other product constituents. AMT has several sole source suppliers, including suppliers of various resins, which AMT believes to be stable sources of supply or capable of replacement at limited additional cost.

     Although AMT believes that it has adequate supplies of important materials to supply existing products and customers, the possibility exists that the limited number of suppliers, including AMT's sole source suppliers, could experience a disruption in manufacturing or supply capability which would adversely affect

AMT's ability to supply products to its customers. Substitutes for certain materials might not be readily available and an inability to obtain essential materials, if prolonged, could materially adversely affect AMT's business.

  Research and Development

     AMT's research and development activities include: qualification support; the demonstration of product capabilities to new and existing customers; research and development of new resins, substrates and combinations thereof; process support for the production group; engineering of customers' parts; and the design of innovative golf shafts. In the years ended December 31, 1997 and 1996, research and development expenditures were $1,639,000 and $535,000, respectively (5.4% and 2.4% of net sales).

  Patents, Trademarks and Technology

     Most of AMT's prepreg resin systems are based on proprietary formulations and represent the cumulative effects of over 50 years of formulation technology and qualifications in this industry. AMT licenses the formulation for the PMR-15 resin from the National Aeronautics and Space Administration and licenses other technologies from other companies. Most manufacturing processes and design capabilities developed and currently held by AMT are also proprietary in nature. AMT intends to protect its proprietary technology through applications for patents when and where appropriate. AMT currently holds no patents, although five patent applications are pending.

     AMT's trademarks include AMT, CULVER CITY COMPOSITES, GRAFALLOY, GRAFALLOY LADY CLASSIC, LADY CLASSIC, SENIOR CLASSIC, CLASSIC LITE, ATTACKLITE, PRO M29 ATTACK, GRAFALLOY SOLITE and others. AMT holds licenses for the marks POWERCOIL, PROLITE, and NITROFLEX.

  Environmental Matters

     Environmental control regulations have not had a significant adverse effect on the overall operations of AMT and its subsidiaries. AMT believes that it is in compliance in all material respects with all applicable environmental laws and regulations.

     An environmental site assessment in October 1995 authorized by Montecatini U.S.A., Inc., a subsidiary of Montedison S.p.A. and the former owner of CCCC, determined that there had been a leak of acetone into the ground at AMT's Culver City, California manufacturing facility. Acetone is not on the federal hazardous substances list, nor is it on California's hazardous substances list. AMT removed the source of the leak and is currently monitoring the biodegradation of the acetone.

  Employees

     AMT and its subsidiaries had 169 full-time, permanent employees and 76 temporary production employees at December 31, 1997. Of these employees, 186 were in manufacturing, 15 were in sales and marketing, 18 were in research and development, and the remainder were in administrative functions. The Stove, Furnace, and Allied Appliance Workers Division, International Brotherhood of Boilermaker, Iron Ship Builders, Blacksmiths, Forgers and Helpers represents 47 of the employees of AMT and its subsidiaries under a contract that extends to April 30, 2000. AMT management believes its labor relations are generally good.

  Description of Property

     AMT leases the following properties: (i) a 40,000-square foot corporate headquarters, research and development and manufacturing facility in Los Angeles, California; (ii) a 37,000-square foot manufacturing facility, located nearby in Culver City, California, which houses the main manufacturing plant of CCCC; and (iii) a 21,000-square foot manufacturing and administrative facility in El Cajon, California.

     The leases are for terms of one to ten years, and contain varying option clauses ranging from three to ten years. The lease for Grafalloy's manufacturing and administrative facility expires in the fourth quarter of 1998.

SELECTED FINANCIAL DATA

     The following table presents selected historical consolidated financial data for AMT. The selected historical financial data are derived from the historical consolidated financial statements of AMT. The information set forth below should be read in conjunction with such historical financial statements and the notes thereto. The historical consolidated financial statements of AMT have been audited for each of the two years in the period ended December 31, 1997 and for the period from March 29, 1995 (inception) to December 31, 1995. The historical consolidated financial statements for the six months ended June 30, 1998 and for the six months ended June 30, 1997 are unaudited. However, in AMT's opinion, such statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of AMT's financial position and results of operations for such period. The results of operations for the six months ended June 30, 1998 may not be indicative of results of operations to be expected for a full year.

       THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                           -----------------------------    ------------------
                                            1997       1996      1995(1)     1998       1997
                                           -------    -------    -------    -------    -------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:(2)
Net sales................................  $30,386    $22,411    $   616    $23,171    $16,548
Income (loss) from operations(3).........   (5,616)     1,505       (259)     1,258        741
Income (loss) before income taxes........   (6,124)     1,202       (277)       910        826
Income tax expense (benefit).............     (230)       239         --         --        119
Income (loss) before extraordinary
  item...................................   (5,894)       963       (277)       910        707
Net income (loss)........................   (5,894)       934       (277)       910        707
Basic income (loss) per share:
  Income (loss) before extraordinary
     item................................  $ (1.35)   $  0.35    $  0.18    $  0.21    $  0.16
  Net income (loss)......................    (1.35)      0.34       0.18       0.21       0.16
Diluted income (loss) per share:
  Income (loss) before extraordinary
     item................................    (1.35)      0.33       0.18       0.19       0.16
  Net income (loss)......................    (1.35)      0.32       0.18       0.19       0.16
Weighted average number of shares:
  Basic..................................    4,352      2,729      1,517      4,400      4,338
  Diluted................................    4,352      2,956      1,517      4,730      4,506
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents................  $    92    $ 4,655    $   174    $   103    $     0
Working capital..........................   (1,096)     6,774     (2,449)       866      3,360
Total assets.............................   23,059     15,695      9,429     22,431     24,620
Long-term debt...........................    4,205        336      2,164      4,467      5,325
Total stockholders' equity (deficit).....    6,630     11,608        (65)     7,997     13,121

---------------
(1) Period from March 29, 1995 (inception) to December 31, 1995.

(2) AMT has not declared cash dividends in any of the periods presented.

(3) Includes unusual item expense of $3,845 in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     AMT was incorporated in March 1995 to acquire and manage businesses in the advanced materials and technologies industries. AMT acquired CCCC, a supplier of prepreg materials to the aerospace industry, on December 19, 1995, and Grafalloy, a manufacturer of graphite golf club shafts, on February 27, 1997. The results of operations of the acquired companies are included in AMT's financial statements from the respective dates of acquisition.

     AMT's operations, particularly those of Grafalloy, are subject to seasonal fluctuations. Sales are strongest in the first two quarters of the year and weakest in the fourth quarter.

  Results of Operations

     Six months ended June 30, 1998 compared to six months ended June 30, 1997

     Sales for the six months ended June 30, 1998 were $23,171,000, an increase of 40% over sales of $16,548,000 in the corresponding period of 1997. The pro forma sales growth, assuming Grafalloy had been acquired on January 1, 1997, was 27%. Unit sales increased at CCCC, while at Grafalloy most of the sales growth came from higher average selling prices.

     Gross profit for the first six months of 1998 was $6,745,000, or 29.1% of sales, compared to $4,994,000 (30.2% of sales) in the first six months of 1997. The lower gross margin percentage is the result of higher material costs -- 50% vs. 44% -- due to a change in product mix and higher raw material costs at CCCC. This was partly offset by lower manufacturing costs. These costs were 21% of sales in the first half of 1998 compared to 26% of sales in the first half of 1997, because of efficiencies from higher production volumes and changes in product mix.

     Research and development expenses rose to $1,010,000 in the six months ended June 30, 1998, an increase of 52% over R&D expenses of $666,000 in the corresponding prior year period. As noted above, AMT has expanded its activities to develop new products and to qualify its products with additional customers. The increase also reflects the inclusion of Grafalloy for six months in 1998 compared to four months in the 1997 period.

     Selling, general and administrative expenses were $4,477,000 for the first six months of 1998, an increase of $890,000, or 25% compared to expenses of $3,587,000 in the comparable period of 1997. The percentage increase was substantially less than the 40% increase in sales, reflecting a renewed emphasis on cost controls.

     Interest expense was $375,000 for the first six months of 1998 compared to $244,000 in the comparable 1997 period. AMT's borrowings increased in February 1997 with the acquisition of Grafalloy. Average interest rates were largely unchanged. AMT recorded royalties and interest income of $329,000 in the first half of 1997, representing an advance on royalties under a five-year license renewal to a foreign company and interest income on invested cash prior to the Grafalloy purchase.

     No income taxes were provided in the first half of 1998, while taxes were accrued at an effective rate of 14% in the first half of 1997, both rates reflecting the availability of net operating loss carryforwards.

     AMT had net income of $910,000 for the first six months of 1998, with diluted earnings per share of $0.19. In the comparable period of 1997, net income was $707,000, while diluted earnings per share were $0.16. Net income increased 29%, and diluted per share earnings rose 19%.

     Years ended December 31, 1997 and 1996

     AMT's net sales were $30,386,000 in 1997 compared to $22,411,000 in 1996, an increase of $7,975,000 or 36%. The addition of Grafalloy accounted for all of the increase. Sales at CCCC were adversely affected by reduced sales to a major customer because of a product model transition, lower than anticipated shipments to Boeing in the fourth quarter of the year because of delays in commercial aircraft production, and the loss of a contract from another customer. Boeing and GE remained the largest customers for CCCC, together accounting for approximately 27% of its sales compared to 31% in 1996.

     AMT's cost of sales was $22,146,000 in 1997, with gross profit (net sales less costs of materials and manufacturing) of $8,240,000 or 27.1% of sales. In 1996, cost of sales was $16,750,000, while gross profit was $5,661,000 or 25.3% of sales. The higher gross profit percentage in 1997 resulted from the addition of the higher margin golf shaft business, which has lower materials cost but higher sales and marketing expenses than the prepreg business. CCCC's gross profit was consistent at approximately 25% in each year, as lower materials cost in 1997 offset higher fixed manufacturing costs.

     Marketing, selling, and administrative expenses were $8,372,000 in 1997 compared to $3,621,000 in 1996, an increase of $4,751,000 or 131% as AMT added additional staff in sales, sales support, investor relations, and administration, and increased marketing efforts and customer contacts. At CCCC, staff levels were increased in the first half of 1997 in anticipation of higher sales. However, a significant slowdown in orders occurred in the September to December period following production delays at a major aerospace customer. This resulted in a cost structure that was not supported by AMT's revenue base. Reductions in staff and overhead were instituted early in the fourth quarter to achieve an annualized reduction of approximately $1,000,000.

     Research and development expenses were $1,639,000 in 1997, an increase of $1,104,000 or 206% over expenses of $535,000 in 1996. As a percentage of sales, R&D expenses increased to 5.4% from 2.4%, reflecting expanded activities for new product development (including PETI-5/X resin systems and Modlite Select) and increased efforts to qualify products for additional aerospace and commercial uses. Research and development activities are expected to continue to grow, but are expected to decline as a percentage of sales in future years.

     Unusual item expenses of $3,845,000 were recorded in 1997. During the second and third quarters of 1997 AMT engaged in extensive efforts, including financing activities, negotiations and due diligence, for the acquisition of a much larger company. AMT was not successful. Negotiations related to several smaller acquisitions were also terminated during the third quarter. As a result, expenses of approximately $760,000 related to AMT's acquisition activities were recognized in the third quarter. AMT also recorded charges of $1,085,000 in the third and fourth quarters related to its investment in Carbon Design, primarily consisting of a writedown of goodwill and a reserve for loss on sale following a decision to dispose of that business. Finally, goodwill related to the purchase of Grafalloy was reduced by $2,000,000 in the fourth quarter.

     Interest expense was $603,000 in 1997 compared to $434,000 in 1996, an increase of $169,000, as a result of borrowings incurred in the purchase of Grafalloy. Interest and other income decreased in 1997 because of lower cash balances in interest-earning accounts.

     An extraordinary loss of $29,000 was incurred in 1996 upon the early retirement of a loan made by an affiliate of AMT.

     As a result of the factors described above, AMT incurred a net loss of $5,894,000 in 1997 or $1.35 per share (diluted), after reporting net income of $934,000 or $0.32 per share (diluted) in 1996.

  Liquidity and Capital Resources

     Cash provided by operations in the first six months of 1998 was $580,000, compared to cash used in operations of $1,931,000 in the first half of 1997, reflecting higher earnings and improved working capital management. Working capital increased to $866,000 at June 30, 1998, compared to a deficit of $1,096,000 at December 31, 1997.

     For the year ended December 31, 1997, cash used in operations was $157,000. The impact of the net loss was largely offset by non-cash charges ($3,638,000), by reductions in inventories ($1,205,000), and by increases in accounts payable and accrued liabilities ($3,078,000). Capital expenditures increased to $1,382,000 in 1997 compared to only $365,000 in 1996. These expenditures included new liquid bulk storage tanks, modifications to resin mixing facilities, and additional testing equipment. In 1996, cash used in operations was $379,000, which included an increase in accounts receivable of $1,138,000.

     To pay for the acquisition of Grafalloy in February 1997, AMT used available cash plus borrowings of approximately $2,300,000 under its revolving line of credit. Subsequently, AMT renegotiated its bank credit facilities to reduce the interest rate (by 50 basis points) and to increase the total facility to $10,167,000, consisting of $7,467,000 revolving credit based upon inventory and receivables, a $1,000,000 five-year term loan, and a $1,700,000 standby term loan to finance capital expenditures. The credit agreements extend to January 1999 and April 2000, respectively. At June 30, 1998, a total of $3,944,000 was borrowed under AMT's revolving credit lines, and approximately $1,800,000 was available based on eligible collateral. Because of seasonal factors in its business, AMT expects to incur an operating loss for the second half of 1998. However, credit line availability is expected to be sufficient to meet cash operating requirements, including capital expenditures.

     At December 31, 1997, AMT had a net operating loss carryforward for federal income tax purposes of $3,900,000 available to offset taxable income of AMT through 2012. Additional carryforwards of approximately $32,165,000 are available as a result of the acquisition of CCCC in December 1995. The change-in-ownership provisions of Section 382 of the Internal Revenue Code limit the amount available to offset future taxable income to approximately $500,000 per year through 2010.

     AMT has reviewed its enterprise resource planning systems and determined that the systems are Year 2000 compliant. AMT is currently reviewing its non-information technology systems to determine whether any equipment or parts will require upgrade or replacement. AMT is developing a plan to contact all major suppliers and customers to confirm their Year 2000 compliance. The results of this survey, expected to be completed by the end of 1998, will be used to prepare contingency plans, if necessary. AMT has not yet determined an estimate of the total costs of its Year 2000 compliance efforts.

  New Accounting Standards

     Effective January 1, 1998, AMT adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual financial statement. It also requires that an entity classify items of other comprehensive earnings (e.g., foreign currency translation adjustments and unrealized gains and losses on certain marketable securities) by their nature in an annual financial statement. AMT's total comprehensive earnings for the three-month and six-month periods ended June 30, 1998 and 1997 were the same as reported net income for those periods.

     AMT has also adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information". This statement does not require interim period information in the year of adoption.

     Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", is effective for the year beginning January 1, 1998. The statement requires additional information about changes in the benefit obligation and fair value of plan assets. AMT will include such disclosures in its annual financial statements.

  Future Operating Results

     The matters discussed in this Proxy Statement/Prospectus other than historical material are forward-looking statements under the federal securities laws. AMT advises readers not to place undue reliance on such statements in light of the risks and uncertainties to which they are subject. Actual events or results may differ materially as a result of risks and uncertainties facing AMT, including:

     RISKS RELATED TO COMPETITION. AMT encounters significant competition in domestic markets from a number of well-established manufacturers in each of its product lines, and from foreign sources for some products. In most product markets AMT faces competition from other manufacturers that have larger market shares or other competitive advantages.

     RISKS RELATED TO THE PENDING ACQUISITION. The Merger is subject to various regulatory reviews and the approval of AMT's stockholders. A failure to complete the transaction would likely have a material adverse effect on the market price of AMT Common Stock.

     RISKS RELATED TO THE MERGER CONSIDERATION. The Merger Consideration as set forth in the Merger Agreement is determined by reference to the closing price of Cytec Common Stock of the twenty trading days immediately preceding the Closing Date as reported on the New York Stock Exchange Composite Transaction Tape (the "Average Cytec Price"). Therefore, in the event that Cytec Common Stock experiences a significant decline in the days after the twentieth trading day immediately preceding the Closing Date, then the effect of such decline will not be fully reflected in the Merger Consideration received by AMT stockholders.

     PRICING PRESSURES. The aerospace and defense industries have seen increased concentration in recent years as a result of a number of business combinations. These larger companies are in a position to negotiate favorable pricing terms from their suppliers, including AMT. AMT's ability to maintain its profit margins will depend on, among other things, the technical and functional features of its products and the development of new products.

     DEPENDENCE ON MAJOR CUSTOMERS. Approximately 29% of AMT's sales in 1997 were made to three customers. The loss of a significant amount of business from any of these customers would have a material adverse effect on the sales and operating results of AMT.

     CYCLICAL NATURE OF THE AEROSPACE INDUSTRY. The aerospace industry, including transportation and communications, accounted for approximately 60% of AMT's sales in 1997. This industry historically has been subject to cyclical downturns. For example, after increasing each year from 1985 to 1991, annual revenues in the aerospace industry dropped significantly in 1992 and remained depressed through late 1995.

     RAW MATERIAL COSTS. In the past few years, prices paid by AMT for certain raw materials, such as fabric and resins, have fluctuated. When prices have increased, AMT has not always been able to pass along the full effect of such increases to its customers in order to maintain or enhance its market position.

     NEW PRODUCTS. AMT's ability to enhance existing products and introduce new products on a timely and cost-effective basis that meet evolving customer requirements will be important to its future operating results. Delays in introduction or a disappointing market acceptance could have an adverse effect on AMT's business.

     GOVERNMENT REGULATION. AMT must comply with a number of federal and state environmental regulations. Although these regulations have not had a significant adverse effect on the overall operations of AMT, the costs of compliance could increase in future years.

     INTERNATIONAL OPERATIONS. A small but increasing portion of AMT's sales in recent years has been derived from its international operations. AMT's operating results could be significantly affected by such factors as foreign exchange fluctuations, difficulties in staffing and managing foreign operations, and other risks associated with international activities.

                              RECENT DEVELOPMENTS

     On July 9, 1998, J.R. Huber left his employment as President and Chief Operating Officer of CCCC.

     On July 30, 1998, AMT announced that it had signed a letter of intent with Cornerstone Equity Investors, LLC for the sale of Grafalloy Corporation. The purchase price is approximately $7.5 million. The sale of Grafalloy Corporation is scheduled to occur after the Effective Time of the Merger but is not, under the letter of intent, conditioned on the consummation of the Merger. AMT anticipates that it will incur a loss of approximately $1.5 million in connection with this sale. The sale of Grafalloy Corporation is subject to the execution of a definitive agreement. No assurance can be given that this transaction will be consummated, or that it will be consummated on the terms set forth in the letter of intent.

                                   THE MERGER

BACKGROUND OF THE MERGER

     1997 PROPOSED TRANSACTION. Discussions between Cytec and AMT regarding a possible business combination began in mid-1997 and on June 15, 1997, a confidentiality agreement was executed and AMT began to provide certain information with respect to AMT to Cytec.

     During the period from June 18, 1997 through October 7, 1997, representatives of Cytec met with representatives of AMT on numerous occasions to discuss certain financial and other operating information of AMT, to conduct other due diligence, and to engage in negotiations regarding the financial terms of an acquisition of AMT by Cytec and the terms of a merger agreement.

     At a meeting on October 7, 1997, Cytec advised AMT that it was not interested in continuing to pursue an acquisition of AMT because of the parties' inability to agree on a valuation for AMT, and the parties terminated their negotiations and had no further discussion on the same.

     The October 7, 1997 meeting was the final discussion between Cytec and AMT with regard to their 1997 proposed acquisition negotiations.

     1998 TRANSACTION. On April 30, 1998, a representative of Cytec met with a representative of AMT to discuss certain litigation between the two companies. During that meeting, the representatives explored the possibility of Cytec acquiring AMT. The representative of AMT indicated that AMT would entertain a reasonable offer.

     On May 28, 1998, a representative of Cytec called a representative of AMT and offered to acquire AMT on an expedited basis. On June 10, 1998, representatives of Cytec and AMT and their respective counsel met to discuss the possible terms of a merger agreement. During the period from June 10, 1998, until July 8, 1998, representatives of Cytec and AMT and their respective counsel engaged in negotiations regarding the financial terms of an acquisition of AMT and the terms of a merger agreement. AMT retained Wm Sword & Co. to act as financial advisor to AMT in connection with its further consideration of an acquisition.

     On June 24, 1998, a special meeting of the AMT Board was held, at which AMT management reported on the status of discussions with Cytec and presentations were made by AMT's outside counsel as to applicable legal issues and by Wm Sword & Co. regarding the valuation process. At this meeting Wm Sword & Co. advised the AMT Board that, assuming no material developments in the circumstances surrounding the Merger, it would furnish to the AMT Board a written opinion, dated as of the date of the Merger Agreement. At this meeting, AMT management also made a presentation concerning alternatives to a transaction with Cytec.

     On July 8, 1998, the AMT Board held a meeting to consider the terms of the Merger Agreement. Following a report by management, presentations by AMT's outside counsel and by Wm Sword & Co., and delivery of an oral fairness opinion by Wm Sword & Co., which was later confirmed in writing, and a review of the terms of the Merger by the AMT Board, the AMT Board unanimously approved the terms of and authorized AMT management to execute the Merger Agreement and approved the transactions contemplated thereby.

RECOMMENDATION OF THE AMT BOARD AND REASONS FOR THE MERGER

     At the July 8, 1998 meeting, the AMT Board determined that the terms of the Merger are fair to and in the best interests of AMT and its stockholders, unanimously approved the Merger Agreement and authorized and directed the appropriate officers of AMT to execute the Merger Agreement on behalf of AMT.

     THE AMT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF AMT AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS OF AMT VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     In the course of its deliberations with respect to the Merger, the AMT Board reviewed with AMT management and considered a number of factors relevant to the Merger and to the Board's commitment to maximizing the value of the shares of AMT Common Stock held by AMT stockholders, including the following:
(i) historical information concerning Cytec's and AMT's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC; (ii) AMT management's view as to the financial condition, results of operations and businesses of Cytec and AMT before and after giving effect to the Merger based on management due diligence and publicly available financial information; (iii) current financial market conditions and historical market prices, volatility and trading information with respect to Cytec Common Stock and AMT Common Stock; (iv) the consideration to be received by AMT stockholders in the Merger and the relationship between the market value of the Cytec Common Stock to be issued in exchange for each share of AMT Common Stock and comparison of comparable merger transactions; (v) the impact of the Merger on AMT's operations and employees; and (vi) reports from management as to the results of their due diligence investigation of Cytec. The AMT Board also considered its ability under the Merger Agreement to terminate the Merger Agreement and accept a Superior Proposal if it determines that it must do so in order to discharge its fiduciary obligations, as well as the possible effects of the provisions regarding the Parent Termination Fee and Expenses. The AMT Board considered the oral opinion of Wm Sword & Co. delivered at the July 8, 1998 meeting of the AMT Board of Directors, subsequently confirmed in writing, which concluded that the Merger Consideration, as defined in Wm Sword & Co.'s written opinion, was fair to AMT stockholders from a financial point of view on such date. A copy of the Wm Sword & Co., opinion is included as Annex 3, and stockholders are urged to review this opinion carefully. See "-- Opinion of Financial Advisor."

     The AMT Board also identified and considered a number of risks and potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the potential benefits sought in the Merger might not be fully realized; (ii) the possibility that the Merger would not be consummated and the effect of the public announcement of the Merger on (a) AMT's sales and operating results, (b) AMT's ability to attract and retain key management, marketing and technical personnel and (c) progress of certain development projects; (iii) the possibility that, due to the formula used for determining the value of Cytec Common Stock, the market value of the Merger Consideration could be less than $6.00 on the Closing Date and could be significantly less if the price of Cytec Common Stock were to decline materially during the 20 trading days prior to the Closing Date; (iv) the possibility that, as a practical matter, the Stockholders Agreements entered into by the Selling Stockholders could affect the ability of AMT to enter into a more attractive transaction; and (v) the possibility that, under the Merger Agreement, AMT could become obligated to pay to Cytec the Parent Termination Fee of $2,000,000 upon the termination of the Merger Agreement before the Effective Time under certain circumstances. The AMT Board believed that these risks were outweighed by the potential benefits of the Merger.

     From July 8, 1998 to September 3, 1998, the closing price per share of Cytec Common Stock has declined from $43 11/16 to $25 5/16 per share and the consensus earnings estimate for 1999 for Cytec as reported by First Call Corporation has declined by approximately 10%. Over the same period of time, the closing value of the S&P Chemicals Index declined from 539.38 to 409.34.

OPINION OF FINANCIAL ADVISOR

     In a June 24, 1998 meeting, Wm Sword & Co. advised the AMT Board that, assuming no material developments in the circumstances surrounding the Merger, it would furnish to the AMT Board a written opinion, dated as of the date of the Merger Agreement. Wm Sword & Co. subsequently rendered its oral opinion on July 8, 1998, the date of the Merger Agreement (which opinion was subsequently confirmed by delivery of a written opinion dated July 8, 1998) (the "Wm Sword & Co. Opinion"), that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be received by the stockholders of AMT (other than Cytec or any of its wholly owned subsidiaries) pursuant to the Merger Agreement with Cytec is fair from a financial point of view.

     THE FULL TEXT OF THE WM SWORD & CO. OPINION TO THE AMT BOARD DATED AS OF JULY 8, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. AMT STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE WM SWORD & CO. OPINION
WAS FURNISHED TO THE AMT BOARD FOR THE PURPOSES OF ADDRESSING ONLY THE FAIRNESS OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF AMT PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW, DOES NOT EXPRESS ANY OPINION AS TO THE PRICE AT WHICH CYTEC SHARES MAY TRADE AT CLOSING AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF AMT AS TO HOW SUCH STOCKHOLDERS SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE WM SWORD & CO. OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS ANNEX 3 TO THIS PROXY STATEMENT/PROSPECTUS.

     In connection with rendering its opinion, Wm Sword & Co., among other things, reviewed the draft of the Merger Agreement dated July 2, 1998; Annual Reports to Stockholders and Annual Reports on Form 10-K of AMT and Cytec; certain other communications from AMT and Cytec to their respective stockholders; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for AMT and Cytec; and certain internal financial analyses and forecasts for AMT prepared by AMT's management. Wm Sword & Co. also held discussions with members of the senior managements of AMT and Cytec regarding the strategic rationale for, and potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. Wm Sword & Co. also analyzed financial and other information relating to the prospects for AMT provided by AMT's management. Wm Sword & Co. did not have access to and did not analyze non-public financial and other information relating to the prospects of Cytec, including projections. Cytec management advised Wm Sword & Co. that consensus earnings estimates for 1998 and 1999 as reported by First Call Corporation as of July 5, 1998 were not unreasonable. In addition, Wm Sword & Co. reviewed the reported price and trading activity for the shares of AMT's common stock and Cytec's common stock, compared certain financial and stock market information for AMT and Cytec with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the advanced composites industry specifically and in other industries generally and performed such other studies and analyses as Wm Sword & Co. considered appropriate.

     Wm Sword & Co. relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. With respect to the financial forecasts and the assumptions and bases therefore provided by the management of AMT, Wm Sword & Co. assumed, with AMT's consent, that such financial forecasts were reasonably prepared on a basis reflecting the best currently available judgment and estimates of AMT's management as to the future financial and other performance of AMT. Wm Sword & Co. also assumed, with AMT's consent, that the consensus earnings estimates as reported by First Call Corporation as of July 5, 1998 for Cytec, which Cytec's management indicated were not unreasonable, reflected the best currently available judgment and estimate as to the future financial and other performance of Cytec. Wm Sword & Co. also assumed, at AMT's instruction, that obtaining any necessary regulatory or third-party approvals for the Merger will not have an adverse impact on AMT and the stockholders of AMT or Cytec, as applicable. Wm Sword & Co. has not made an independent valuation or appraisal of the assets and liabilities of AMT or Cytec or any of their respective subsidiaries or divisions and Wm Sword & Co. was not furnished with any such evaluation or appraisal. Wm Sword & Co. also assumed, with AMT's consent, that the transaction contemplated by the Merger Agreement will be treated as tax-free to both AMT and stockholders of AMT (other than with respect to any cash received in lieu of fractional Cytec shares). Wm Sword & Co. did not express any opinion as to the prices at which Cytec shares may trade at closing and Wm Sword & Co. did not express any recommendation as to how the holders of AMT common shares should vote at the Special Meeting to be held in connection with the Merger.

     The Wm Sword & Co. Opinion was necessarily based on economic, market, financial and other conditions as they existed on July 8, 1998, the date of the Wm Sword & Co. Opinion, and on the information made available to Wm Sword & Co. as of such date. Although subsequent developments may affect its opinion, Wm Sword & Co. does not have any obligation to update, revise or reaffirm the Wm Sword & Co.

opinion. The following is a brief summary of material factors considered and principal financial analyses performed by Wm Sword & Co. and reviewed with the AMT Board during the June 24, 1998 meeting and the July 8, 1998 meeting in connection with the rendering by Wm Sword & Co. of its opinion.

     SUMMARIES OF VALUATION ANALYSES: In connection with its opinion and the presentation of its opinions to the AMT Board, Wm Sword & Co. performed certain valuation analyses, including (i) a comparison of Cytec with comparable publicly traded companies; (ii) a comparison of AMT with comparable publicly traded companies; (iii) an analysis of certain comparable transactions; and (iv) a premium analysis. Such analyses are summarized below.

     COMPARISON OF CYTEC WITH CERTAIN COMPARABLE PUBLICLY TRADED COMPANIES: Wm Sword & Co. reviewed and compared certain financial information relating to Cytec to corresponding financial information, ratios and public market multiples for ten publicly traded companies in the specialty chemicals industry. These selected ten companies include BetzDearborn, Inc., Ciba Specialty Chemicals Corp., Clariant Ltd., Engelhard Corp., W.R. Grace & Co., Great Lakes Chemical Corp., Hercules Inc., Morton International, Inc., Rohm and Haas Company and Witco Corp. (the "Certain Cytec Comparable Companies"). Wm Sword & Co. selected these companies because they are publicly traded companies which Wm Sword & Co. deemed most comparable to Cytec's operations and financial condition. Although Wm Sword & Co. compared the trading multiples of the Certain Cytec Comparable Companies at the date of Wm Sword & Co.'s opinion to the trading multiples of Cytec, none of the selected companies is identical to Cytec. Historical financial information used in connection with the ratios provided below with respect to the comparison of Cytec with the Certain Cytec Comparable Companies is as of the most recent financial statements publicly available for each such company and all market price information used in calculating the ratios provided below is as of July 7, 1998.

     Among the market trading information considered in the Wm Sword & Co. analysis was the price to earnings ratio ("P/E Ratio") for the latest twelve-month period and as projected for 1998 and 1999. EPS estimates for 1998 and 1999 were obtained from First Call Corporation. Wm Sword & Co. also reviewed certain market trading statistics in terms of "Unlevered Market Capitalization," defined as the market equity value plus book value of total debt and book value of preferred stock less cash and equivalents as a multiple of revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and operating income ("EBIT"). Wm Sword & Co.'s analysis indicated (i) various P/E Ratios for the latest twelve-month period for the Certain Cytec Comparable Companies, with a median multiple of 16.4x, as compared to a multiple of 17.2x for Cytec; (ii) various P/E Ratios for 1998 for the Certain Cytec Comparable Companies, with a median multiple of 16.1x, as compared to a multiple of 14.9x for Cytec; (iii) various P/E Ratios for 1999 for the Certain Cytec Comparable Companies, with a median multiple of 14.2x, as compared to a multiple of 12.2x for Cytec; (iv) various multiples of Unlevered Market Capitalization to revenue for the Certain Cytec Comparable Companies for the latest twelve-month period, with a median multiple of 1.7x, as compared to a multiple of 1.8x for Cytec; (v) various multiples of Unlevered Market Capitalization to EBITDA for the latest twelve-month period for the Certain Cytec Comparable Companies, with a median multiple of 9.4x, as compared to a multiple of 9.5x for Cytec; and (vi) various multiples of Unlevered Market Capitalization for the latest twelve-month period to EBIT for the Certain Cytec Comparable Companies, with a median multiple of 12.3x, as compared with a multiple of 13.9x for Cytec.

     No company utilized in the comparison of Cytec with the Certain Cytec Comparable Companies is identical to Cytec. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Cytec and other factors that could affect the public trading value of the companies to which it is being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable transaction data.

     COMPARISON OF AMT WITH CERTAIN COMPARABLE PUBLICLY TRADED COMPANIES: Wm Sword & Co. reviewed and compared certain financial information relating to AMT to corresponding financial information, ratios and public market multiples for ten publicly traded companies in the advanced composites industry. These selected companies include Advanced Technical Products, Inc., Aldila, Inc., Brunswick Technologies,

Inc., Cade Industries, Inc., Cytec, Hexcel Corp., Park Electrochemical Corp., Rogers Corp., Simula, Inc. and Zoltek Companies, Inc. (the "Certain AMT Comparable Companies"). Wm Sword & Co. selected these companies because they are publicly traded companies which Wm Sword & Co. deemed most comparable to AMT's operations and financial condition. Although Wm Sword & Co. compared the trading multiples of the selected companies at the date of Wm Sword & Co.'s opinion to the implied purchase multiples of AMT, none of the selected companies is identical to AMT. Historical financial information used in connection with the ratios provided below with respect to the comparison of AMT, as implied by the terms of the Merger Agreement, with the Certain AMT Comparable Companies is as of the most recent financial statements publicly available for each such company and all market price information used in calculating the ratios provided below is as of July 7, 1998.

     Among the market trading information considered in Wm Sword & Co.'s analysis was the P/E Ratio for the latest twelve month period and as projected for 1998 and 1999. EPS estimates for 1998 and 1999 were obtained from First Call Corporation. Wm Sword & Co. also reviewed certain market trading statistics in terms of Unlevered Market Capitalization. Wm Sword & Co.'s analysis indicated
(i) various P/E Ratios for the latest twelve month period for the Certain AMT Comparable Companies, with a median multiple of 17.2x, as compared to a non-meaningful multiple for AMT which reported a loss for the latest twelve month period; (ii) various P/E Ratios for 1998 for the Certain AMT Comparable Companies, with a median multiple of 21.2x, as compared to an implied multiple of 35.3x for AMT; (iii) various P/E Ratios for 1999 for the Certain AMT Comparable Companies, with a median multiple of 14.9x, as compared to an implied multiple of 15.0x for AMT; (iv) various multiples of Unlevered Market Capitalization to revenue for the Certain AMT Comparable Companies for the latest twelve-month period, with a median multiple of 1.6x, as compared to an implied multiple of 1.1x for AMT; (v) various multiples of Unlevered Market Capitalization to EBITDA for the Certain AMT Comparable Companies for the latest twelve-month period, with a median multiple of 9.4x, as compared to a non-meaningful multiple for AMT which reported a negative EBITDA for the latest twelve-month period; and (vi) various multiples of Unlevered Market Capitalization to EBIT for the Certain AMT Comparable Companies for the latest twelve-month period, with a median multiple of 12.8x, as compared with a non-meaningful multiple for AMT which reported a negative EBIT for the latest twelve month period.

     No company utilized in the comparison of AMT with the Certain AMT Comparable Companies as a comparison is identical to AMT. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of AMT and other factors that could affect the public trading value of the companies to which it is being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable transaction data.

     ANALYSIS OF CERTAIN COMPARABLE TRANSACTIONS. Wm Sword & Co. performed an analysis of selected recent merger or acquisition transactions in the advanced composites industry. The selected transactions were chosen based on Wm Sword & Co.'s judgment that they were generally comparable, in whole or in part, to the proposed transaction. In total Wm Sword & Co. examined nine transactions that were completed between April 1995 and July 1998 involving certain advanced composites companies. The transactions included TPG Holdings, Inc. and Brunswick Technical Group; AMT and Structural Polymer Systems, Inc., a subsidiary of Montedison S.p.A.; Hexcel Corporation and Ciba Composites Division of Ciba-Geigy Limited; Vestar Equity Partners LP and Clark-Schwebel Inc.; Hexcel Corporation and Composite Products Division of Hercules Inc.; Brunswick Technologies Inc. and Advanced Textiles, Inc., a subsidiary of Burlington Industries, Inc.; AMT and Grafalloy L.P.; Cytec and Fiberite Holdings, Inc. (exclusive of Space Satellite business); and Brunswick Technologies Inc. and Tech Textiles International Limited, a division of T&N plc (the "Certain Comparable Transactions"). The Certain Comparable Transactions were not intended to be representative of the entire range of possible transactions in the advanced composites industry. Although Wm Sword & Co. compared the transaction multiples of these companies to the implied purchase multiples of AMT, none of the selected companies is identical to AMT.

     Wm Sword & Co. reviewed the consideration paid in such transactions in terms of the "Transaction Value" of such transactions as a multiple of revenue, EBITDA and EBIT for the latest twelve-month period prior to the announcement of such transactions. Wm Sword & Co. compared the multiples of revenue,

EBITDA and EBIT for the latest twelve-month period implied by the terms of the Merger Consideration with the median of the corresponding multiples of the Certain Comparable Transactions.

     Such analysis of the Certain Comparable Transactions resulted in a median multiple of 0.9x for Transaction Value to revenue for the latest twelve-month period, 6.9x for Transaction Value to EBITDA for the latest twelve-month period and 8.4x for Transaction Value to EBIT for the latest twelve-month period. In contrast, the implied purchase multiple for AMT was 1.1x for Transaction Value to revenues for the latest twelve-month period, while the Transaction Value multiple to EBITDA for the latest twelve-month period and EBIT for the latest twelve-month period were not meaningful as AMT reported negative EBITDA and EBIT for the latest twelve-month period.

     No transaction utilized in the analysis of Certain Comparable Transactions is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of AMT and other factors that could affect the acquisition value of the companies to which they are being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable transaction data.

     PREMIUM ANALYSIS. In addition to evaluating multiples paid in transactions in the advanced composites industry, Wm Sword & Co. considered average premiums paid over each company's stock price prior to the announcement of the transaction for all publicly held companies with a minimum transaction value of $5 million for the latest twelve-month period ended March 1998 as provided by Securities Data Corporation (the "Premium Analysis"). The average premium paid in those transactions was 37%, 32% and 25%, respectively over each company's stock price one month, one week and one day prior to each respective announcement. In contrast, the premium paid over the price of AMT shares on June 8, 1998, June 30, 1998 and July 7, 1998, or one month, one week and one day respectively prior to the date of Wm Sword & Co.'s opinion was 113%, 88% and 109%, respectively. Wm Sword & Co. also evaluated the premium associated with the Merger Consideration paid over the July 5, 1996 initial public offering price of $5.50 which equals 9%.

     No transaction utilized in the Premium Analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of AMT and other factors that could affect the public trading value of the companies to which it is being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable transaction data.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Wm Sword & Co. Opinion. In arriving at its fairness determination, Wm Sword & Co. considered the results of all such analyses, together with the underlying strategic rationale, taken as a whole. Furthermore, in arriving at its fairness opinion, Wm Sword & Co. did not attribute any particular weight to any analysis or factor considered by it. No company used in the above analyses as a comparison is identical to AMT or Cytec. The analyses were prepared solely for purposes of Wm Sword & Co. in providing its opinion to the AMT Board as to the fairness of the Merger Consideration, taken as a whole, to be received by the holders of AMT Common Stock in the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or valued in the marketplace. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of AMT, Cytec, Wm Sword & Co. or any other person assumes responsibility if future results are materially different from those discussed.

     As described above, Wm Sword & Co.'s presentation to the AMT Board was one of many factors taken into consideration by AMT in making its determination to approve the Merger Agreement and the Merger. Although Wm Sword & Co. evaluated the fairness of the Merger Consideration, taken as a whole, to be received by the holders of AMT Common Stock in the Merger, the specific consideration was determined by

AMT and Cytec through arm's-length negotiation. The foregoing summary does not purport to be a complete description of the analyses performed by Wm Sword & Co. and is qualified by reference to the written opinion of Wm Sword & Co. set forth in Annex C to this Proxy Statement/Prospectus.

     Wm Sword & Co. is an investment banking firm established in 1976 primarily engaged in acquisitions, divestitures, equity and debt private placements and financial advisory services. As part of its investment banking services, Wm Sword & Co. is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, divestitures and private equity placements and valuations for corporate, estate and other purposes. Wm Sword & Co. is acting as financial advisor to the Board of Directors of AMT in connection with the Merger and has received a fee from AMT for its services. Wm Sword & Co. is familiar with AMT having provided investment banking services to AMT from time to time, including acting as financial advisor regarding financings and acquisitions and has received fees for rendering those services including shares of AMT. As of July 8, 1998, Wm Sword & Co. owned 47,985 shares of AMT.

     Pursuant to a letter agreement dated July 6, 1998 (the "Engagement Letter"), AMT engaged Wm Sword & Co. to act as its financial advisor and to render a formal written opinion for the Board of Directors of AMT in connection with the possible merger with Cytec. AMT has paid Wm Sword & Co. a fee of $125,000 for acting as financial advisor and providing its opinion and reimbursed Wm Sword & Co. for its reasonable expenses, including travel costs, document production and other similar expenses of this type and also including the fees of outside counsel and other professional advisors engaged with AMT's consent. AMT has also agreed to indemnify Wm Sword & Co. and certain related persons against certain liabilities, including certain liabilities under federal securities laws.

EFFECTIVE TIME

     The Merger will become effective at such time as a Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is specified in such certificate. The Merger Agreement provides that AMT will execute the Certificate of Merger and cause it to be filed and recorded in accordance with the DGCL. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger".

MERGER CONSIDERATION

     At the Effective Time, each share of AMT Common Stock issued and outstanding immediately prior to the Effective Time, except for treasury stock and stock held by Cytec and Merger Sub, will be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Cytec Common Stock equal to the Conversion Number (the "Merger Consideration"). As of the Effective Time, all shares of AMT Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of AMT Common Stock shall cease to have any rights with respect thereto, except the right to receive the Conversion Number of fully paid and nonassessable shares of Cytec and any cash in lieu of fractional shares of Cytec Common Stock to be issued or paid in consideration therefor upon surrender of such certificate, without interest. In connection with signing the Merger Agreement, Cytec has paid AMT the Initial Payment of $500,000, which AMT shall refund to Cytec in certain circumstances.

EXCHANGE AGENT; EXCHANGE PROCEDURES; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; NO FURTHER OWNERSHIP RIGHTS IN AMT COMMON STOCK; NO FRACTIONAL SHARES; ADJUSTMENTS

     EXCHANGE AGENT. The Merger Agreement requires Cytec to select a bank or trust company (the "Exchange Agent") to conduct the exchange of AMT Common Stock for Cytec Common Stock contemplated by the Merger Agreement.

     EXCHANGE PROCEDURES. After the Effective Time, the Exchange Agent shall effect the exchange for the Merger Consideration of certificates which, at the Effective Time, represent shares of AMT Common Stock. Upon the issuance and delivery by the Exchange Agent of the Merger Consideration in exchange therefor, the certificates which prior to the Effective Time represent outstanding shares of AMT Common Stock shall forthwith be canceled. Subsequent to the Effective Time, unless and until such an outstanding certificate is so surrendered, no dividends or distributions of any kind payable to the holders of record of shares of Cytec Common Stock after the Effective Time shall be paid by Cytec to the holder of such an outstanding certificate representing shares of AMT Common Stock nor shall such holder have a right to receive such dividends and distributions or be entitled to vote on any matter. Upon the surrender and exchange of such an outstanding certificate, the holder shall be paid, without interest thereon, the amount of any dividends or distributions with a record date after the Effective Time which theretofore became payable with respect to the shares of Cytec Common Stock evidenced by such certificate. If any certificates representing shares of Cytec Common Stock are to be issued in a name other than that in which the certificate representing shares of AMT Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed (including signature guarantees) or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Except as provided in the preceding sentence, the Exchange Agent shall exchange certificates representing shares of AMT Common Stock for certificates representing shares of Cytec Common Stock without charge. Notwithstanding the foregoing, neither the Exchange Agent nor any other party hereto shall be liable to a holder of shares of AMT Common Stock for any shares of Cytec Common Stock or dividends or distributions made with respect thereto delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     AMT STOCKHOLDERS SHOULD NOT FORWARD AMT STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. AMT STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     NO FRACTIONAL SHARES. No fractional shares of Cytec Common Stock shall be issued upon the surrender for exchange of certificates. Each stockholder who otherwise would be entitled to a fractional share interest in a share of Cytec Common Stock shall be entitled to receive an amount in cash (without interest) determined by multiplying the fractional share interest to which such holder otherwise would be entitled by the Average Closing Price. Unless and until certificates theretofore representing shares of AMT Common Stock shall have been surrendered, the holders of any such certificate representing a fraction of a share of Cytec Common Stock shall not be entitled to receive the cash payment described above.

     ADJUSTMENTS. If, between the date of the Merger Agreement and the Effective Time, the outstanding shares of Cytec Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a non-cash dividend or other distribution thereon, or a cash dividend shall be declared with a record date within said period (each of the foregoing events being a "Recapitalization"), then the Conversion Number shall be correspondingly adjusted, and if the Recapitalization involves the issuance, with respect to Cytec Common Stock, of any other security or property (whether issued by Cytec or any related entity), each stockholder of AMT shall receive in the Merger, in addition to the Merger Consideration to which he is entitled, additional shares of Cytec Common Stock having an aggregate value equal to the value of the pro rata share of the security, other property or cash distributed as a result of the Recapitalization that such holder would have received if he had been the record holder, as of the record date for such distribution, of Cytec Common Stock into which his AMT Common Stock will be converted in the Merger.

     NO FURTHER OWNERSHIP RIGHTS IN AMT COMMON STOCK. All shares of Cytec Common Stock issued upon the surrender for exchange of certificates representing outstanding shares of AMT Common Stock and any cash paid shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of AMT Common Stock theretofore represented by such certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of AMT Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of AMT Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged.

     TERMINATION OF EXCHANGE AGENT. Any shares of Cytec Common Stock and cash in lieu of fractional shares of AMT Common Stock which remains undistributed by the Exchange Agent to the holders of the certificates for shares of AMT Common Stock for six months after the Effective Time shall be delivered to Cytec by the Exchange Agent, upon demand, and any holders of such certificates who have not theretofore exchanged such certificates shall thereafter look only to Cytec for issuance or payment thereto of their claims for shares of Cytec Common Stock, any cash in lieu of fractional shares of Cytec Common Stock and any dividends or distributions with respect to shares of Cytec Common Stock.

STOCK EXCHANGE LISTING

     It is a condition to each party's obligation to effect the Merger that the shares of Cytec Common Stock issuable to stockholders of AMT pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the anticipated material United States federal income tax consequences of the Merger that are generally applicable to Cytec, AMT, Merger Sub and the stockholders of AMT under the Code. This discussion does not deal with all federal income tax considerations that may be relevant to particular stockholders of AMT in light of their particular circumstances, such as stockholders owning, directly or indirectly, five percent or more of either the total voting power or the total value of Cytec Common Stock following the Merger; stockholders who are dealers in securities; stockholders who are subject to the alternative minimum tax provisions of the Code; stockholders who are foreign persons; stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions and stockholders who otherwise hold convertible securities, warrants or options. In addition, the following discussion does not address the tax consequences of transactions effectuated before or after the Merger (whether or not such transactions are or were undertaken in connection with the Merger), including transactions in which shares of AMT Common Stock were or are acquired or transactions in which shares of Cytec Common Stock are disposed of. Furthermore, no foreign, state or local tax considerations are addressed in this discussion.

     STOCKHOLDERS OF AMT ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSIDERATIONS OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The following discussion is based on the Code, applicable United States Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this Proxy Statement. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth in this discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to AMT, Cytec and the stockholders of AMT. At the Closing, as a condition to the obligations of AMT to consummate the Merger, AMT will receive an opinion from its legal counsel, Foley, Hoag & Eliot LLP to the effect that for Federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, the following will be the Federal income tax consequences of the Merger:

          (i) no gain or loss will be recognized by the stockholders of AMT upon receipt of Cytec Common Stock in exchange for their AMT Common Stock, except that a holder of AMT Common Stock who receives cash in lieu of a fractional share of Cytec Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such stockholder's fractional share of Cytec Common Stock. Such gain or loss will constitute long-term capital gain or loss if, at the

     Effective Time, such stockholder's AMT Common Stock is held as a capital asset and has been held for more than one year;

          (ii) the tax basis of Cytec Common Stock received by the stockholders of AMT will be the same as the tax basis of such stockholders' AMT Common Stock exchanged therefor reduced by any amount allocable to a fractional share interest for which cash is received;

          (iii) the holding period of Cytec Common Stock in the hands of the AMT stockholders will include the holding period of such stockholders' AMT Common Stock exchanged therefor, provided that such Stock is held as a capital asset at the Effective Time; and

          (iv) no gain or loss will be recognized by Cytec, Merger Sub or AMT as a result of the Merger.

     The parties have not requested and will not request a ruling from the IRS in connection with the Merger. The opinion of legal counsel referred to in this discussion neither binds the IRS nor precludes the IRS from adopting a contrary position. The opinion is subject to certain assumptions and qualifications and the accuracy of certain representations made by AMT, Cytec, Merger Sub and the stockholders of AMT, including representations in certificates to be delivered to counsel by the respective managements of AMT, Cytec and Merger Sub and by stockholders of AMT.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting, in accordance with GAAP. After the Merger, the balance sheets, and results of operations of AMT will be included in the consolidated financial statements of Cytec. On the date that the Merger becomes effective, the cost of the AMT acquisition to Cytec, as determined by (i) the number of the shares of Cytec Common Stock issued as Merger Consideration, valued based on the market price of such shares during the period from a few days before to a few days after the Closing Date plus any cash issued in lieu of fractional shares, (ii) Cytec's basis in shares of AMT it owns on the Closing Date, (iii) the fair value of options issued by Cytec in exchange for outstanding options of AMT, and (iv) the costs incurred by Cytec related to the Merger, will be allocated to the net assets of AMT based upon their respective estimated fair market values and any unallocated costs will be attributed to goodwill.

EFFECT ON EMPLOYEE BENEFIT AND STOCK PLANS

     BENEFIT MATTERS. During the period from the Effective Time of the Merger until the first anniversary of the Effective Time of the Merger, Cytec shall, or shall cause the Surviving Corporation to, maintain employee benefit plans (as defined in Section 3(3) of ERISA) for the benefit of employees of AMT or its subsidiaries, which are no less favorable in the aggregate to those benefits provided under the Plans in effect on the date of the Merger Agreement. Cytec shall, or shall cause the Surviving Corporation to, (i) treat employment by AMT as employment by Cytec or any of its subsidiaries, if applicable, for the purpose of determining limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of AMT under any Cytec welfare plan that such employees may be eligible to participate in after the Effective Time of the Merger and (ii) provide each employee of AMT with credit for any co-payments and deductibles paid in the year in which the Merger occurs prior to the Effective Time of the Merger in satisfying any applicable deductible or out-of-pocket requirements under any Cytec welfare plans that such employees are eligible to participate in after the Effective Time of the Merger.

     AMT STOCK OPTIONS AND WARRANTS. The AMT Board (or, if appropriate, any committee administering AMT Stock Plans, as defined below) has agreed to adopt such resolutions and take such other actions as may be required to effect the following: (i) adjust the terms of all outstanding options and warrants to purchase AMT Common Stock (the "AMT Options") granted under any plan, agreement or other arrangement providing for the grant of options or warrants to purchase AMT Common Stock ("the AMT Stock Plans"), whether vested or unvested, as necessary to provide that, at the Effective Time, each AMT Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such AMT Option, the number of shares of Cytec Common Stock (rounded down to the nearest whole share) the holder of such AMT Option would have received had such holder exercised such AMT Option in full immediately prior to the Effective Time, at a price per share of Cytec Common Stock equal to (x) the aggregate exercise price for the shares of AMT Common Stock otherwise purchasable pursuant to such AMT Option divided by (y) the aggregate number of shares of Cytec Common Stock deemed purchasable pursuant to such AMT Option (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent; and (ii) make such other changes to AMT Stock Plans as Cytec and AMT may agree are appropriate to give effect to the Merger.

     At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Cytec shall assume the AMT Stock Plans, with the result that all obligations of AMT under the AMT Stock Plans, including with respect to AMT Options outstanding at the Effective Time, shall be obligations of Cytec following the Effective Time. AMT shall obtain such consents and effect such amendments and modifications as are reasonably required to ensure that following the Effective Time, (i) no holder of an AMT Option shall have any right thereunder to acquire any capital stock of AMT or any of its subsidiaries and (ii) any such AMT Option is on the terms set forth in the preceding paragraph.

     Cytec has agreed to prepare and file with the Commission a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Cytec Common Stock equal to the number of shares subject to the Adjusted Options that are held by employees or directors of AMT and eligible for registration on Form S-8. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

     As soon as practicable after the Effective Time, Cytec shall deliver to the holders of AMT Options appropriate notices setting forth such holders' rights pursuant to the respective AMT Stock Plans and the agreements evidencing the grants of such AMT Options and that such AMT Options and agreements shall be assumed by Cytec and shall continue in effect on the same terms and conditions. A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Cytec, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related AMT Stock Plan.

     Options held by AMT Board members S. Georgiev, B. Glosson and R.V. Glaser vest incrementally as a result of the price of AMT Common Stock achieving a trading price of $3, $4 and $5. As a result of this vesting mechanism, certain of these options have become exercisable. The AMT Stock Plans allow the AMT Board to accelerate the vesting of outstanding options upon the occurrence of certain events. The Merger Agreement provides that these options will become exercisable in full immediately before the Effective Time of the Merger. Cytec has agreed to continue each of these options in effect until the fifth anniversary of the grant of such option. Certain options held by Mr. Pendorf, L.J. Cohen, an AMT Vice President and J.L. Russell, AMT's Chief Financial Officer, are also subject to vesting determined by the price of AMT Common Stock as described above. The Merger Agreement provides that the options held by these individuals will vest in full upon such individual's termination of employment with Cytec, the Merger Sub or AMT. Cytec has agreed to continue each of these options in effect until the fifth anniversary of the grant of the option.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the AMT Board with respect to the Merger Agreement, stockholders should be aware that the members of the AMT Board and certain members of management of AMT and its subsidiaries at the time of the approval of the Merger Agreement had, and currently have, certain interests which may present them with potential conflicts of interest in connection with their recommendation of the approval of the Merger Agreement to AMT's stockholders.

     EMPLOYMENT AGREEMENTS. The Merger Agreement provides that, contingent on the satisfactory closing of the Merger, P.W. Pendorf, and L.J. Cohen, an AMT Vice President, will be employed for a minimum of two years as a Vice President and as a Manager of Business Development, respectively, for Cytec Fiberite Inc., a wholly owned subsidiary of Cytec.

     STOCKHOLDERS AGREEMENT. S. Georgiev, R.V. Glaser, B. Glosson and P.W. Pendorf have entered into the Stockholders Agreement, pursuant to which they have agreed, among other things, to vote their shares of AMT Common Stock, including shares received upon the exercise of options, in favor of the Merger, the Merger Agreement and each of the transactions contemplated by the Merger Agreement at the Special Meeting. See "THE SPECIAL MEETING -- The Stockholders Agreement".

     STOCK OPTIONS. The unvested options held by S. Georgiev, B. Glosson and R.V. Glaser will vest in full immediately prior to the Effective Time of the Merger and continue in effect until the fifth anniversary of the grant of such option, and unvested options held by P.W. Pendorf, L.J. Cohen and J.L. Russell will vest in full upon such person's termination of employment with Cytec, the Merger Sub, or AMT, as the case may be, and will continue in effect until the fifth anniversary of the grant of such option.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS PURSUANT TO THE MERGER AGREEMENT. Cytec has agreed that all rights to indemnification now existing in favor of the employees, agents, directors or officers of AMT and its subsidiaries as provided in their respective charters or bylaws shall survive the Merger and shall continue in full force and effect, to the fullest extent permitted by applicable law, for a period not less than five years from the Effective Time with respect to matters occurring prior to the Effective Time. The Surviving Corporation shall maintain in effect for not less than five years from the Effective Time the effectiveness of current policies of directors' and officers' liability insurance maintained by AMT and its subsidiaries with respect to matters occurring prior to the Effective Time.

RESALE OF CYTEC COMMON STOCK

     The Cytec Common Stock to be issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any AMT stockholder who may be deemed to be an affiliate of AMT (an "Affiliate") for purposes of Rule 145 under the Securities Act. Prior to the Closing Date, AMT shall deliver to Cytec a letter identifying all persons who are, at the time the Merger Agreement is submitted for approval to the stockholders of AMT, Affiliates of AMT. AMT shall cause each such person to deliver to Cytec on or prior to the Closing Date a written agreement stating that such person will not sell, assign or transfer any Cytec Common Stock in exchange for shares of AMT Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction that, in the opinion of independent counsel reasonably satisfactory to Cytec or as described in a "no-action" or interpretive letter from the Staff of the Commission, is not required to be registered under the Securities Act.

ACQUISITION PROPOSALS

     The Merger Agreement provides that neither AMT nor any of its subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall AMT or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, agents, representatives, advisors or subsidiaries to (a) solicit, initiate or take any action knowingly to facilitate or encourage the submission of inquiries, proposals or offers from any person (other than the Merger Sub or Cytec) relating to (i) any acquisition or purchase of 15% or more of the consolidated assets of AMT and its subsidiaries or of over 15% of any class of equity securities of AMT or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of AMT or any of its subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving AMT or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of AMT other than the transactions contemplated by the Merger Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (each, a "Transaction Proposal" and collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal or, (b) discussions, negotiations or agreements regarding any Transaction Proposal, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than the Merger Sub or Cytec) to do or seek any of the foregoing.

     However, AMT shall not be prohibited (either directly or indirectly through advisors, agents or other intermediaries) from, prior to the Special Meeting (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to AMT in any material respect than the Confidentiality Agreement, dated as of June 15, 1997 between AMT and Cytec) concerning AMT and its businesses, properties or assets to a third party who has made a bona fide Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a bona fide Transaction Proposal, (iii) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, or (iv) taking any action required to be taken by AMT pursuant to a non-appealable, final order by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that a majority of the disinterested members of the AMT Board shall have concluded in good faith on the basis of written advice (or advice confirmed in writing) from outside counsel that the failure to take such action would be contrary to the fiduciary duties of the AMT Board to the stockholders of AMT under applicable law, provided that, to the extent that it may do so without acting in a manner contrary to its fiduciary duties under applicable law, the AMT Board shall not take any of the actions referred to in the foregoing clauses
(i) through (iii) until after reasonable notice to Cytec with respect to such action and further provided that the AMT Board shall continue to advise Cytec after taking such proposal and the identity of the person making it.

RIGHT OF THE AMT BOARD TO WITHDRAW RECOMMENDATION

     Under the Merger Agreement, neither the AMT Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Cytec, the approval or recommendation by the AMT Board or such committee of the Merger, the Merger Agreement or the Stockholders Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal, or (iii) cause AMT to enter into any Company Acquisition Agreement related to any Transaction Proposal. However, in the event that at any time prior to the Special Meeting the AMT Board determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of AMT under applicable law, the AMT Board may, subject to the Parent Termination Fee, terminate the Merger Agreement and enter into any Company Acquisition Agreement with respect to any Superior Proposal (as defined herein), but only at a date prior to the Special Meeting and after the later of (x) the third business day following notice to Cytec that the AMT Board is prepared to accept a Superior Proposal and
(y) in the event of any amendment to the price or any material terms of a Superior Proposal, one business day following Cytec's receipt of written notice containing the material terms of such amendment. As used in the Merger Agreement, a "Superior Proposal" means any proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of AMT Common Stock then outstanding or all or substantially all the assets of AMT, (ii) that is otherwise on terms which the AMT Board determines in its good faith judgment (based on the advice of a reputable financial advisor) to be more favorable to AMT's stockholders than the Merger, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the AMT Board, is reasonably capable of being obtained by such third party.

FEES AND EXPENSES

     If the Merger is not consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions it contemplates shall be paid by the party incurring such cost or expense, provided that the aggregate cost of printing and mailing the Proxy Statement and filing the Proxy Statement and the Registration Statement with the Commission shall be borne one-half by AMT and one-half by Cytec.

However, AMT shall pay to Cytec the Parent Termination Fee plus all Expenses (as defined herein) upon any of the following events: (i) termination of the Merger Agreement by Cytec as provided for in the Merger Agreement if (x) the AMT Board or any committee thereof shall have withdrawn, modified or changed in any manner adverse to Cytec or the Merger Sub (as determined by Cytec in its reasonable judgment) its approval or recommendation of the Merger Agreement, the Stockholders Agreement or the Merger or shall have approved or recommended a Superior Proposal or shall have resolved to do any of the foregoing or (y) AMT shall have entered into an agreement with respect to a Superior Proposal; (ii) termination of the Merger Agreement by AMT as provided for in the Merger Agreement if AMT enters into a definitive agreement in respect of a Superior Proposal; (iii) termination of the Merger Agreement by either Cytec or AMT as provided for in the Merger Agreement if approval of the Merger and adoption of the Merger Agreement by AMT's stockholders shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting, and prior to such termination a bona fide Transaction Proposal shall have been made;
(iv) termination of the Merger Agreement by either Cytec or AMT as provided for in the Merger Agreement if the Effective Time shall not have occurred on or before November 15, 1998 (unless (I) the absence of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform, in all material respects, each of its obligations under the Merger Agreement at or prior to the Effective Time or (II) the parties are then unable to close because the applicable waiting period under the HSR Act has not then expired or the Registration Statement is not then effective), and (x) prior to such termination a bona fide Transaction Proposal shall have been made and (y) within 18 months of such termination an agreement relating to a Transaction Proposal is entered into by AMT with any person making such Transaction Proposal; or (v) such payments are otherwise required by the section of the Merger Agreement dealing with the right of the AMT Board to withdraw its recommendation. See "THE MERGER -- Acquisition Proposals", "THE MERGER -- Right of the AMT Board to Withdraw Recommendation" and "THE MERGER
AGREEMENT -- Termination, Amendment and Waiver". As used herein, "Expenses" means all commercially reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Cytec or any of its affiliates in connection with the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Cytec or any or its affiliates and all fees and expenses of banks, investment banking firms and other financial institutions and their respective counsel, accountants and agents in connection with arranging or providing financing; provided that such fees and expenses have been incurred prior to termination of the Merger Agreement.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain additional provisions of the Merger Agreement, which is attached as Annex A to this Proxy
Statement/Prospectus and which is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

     THE MERGER. The Merger Agreement provides that at the Effective Time the Merger Sub shall be merged with and into AMT, which shall be the Surviving Corporation and which shall continue its corporate existence under the laws of the State of Delaware and succeed to and assume all the rights and obligations of the Merger Sub. The Effective Time will occur upon the filing of the Certificate of Merger with the office of the Secretary of State of Delaware.

     CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of an exhibit to the Merger Agreement, which provides, among other things, for the total number of shares of all classes of stock that the Corporation shall have authority to issue to be 110,000,000 shares of Common Stock having the par value of $.01 per share. The By-laws of the Merger Sub, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation until amended as therein provided.

     CONVERSION OF AMT STOCK IN THE MERGER. At the Effective Time each share of AMT Common Stock issued and outstanding immediately prior to the Effective Time, except for treasury stock and stock held by Cytec or the Merger Sub, will be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Cytec Common Stock equal to the Conversion Number. Cash will be paid to AMT stockholders in lieu of fractional shares of Cytec Common Stock and for any dividends or other distributions to which such holder is entitled. See "THE MERGER -- Exchange Agent; Exchange Procedures; Distributions with Respect to Unexchanged Shares; No Further Ownership Rights in AMT Common Stock; No Fractional Shares".

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement includes various customary representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by AMT as to, among other things, (i) organization, standing and corporate power of AMT and its subsidiaries, (ii) ownership of subsidiaries,
(iii) capital structure, (iv) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters and the Merger Agreement's noncontravention of any agreement, law, or charter or bylaw provision and the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the Merger Agreement (except for certain filings specified in the Merger Agreement), (v) compliance as to form and the accuracy of information contained in documents filed by AMT with the SEC (the "AMT SEC Documents"), (vi) the accuracy of information supplied by AMT in connection with this Proxy Statement/Prospectus and the Registration Statement, (vii) the absence of certain material changes or events since the date of the most recent balance sheets filed with the SEC (except as disclosed in the AMT SEC Documents and except as expressly contemplated by the Merger Agreement), including the absence of any declaration of a dividend or other distribution, any split, combination or reclassification of capital stock, certain increases in compensation, severance or termination pay, entry into certain employment, severance or termination agreements and certain changes in accounting methods, principles or practices, (viii) the absence of material litigation (except as disclosed in the AMT SEC Documents), (ix) compliance with laws applicable to the business of AMT,
(x) the filing of tax returns and payment of taxes, (xi) the inapplicability of certain state takeover laws to the Merger and the Merger Agreement, and (xii) the receipt of an opinion of AMT's financial advisor.

     The Merger Agreement includes representations and warranties by Cytec as to, among other things, (i) organization, standing and corporate power of Cytec and its subsidiaries, (ii) capital structure, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters and the Merger Agreement's noncontravention of any agreement, law, or charter or bylaw provision and the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the Merger Agreement (except for certain filings specified in the Merger Agreement), (iv) validity of the Cytec Common Stock to be issued in the Merger, (v) compliance as to form and the accuracy of information contained in documents filed by Cytec with the SEC (the "Cytec SEC Documents"), (vi) the accuracy of information supplied by Cytec in connection with this Proxy Statement/ Prospectus and the Registration Statement, (vii) the absence of certain material changes or events since the date of the most recent balance sheet included in the Cytec SEC Documents, including the absence of any declaration of a dividend or other distribution, any split, combination or reclassification of capital stock and certain changes in accounting methods, principles or practices, and (viii) the absence of material litigation.

     The Merger Agreement also includes representations and warranties by Cytec and the Merger Sub as to, among other things, (i) organization, standing and corporate power of the Merger Sub, (ii) capital structure, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters and the Merger Agreement's noncontravention of any agreement, law, or charter or by-law provision and the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the Merger Agreement (except for certain filings specified in the Merger Agreement).

CONDUCT OF BUSINESS PENDING THE MERGER

     AMT has agreed that, prior to the Effective Time, except as otherwise consented to by Cytec: (i) the business of AMT and its subsidiaries shall be conducted only in the ordinary and usual course consistent with past practice and AMT and its subsidiaries shall use commercially reasonable efforts to preserve their relationships with customers, suppliers, licensors, distributors and other parties having business dealings with them; (ii) neither AMT nor any of its subsidiaries shall or shall propose to: (a) amend its Certificate of Incorporation or By-laws or other comparable organizational documents, (b) declare, set aside or pay any dividend or other distribution or payment in respect of shares of its capital stock owned by any person (other than to AMT or a wholly owned subsidiary of AMT), (c) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of, or rights of any kind (including convertible or exchangeable securities and options, warrants and other rights) to acquire any shares of, the capital stock (or other voting securities or securities convertible into or exchangeable for any such shares, rights or voting securities) of AMT or any of its subsidiaries other than, in the case of AMT, shares of AMT Common Stock issuable pursuant to the terms of outstanding stock options and warrants of AMT disclosed in the Merger Agreement and shares of certain subsidiaries pledged to secure existing credit facilities described in the Merger Agreement, (d) other than sales of products of AMT or any of its subsidiaries in the ordinary course of business and other than assets encumbered to secure existing credit facilities, dispose of, encumber or mortgage any assets or properties individually in excess of $100,000 and collectively in excess of $250,000, (e) purchase or otherwise acquire any outstanding shares of its capital stock other than as contractually required to under AMT's employee stock option plans, (f) waive, release, grant or transfer any rights of material value or modify or change any material existing contract, license, agreement, commitment or arrangement in a way that is adverse to AMT or its subsidiaries,
(g) make any material tax election or settle or compromise any material tax liability of AMT or any of its subsidiaries other than such elections as are required to be made in connection with the filing of regular tax returns in the ordinary course of business, (h) take or agree to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code, (i) enter into or otherwise agree to be bound by any agreement, contract, arrangement or instrument that would be required to be filed by AMT or any of its subsidiaries as an exhibit to a Form 10-K under the Exchange Act, (j) except as contemplated by the Merger Agreement, acquire any business or any assets other than purchases of inventory in the ordinary course of business, (k) other than in the ordinary course of business under existing credit facilities, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of AMT, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or, with certain exceptions, make any loans, advances or capital contributions to, or investments in, any other person, other than extensions of credit to customers and advances to employees, in each case in the ordinary course of business consistent with past practice, (l) except for the items named in the Merger Agreement, make any new capital expenditure or expenditures which, individually, is in excess of $50,000, or, in the aggregate, are in excess of $200,000, (m) discharge, settle or satisfy any claims that have a material adverse effect on AMT and its subsidiaries, taken as a whole, or waive any material benefits of, or agree to modify in any materially adverse respect any confidentiality, standstill or similar agreements to which AMT is a party, (n) except in the ordinary course of business, enter into any contracts, agreements, binding arrangements or binding understandings relating to the distribution, sale, license or marketing by third parties of AMT's products, other than pursuant to any such agreements currently in place in accordance with their terms as of the date of the Merger Agreement, (o) form any subsidiary to AMT,
(p) except as required by GAAP, make any change in accounting methods, principles or practices, (q) cancel or permit to lapse any insurance policy in effect on the date of the Merger Agreement, (r) fail to conduct reasonable maintenance in the ordinary course of business consistent with past practice with respect to all machinery and equipment, (s) take any action either to accelerate or cash out the value of any AMT Option, or (t) approve or amend any employee benefit plan or any other employment, deferred compensation, bonus, incentive, severance, termination, disability, death benefit, pension, profit sharing, hospitalization, medical, stock option restricted stock, stock appreciation right, vacation, sick pay or other material fringe benefit plan, program or arrangement that provides benefits to current or former directors, officers or employees of the Company or its subsidiaries or with respect to which the Company or its subsidiaries have any liability; and (iii) neither AMT nor any of its subsidiaries will (a) increase the compensation payable to any of its directors, officers or employees, (b) make any payment or provision or commitment with respect to any bonus, profit sharing, thrift, employee stock ownership, pension, retirement, deferred compensation, welfare benefit, employment or other payment plan, agreement or arrangement for the benefit of directors, officers or employees of AMT or any of its subsidiaries, except in the ordinary course of the administration of the pension, retirement or welfare benefit plans, agreements or arrangements, (c) grant any stock options, any stock appreciation rights or any other stock-based awards, (d) enter into any employment agreement or other contract or arrangement with respect to the performance of personal services or (e) make any loan to, or enter into any other transaction with, any officer or director of AMT or any of its subsidiaries or any affiliate of any such officer or director except for fees to law firms of which directors are members, directors' fees, officers' salaries and reimbursement of out-of-pocket expenses.

     Cytec has agreed that, prior to the Effective Time, Cytec shall not: (i)(x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than regular quarterly cash dividends (in an amount determined in a manner consistent with Cytec's past practice) with customary record and payment dates, or (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock,
(ii) amend Cytec's Certificate of Incorporation or by-laws in a manner that would be materially adverse to the holders of Cytec Common Stock (it being understood that an amendment to the Certificate of Incorporation of Cytec increasing the number of authorized shares of Cytec Common Stock or other capital stock of Cytec shall not be deemed to be materially adverse to the holders of Cytec Common Stock); or (iii) authorize, or commit or agree to take, any of the foregoing actions.

CERTAIN ADDITIONAL AGREEMENTS

     The Merger Agreement contains additional covenants relating to, among other things: (i)(a) AMT and its subsidiaries affording Cytec and Cytec's accountants, counsel and other representatives full access prior to the Effective Time to all of its properties, books, contracts, commitments and records and furnishing promptly to Cytec all information concerning its business, properties and personnel as Cytec may reasonably request, (b) Cytec keeping any confidential information and documents obtained pursuant to the Merger Agreement in accordance with the Confidentiality Agreement, dated June 15, 1997, between AMT and Cytec, (c) each party holding any nonpublic information in confidence until such time as such information becomes publicly available; (ii) each party taking all reasonable actions necessary to file as soon as practicable all requisite applications under the HSR Act; (iii) AMT filing with the Commission a proxy statement with respect to the meeting of AMT's stockholders contemplated by the Merger Agreement; (iv) Cytec filing with the Commission a Registration Statement on Form S-4 and shall also take any action required to be taken under state blue sky or securities laws; (v) each party taking all action necessary to consummate and make effective the transactions contemplated by the Merger Agreement, including obtaining all necessary waivers, consents and approvals, giving all notices and effecting all necessary registrations and filings and defending any lawsuits or other legal proceedings; (vi) at all times prior to the Effective Time, AMT and Cytec each delivering to the other, not later than 45 days after the end of any fiscal quarter, their respective unaudited consolidated statements of financial position as of the last day of such fiscal quarter and their consolidated statements of income and changes in financial position for the fiscal period then ended and prepared in conformity with the requirements of Form 10-Q or Form 10-QSB, as the case may be, under the Exchange Act; (vii) AMT using its best efforts to cause to be delivered to Cytec a letter of Feldman Sherb Ehrlich & Co., P.C., AMT's independent public accountants, which is reasonably satisfactory to Cytec and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; (viii) AMT giving Cytec the opportunity to participate in the defense or settlement of any stockholder litigation against AMT and its directors relating to any of the transactions contemplated by the Merger Agreement until the Effective Time; (ix) in consideration of AMT entering into the Merger Agreement and the Stockholder Agreement, Cytec paying to AMT the Initial Payment, which shall be refunded to Cytec if the stockholders of AMT shall not adopt the Merger Agreement or AMT is required to pay the Parent Termination Fee; and (x) AMT causing its suit against Cytec and certain of its subsidiaries, Culver City v. Fiberite Inc., Fiberite Holdings Inc. and Cytec Industries, Inc., to be dismissed with prejudice (See "Other Matters -- Certain Litigation").

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the affirmative vote of the stockholders of AMT, (ii) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or terminated, (iii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any governmental body or authority preventing the consummation of the Merger or the transactions contemplated hereby shall be in effect, (iv) the Registration Statement shall have become effective and shall not be subject to any stop order and no stop order proceeding with respect thereto shall have been initiated or threatened by the Commission, (v) the shares of Cytec Common Stock issuable to stockholders of AMT pursuant to the Merger Agreement shall have been authorized for listing on the NYSE upon official notice of issuance, and (vi) all material consents, approvals, orders or authorizations of, or registrations, determinations or filings with any governmental entity, required or necessary in connection with the Merger Agreement shall have been obtained and shall be in full force and effect.

     CONDITIONS TO AMT'S OBLIGATION TO EFFECT THE MERGER. AMT shall be obligated to effect the Merger unless at or prior to the Effective Time any of the following conditions shall exist and shall not have been waived by AMT: (i) the representations and warranties of each of Cytec and the Merger Sub set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement and as of the Closing Date, other than for such failures to be true and correct that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on AMT and its subsidiaries taken as a whole, (ii) Cytec and the Merger Sub shall not have performed or complied in all material respects with any covenants, obligations, conditions and agreements required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time, or (iii) AMT shall not have received a written opinion from its counsel, Foley, Hoag & Eliot LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (or, if such counsel shall refuse to give such an opinion, a substantially equivalent opinion from Cravath, Swaine & Moore, counsel to Cytec).

     CONDITIONS TO THE OBLIGATIONS OF CYTEC AND THE MERGER SUB TO EFFECT THE MERGER. Cytec and the Merger Sub shall be obligated to effect the Merger unless any of the following conditions shall exist and shall not have been waived by Cytec or the Merger Sub: (i) the representations and warranties of AMT set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement and as of the Closing Date, other than for such failures to be true and correct that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on AMT and its subsidiaries taken as a whole, (ii) AMT shall not have performed or complied in all material respects with any covenants, obligations, conditions and agreements required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, (iii) there shall be pending or threatened any suit, action or proceeding by any governmental body or authority challenging the consummation of the Merger, (iv) Cytec shall not have received a certificate of AMT's Chief Executive Officer stating that, to his knowledge, the representations contained in the "Environmental Matters" Schedule to the Merger Agreement are true and correct in all material respects, and (v) any person who is a director of AMT immediately prior to the Effective Time shall not have resigned effective at the Effective Time.

TERMINATION, AMENDMENT AND WAIVER

     The Merger Agreement may be terminated prior to the Effective Time, whether before or after any required approval by the stockholders of AMT: (i) by mutual written consent of Cytec and AMT; (ii) by either Cytec or AMT, (x) if the Effective Time shall not have occurred on or before November 15, 1998 (the "Termination Date") (unless the absence of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform each of its obligations under the Merger Agreement at or prior to the Effective Time or the parties are unable to close because the applicable waiting period under the HSR Act has not then expired or the Registration Statement is not then effective, in which case the Termination Date shall be changed to December 15, 1998), or (y) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or action shall have become final and non-appealable; (iii) by Cytec, if the AMT Board or any committee thereof shall have withdrawn, modified or changed in any manner adverse to Cytec or the Merger Sub (as determined by Cytec in its reasonable judgment) its approval or recommendation of the Merger Agreement, the Stockholders Agreement or the Merger or shall have approved or recommended a Superior Proposal or shall have resolved to do any of the foregoing, or AMT shall have entered into an agreement with respect to a Superior Proposal, as described in "THE MERGER -- Right of the AMT Board to Withdraw Recommendation"; (iv) by Cytec, if AMT fails to perform in any material respect any of its material obligations under the Merger Agreement or breaches in any material respect any material provision and has failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof (if such failure to perform or breach is capable of being performed or cured within such period by commercially reasonable means) or such longer period as shall be commercially reasonably necessary to perform such obligation or cure such breach (if such failure to perform or breach is not capable of being performed or cured within such period using commercially reasonable means), and such breach or uncured failure to perform shall have a material adverse effect on AMT and its subsidiaries taken as a whole; (v) by AMT, if Cytec or the Merger Sub fails to perform in any material respect any of its material obligations under the Merger Agreement or breaches in any material respect any material provision and has failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof (if such failure to perform or breach is capable of being performed or cured within such period by commercially reasonable means) or such longer period as shall be commercially reasonably necessary to perform such obligation or cure such breach (if such failure to perform or breach is not capable of being performed or cured within such period using commercially reasonable means), and such breach or uncured failure to perform shall have a material adverse effect on Cytec and its subsidiaries taken as a whole; (vi) by AMT, if AMT enters into a definitive agreement in respect of a Superior Proposal and AMT simultaneously with terminating pays Cytec all Expenses (as defined herein) and the Parent Termination Fee in cash and refunds the Initial Payment; and (vii) by Cytec or AMT, if approval of the Merger and adoption of the Merger Agreement by AMT's stockholders shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting.

     The Merger Agreement may be amended by either party at any time before or after any required approval hereby of the stockholders of AMT, but after any such stockholder approval, no amendment shall be made which changes the Merger Consideration or in any way adversely affects the rights of stockholders of AMT without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed by or on behalf of each party.

     At any time prior to the Effective Time, either party may: (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

                    OFFICERS AND DIRECTORS AFTER THE MERGER

     The officers of AMT at the Effective Time will become the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier resignation or removal. The directors of the Merger Sub at the Effective Time will become the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier resignation or removal.

     The directors of the Merger Sub are J.P. Cronin (Chairman of the Board), E.F. Jackman (about each of whom certain information is incorporated by reference to Cytec's Annual Report on Form 10-K for the year ended December 31,
1997) and R. Smith. R. Smith is Senior Counsel and Assistant Secretary of Cytec. From January 1994 to July 1997, he was an attorney at Cytec, and prior to that time he was an attorney at Cyanamid. J.P. Cronin also serves as President and Chief Executive Officer, E.F. Jackman also serves as Vice President and Secretary, T.P. Wozniak (about whom certain information is incorporated by reference to Cytec's Annual Report on Form 10-K for the year ended December 31,
1997) is a Vice President and Treasurer, and R. Smith also serves as Assistant Secretary. None of the directors or officers receives compensation for serving in their capacities as directors or officers of the Merger Sub.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Cytec Common Stock listed for trading on the NYSE (symbol: CYT) and AMT Common Stock is quoted on the Nasdaq SmallCap Market (symbol: AMTK) and the Pacific Exchange (symbol: MTK). The following table sets forth, for the periods indicated, the high and low sales prices per share of Cytec Common Stock on the NYSE Composite Transaction Tape and of AMT Common Stock on the Nasdaq SmallCap.

                                                                   CYTEC                       AMT
                                                               COMMON STOCK               COMMON STOCK
                                                             -----------------          -----------------
                      CALENDAR PERIOD                        HIGH          LOW          HIGH          LOW
                      ---------------                        ----          ---          ----          ---
1996
  First Quarter............................................   29 29/64     20 3/8        --           --
  Second Quarter...........................................   31 27/64     27            --           --
  Third Quarter............................................   39 1/2       25 21/64       8            4
  Fourth Quarter...........................................   40 7/8       34 3/8         6 5/8        3 1/2
1997
  First Quarter............................................   42 1/4       36 7/8         6 7/8        3 5/8
  Second Quarter...........................................   40 1/4       33 7/8         6            3 13/16
  Third Quarter............................................   50 3/8       37 5/16        6 5/8        4 3/8
  Fourth Quarter...........................................   50 15/16     44             5 7/16       1 1/2
1998
  First Quarter............................................   55 1/4       45 3/16        3 3/16       1 11/16
  Second Quarter...........................................   58 9/16      41 11/16       4            2 9/32
  Third Quarter (through September 3, 1998)................   45 3/8       22 3/16        5 3/8        2 3/4

     AMT has never paid cash dividends on shares of AMT Common Stock. In addition, the Merger Agreement restricts AMT's ability to pay cash dividends between the date of the Merger Agreement and the Effective Time. Cytec has never paid a cash dividend on shares of Cytec Common Stock and does not expect to pay one in the foreseeable future. The high and low prices of Cytec Common Stock have been restated to reflect the three-for-one stock split paid in July 1996.

     The following table sets forth the high and low sales prices per share of Cytec Common Stock on the NYSE Composite Transaction Tape and of AMT Common Stock on the Nasdaq SmallCap Market on July 8, 1998, the last trading day before the public announcement of the Merger Agreement and September 3, 1998, the last trading day before the date of the filing of this Proxy Statement/Prospectus:

                                                                 CYTEC               AMT
                                                             COMMON STOCK       COMMON STOCK
                                                             -------------      -------------
                                                             HIGH      LOW      HIGH      LOW
                                                             ----      ---      ----      ---
July 8, 1998...............................................   43 7/8   43 9/16    3 1/16   2 3/4
September 3, 1998..........................................   25 3/4   23         5 1/8    4 15/16

                  COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS
                                OF CYTEC AND AMT

     The rights of the stockholders of Cytec are governed by Cytec's Certificate of Incorporation, as amended (the "Cytec Certificate of Incorporation"), its By-laws (the "Cytec By-laws") and the DGCL. The rights of the stockholders of AMT are governed by its Restated Certificate of Incorporation, as amended (the "AMT Certificate of Incorporation"), its Amended and Restated By-laws (the "AMT By-laws") and the DGCL. After the Effective Time, the rights of stockholders of AMT who become stockholders of Cytec will be governed by the Cytec Certificate of Incorporation, the Cytec By-laws and the DGCL. See "ABSENCE OF APPRAISAL RIGHTS".

     The following is a summary of the material differences between the rights of stockholders of Cytec and the rights of stockholders of AMT. This summary is qualified in its entirety by reference to applicable provisions of the DGCL and to the Cytec Certificate of Incorporation, Cytec By-laws, AMT Certificate of Incorporation and AMT By-laws.

  Board of Directors.

     Section 141(b) of the DGCL provides that the number of directors of a corporation shall be fixed by, or in the manner provided in, the by-laws of a corporation, unless the certificate of incorporation of the corporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.

     The Cytec Certificate of Incorporation provides that the total number of Cytec directors shall, subject to the terms and conditions of any Cytec Preferred Stock, be not less than five nor more than twelve as determined by the Cytec Board from time to time; the terms of the Series C Preferred Stock can cause the number of directors on the Cytec Board to be greater than twelve. Cytec currently has seven directors. The Cytec Board is classified into three classes each consisting, as nearly as possible, of one-third of the total number of directors. One director is chosen by the Series C Preferred Stock at each annual meeting of stockholders to serve until the next annual meeting. See "DESCRIPTION OF CYTEC CAPITAL STOCK -- Preferred Stock". The terms of the remaining directors, who are elected by the holders of Cytec Common Stock, are three years each and are staggered such that at each annual meeting only two of the six such directorships are voted upon.

     The AMT Certificate of Incorporation provides that the number of AMT directors shall, subject to the terms and conditions of any AMT Preferred Stock, be not less than three and not more than twelve. The number of directors may be increased or decreased at any time by an affirmative majority of the AMT Board, except that such decrease by vote of directors shall only be made to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors. The directors are elected at the annual meeting of stockholders, and hold office until their successors are chosen and qualified, or until their earlier death, resignation, disqualification or removal. The directors are classified with respect to the time for which they shall severally hold office into three classes, Class I, Class II and Class III, each consisting as nearly as possible of one-third of the whole number of the board of directors and each class serving a three-year term. AMT currently has four directors. The provision in the AMT Certificate of Incorporation to this effect cannot be amended, altered or repealed without the affirmative vote or consent of the holders of 75% of all shares of stock of the corporation entitled to vote at a meeting of the stockholders held for the purposes of voting on such amendment.

     Section 141(k)(l) of the DGCL provides that unless the certificate of incorporation of the corporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect the removal of any director or the entire board of directors holders of a majority of the shares then entitled to vote in election of directors only for cause. The AMT By-laws define "cause" to mean: (1) willful and continued material failure, refusal or inability to perform one's duties to the corporation or the willful engaging in gross misconduct materially and demonstrably damaging to the corporation; or (2) conviction for any crime involving moral turpitude or any other legal acts that materially adversely reflects upon the business, affairs or reputation of the company or on one's ability to perform one's duties to the corporation. Cytec's By-laws do not define "cause".

  Special Meeting of Stockholders; Action by Written Consent.

     Under the Cytec By-laws, special meetings of stockholders may be called by the Cytec Board, the Chairman of the Cytec Board or Cytec's President.

     Under the AMT By-laws, if the annual meeting is not held on the day provided in the AMT By-laws or if the election of directors is not held at the annual meeting, a special meeting of the stockholders may be held in place of such omitted meeting or election. In addition, special meetings of the stockholders may be called for any purpose or purposes by the chairman of the AMT Board, the chief executive officer or the chief financial officer and shall be called at the written request of the AMT Board.

     Under Section 228 of the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without such a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken is signed by the holders of the outstanding stock representing the number of shares necessary to take such action at a meeting at which the holders of all shares entitled to vote were present. The Cytec Certificate of Incorporation provides that such action may be undertaken, in lieu of an annual or special meeting of the corporation, by the written consent of the holders of Cytec Common Stock provided such written consent is signed by all holders of Cytec Common Stock. The AMT Certificate of Incorporation provides that the holders of AMT Common Stock may not take action required or permitted to be taken at an annual or special meeting by written consent in lieu of such a meeting. The provision in the AMT Certificate of Incorporation to this effect cannot be amended, altered or repealed without the affirmative vote or consent of the holders of 75% of all shares of stock of the corporation entitled to vote at a meeting of the stockholders held for the purposes of voting on such amendment.

  Required Vote for Authorization of Certain Actions.

     The DGCL requires the affirmative vote of a majority of the board of directors of a Delaware corporation and of at least a majority of such corporation's outstanding shares entitled to vote thereon to authorize a merger or consolidation, unless (i) such corporation is the surviving corporation, (ii) such corporation's certificate of incorporation is not amended, (iii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding share of such corporation after the effective date of the merger and (iv) either no shares of common stock of such corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of such corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. A sale of all or substantially all of a Delaware corporation's assets or a voluntary dissolution of a Delaware corporation requires the affirmative vote of a majority of the board of directors and at least a majority of such corporation's outstanding shares entitled to vote thereon.

     However, Cytec may not engage in certain transactions without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series C Cumulative Preferred Stock, (the "Series C Stock"). See "DESCRIPTION OF CYTEC CAPITAL STOCK -- Preferred Stock".

  Business Combinations; Affiliated Transactions.

     In general, Section 203 of the DGCL prohibits an "interested stockholder" (defined generally as a person holding 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in the DGCL) with a Delaware corporation for three years following the date such person became an interested stockholder.

     The provision is not applicable when (i) prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, such interested stockholder owned at least 85% of the outstanding voting stock of the corporation, not including shares owned by directors who are also officers and by certain employee stock plans or (iii) on or subsequent to the date the stockholder becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested stockholder.

     Section 203's restrictions generally do not apply to business combinations with an interested stockholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of a majority of a corporation's assets or tender offers for 50% or more of a corporation's voting stock.

     The DGCL allows corporations to elect not to be subject to the provisions of the DGCL. Cytec in its Certificate of Incorporation expressly elected not to be governed by Section 203. AMT did not make such an election.

                                 OTHER MATTERS

REGULATORY APPROVALS REQUIRED

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. Cytec and AMT each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on July 22, 1998. On August 21, 1998, the relevant waiting period terminated.

     Cytec and AMT do not believe that any other material governmental approvals or actions will be required for consummation of the Merger. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger".

CERTAIN LITIGATION

     Pursuant to the terms of the Merger Agreement, AMT has caused its suit against Cytec and certain of its subsidiaries, Culver City v. Fiberite Inc., Fiberite Holdings Inc. and Cytec Industries Inc., to be dismissed with prejudice. AMT is from time to time involved in litigation from claims arising from its operations in the normal course of business. AMT is not a party to any legal proceedings the outcome of which, in the opinion of management, would have a material adverse effect on AMT's results of operations or financial condition.

                          ABSENCE OF APPRAISAL RIGHTS

     In accordance with Section 262 of the DGCL, holders of AMT Common Stock are not entitled to appraisal rights in connection with the Merger.

                        SECURITY OWNERSHIP OF DIRECTORS,
              EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS OF AMT

     The following table sets forth, as of August 25, 1998, the security ownership of the directors, executive officers and principal stockholders of AMT. The information set forth below with respect to beneficial ownership is based upon information filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act.

     On March 13, 1998, the AMT Board voted to reprice all outstanding options to purchase AMT Common Stock issued under the 1996 and 1997 AMT Stock Plans with exercise prices ranging from $4.30 to $6.25. As a result of this action, each such option carries an exercise price of $2, and becomes exercisable with respect to 1/3 of the number of shares to which it relates on each of the days on which the market price of AMT Common Stock exceeds (i) $3 for a period of 20 consecutive trading days, (ii) $4 for a period of 20 consecutive trading days and (iii) $5 for a period of 20 consecutive trading days.

                                                                NUMBER OF
                                                              COMMON SHARES     PERCENTAGE
NAME AND ADDRESS                                              BENEFICIALLY          OF
OF BENEFICIAL OWNER(1)                                         OWNED(2)(3)     OWNERSHIP(4)
----------------------                                        -------------    ------------
Paul W. Pendorf.............................................      734,144(5)       15.9%
Steven Georgiev.............................................       87,623(6)        1.9
Buster Glosson..............................................      110,000(7)        2.4
Robert V. Glaser............................................       91,364(8)        2.0
Leslie J. Cohen.............................................       68,483(9)        1.5
James L. Russell............................................       34,000(10)         *
All directors and executive officers as a group (6
  persons)..................................................    1,125,614(11)      23.1

---------------
   * Less than one percent.

 (1) Each person's address is in care of The American Materials & Technologies Corporation, 5915 Rodeo Road, Los Angeles, California 90016.

 (2) To AMT's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes table. Beneficial ownership is determined in accordance with the rule of the Securities and Exchange Commission. Shares of Common Stock subject to options currently exercisable or exercisable within sixty days from the date of this table are deemed outstanding when determining the number of shares and percentage ownership by the person holding such options.

 (3) Certain options included in this table become exercisable upon the AMT Common Stock's achieving a closing price of $5.00 or greater for twenty consecutive trading days. These options are expected to become exercisable within sixty days of the date of this table.

 (4) Percentage ownership is based on 4,490,121 shares of AMT Common Stock outstanding.

 (5) Includes 135,771 shares of AMT Common Stock issuable pursuant to an option exercisable or expected to become exercisable within 60 days of the date of this table.

 (6) Includes 10,000 shares of AMT Common Stock issuable pursuant to an option exercisable or expected to become exercisable within 60 days of the date of this table.

 (7) Includes 80,000 shares of AMT Common Stock issuable pursuant to an option exercisable or expected to become exercisable within 60 days of the date of this table.

 (8) Includes 80,000 shares of AMT Common Stock issuable pursuant to an option exercisable or expected to become exercisable within 60 days of the date of this table.

 (9) Includes 57,708 shares of AMT Common Stock issuable pursuant to an option exercisable or expected to become exercisable within 60 days of the date of this table.

(10) Includes 25,000 shares of AMT Common Stock issuable pursuant to an option exercisable or expected to become exercisable within 60 days of the date of this table.

(11) Includes 388,479 shares of AMT Common Stock issuable pursuant to options exercisable or expected to become exercisable within 60 days of the date of this table.

                       DESCRIPTION OF CYTEC CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Under Cytec's Certificate of Incorporation, the total number of shares of all classes of stock that Cytec has authority to issue is 170 million, of which 20 million are shares of preferred stock and 150 million are shares of Common Stock.

COMMON STOCK

     The holders of Cytec Common Stock are entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares possess all voting power, except as otherwise required by law or provided in any resolution adopted by the Cytec Board with respect to any series of preferred stock. Subject to any preferential or other rights of any outstanding series of Cytec preferred stock that may be designated by the Cytec Board, the holders of Cytec Common Stock will be entitled to such dividends as may be declared from time to time by the Cytec Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of Cytec available for distribution to such holders.

NO PREEMPTIVE RIGHTS

     No holder of any stock of Cytec of any class has any preemptive right to subscribe to any securities of Cytec of any kind or class.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Cytec Common Stock is ChaseMellon Shareholder Services, L.L.C.

PREFERRED STOCK

     GENERAL. The Cytec Board is authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adapted by the Cytec Board providing for the issuance of such series and as are permitted by the DGCL.

     SERIES C STOCK. The only outstanding preferred stock of Cytec is its Series C Cumulative Preferred Stock (the "Series C Stock"). The Series C Stock is perpetual and is not transferable except to a subsidiary of Cyanamid. Each share of Series C Stock has a liquidation value per share of $25 plus cumulative and accrued dividends, and the 4,000 issued and outstanding shares of Series C Stock have an aggregate liquidation value of $100,000. The annual dividend rate per share is $1.83 (7.32%).

     Holders of Series C Stock are entitled to vote as a class to elect one director to the Cytec Board. In addition, Cytec may not, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series C Stock, voting as a single class, (i) amend, alter or repeal any provision of the Cytec Certificate of Incorporation or the Cytec By-laws so as to (x) affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series C Stock, or (y) in any way alter the procedures for the election of directors, stockholders action or the consummation of an extraordinary transaction; (ii) create, authorize or issue, or reclassify any authorized stock of Cytec into, or increase the authorized amount of, (x) any stock equal or higher in seniority to the Series C Stock or (y) other capital stock of Cytec (other than Cytec Common Stock) which has the right to vote as a separate class on mergers, consolidations, liquidations, dissolutions and sales of substantially all the assets of Cytec or other extraordinary transactions;
(iii) merge, consolidate, liquidate, dissolve, sell all or substantially all of the assets of Cytec or engage in any other extraordinary transaction; or (iv) adopt a shareholder rights plan (or similar instrument). The holders of the Series C Stock also have certain additional voting rights if Cytec fails to comply with certain financial covenants. See "-- Financial Covenants."

     Shares of Series C Stock are redeemable in whole but not in part, at the option of Cytec, at liquidation value plus accrued dividends on 90 days' prior written notice at such time as each of the following are satisfied: (i) Cytec's ratio of equity (excluding the Series C Stock and any redeemable preferred stock) to reserves for environmental liabilities arising out of the operation of Cyanamid's chemicals businesses determined in accordance with generally accepted accounting principles as of the end of each of Cytec's four most recent fiscal quarters is equal to or greater than 4:1, (ii) Cytec's Fixed Charge Coverage Ratio (as defined in "Financial Covenants" below) for each of Cytec's four most recent fiscal quarters is equal to or greater than 4:1, and (iii) Cytec's reserves for certain retiree health and life insurance liabilities arising out of the operation of Cyanamid's chemicals businesses determined in accordance with generally accepted accounting principles are less than $50 million. Cytec has agreed with Cyanamid that it will not redeem the Series C Stock prior to December 16, 1999.

     FINANCIAL COVENANTS. Except with the written consent of holders of the Series C Stock, Cytec and its consolidated subsidiaries are required at all times to maintain the following financial maintenance covenants (measured quarterly on a historical basis): (i) a debt/equity ratio of not more than 2:1 (with the Series C Stock being treated as neither debt nor equity for purposes of calculating the ratio); however it will not be a violation of the foregoing covenant if the debt/equity ratio exceeds 2:1 if the only debt of Cytec and its subsidiaries existing at such time is (x) any credit facility or facilities of not more than $100 million, in the aggregate (a "Replacement Credit Facility") and borrowings thereunder and (y) not more than $10 million of debt other than the debt referred to in clause (x); (ii) equity of not less than $200 million (with the Series C Stock being treated as neither debt nor equity); and (iii) a Fixed Charge Coverage Ratio (as defined herein) of not less than 3:1 for the average of the Fixed Charge Coverage Ratios for the four consecutive fiscal quarters most recently then ended with the "Fixed Charge Coverage Ratio" being defined as consolidated earnings of Cytec before interest, taxes, depreciation and amortization and cash expenditures for environmental and retiree health and life insurance liabilities to the sum of the amount of cash expenditures for environmental and retiree health and life insurance liabilities, interest and dividends on the Series C Stock.

     The Series C Stock also prohibits Cytec, without the prior written consent of the holders of the Series C Stock, from (i) incurring indebtedness (except for borrowings under any Replacement Credit Facility and borrowings of not more than $10 million of other debt), (a) if Cytec is in default of any of the financial maintenance covenants set forth in the preceding sentence, (b) if at the time Cytec's equity is less than $200 million (excluding the Series C Stock and any redeemable preferred stock) and such incurrence would result in Cytec having in excess of $150 million of debt or a debt/equity ratio (with the Series C Stock and any redeemable preferred stock being treated as neither debt nor equity for purposes of calculating the ratio) of more than 2:1, or (c) if at a time when Cytec's equity is $200 million or more (excluding the Series C Stock and any redeemable preferred stock) and such incurrence would result in Cytec having a debt/equity ratio (with the Series C Stock and any redeemable preferred stock being treated as neither debt nor equity for purposes of calculating the ratio) of more than 1.5:1; provided, however, notwithstanding the foregoing, it will not be a violation of the foregoing covenant if the debt/equity ratio referred to in clause (b) above exceeds 2:1 if the only debt of Cytec and its subsidiaries existing at such time is any Replacement Credit Facility and borrowings thereunder and borrowings of not more than $10 million of other debt; and (ii) paying dividends on, or making repurchases of, shares of Common Stock or other equity securities other than the dividend payments on or redemptions in accordance with the terms of the Series C Stock (collectively, "Restricted Payments") unless all accrued and unpaid dividends on the Series C Stock have been paid and only if, in the aggregate, such Restricted Payments from the Spin-off do not exceed 30% of Cytec's cumulative consolidated after-tax net income determined after subtracting (x) all dividends paid or payable on the Series C Stock and two other series of Cytec preferred stock at one time held by Cyanamid and since repurchased by Cytec and (y) income resulting from the reversal of valuation allowances for deferred tax assets not currently realized, in each case from and after the Spin-off and through the end of the quarter most recently ended (which net income will be determined from Cytec's audited financial statements, where available, or from Cytec's unaudited statements for its quarter most recently ended), and 100% of the net cash proceeds received by Cytec from the issuance of shares of Common Stock after the Spin-off.

     In the event that any of the covenants referred to in the preceding paragraph are violated, then so long as Cytec is in violation, (i) Cytec must promptly (but in any event within 90 days) prepare a capital budget for the following 12 months, subject to Cyanamid's approval, and expenditures other than pursuant to such budget or in excess of the newly budgeted amounts also require the approval of Cyanamid (as the holder of Series C Stock); however Cytec will not be prohibited from making expenditures required to comply with environmental, occupational safety and health laws and other applicable laws which expenditures will count toward the amount allowed to be expended under the newly prepared budget, and (ii) Cytec must not incur any debt (except for borrowings under any Replacement Credit Facility and borrowings of not more than $10 million of other debt), make any significant acquisitions or divestitures, merge, consolidate, liquidate or sell all or substantially all of its assets or make Restricted Payments, without the consent of Cyanamid (as the holder of Series C Stock).

     In the event that any of the financial maintenance covenants referred to in the third preceding paragraph are violated, then Cytec must within 30 days from the date of such violation prepare and deliver to Cyanamid a plan intended to cure such violation within 90 days from the date of the violation. During such time as Cytec is in violation of such covenants, Cytec may not, without the prior written consent of Cyanamid, incur any debt (except for borrowings under any Replacement Credit Facility and borrowings of not more than $10 million of other debt) or make any Restricted Payments. In the event that such plan is not delivered within 30 days from the date of the violation or the violation has not been cured within 90 days from the date of the violations, (i) Cytec must promptly (but in any event within 90 days) prepare a capital budget for the following 12 months which will require Cyanamid's approval and expenditures other than pursuant to such budget or in excess of the newly budgeted amounts will require the approval of Cyanamid (as the holder of Series C Stock), provided that Cytec will not be prohibited from making expenditures required to comply with environmental, occupational safety and health laws and other applicable laws which expenditures will count toward the amount allowed to be expended under the newly prepared budget; and (ii) Cytec may not, without the prior written consent of Cyanamid, incur any indebtedness (except for borrowings under any Replacement Credit Facility and borrowings of not more than $10 million of other debt), make any significant acquisitions or divestitures, merge, consolidate, liquidate or sell all or substantially all of its assets or make Restricted Payments.

     Furthermore, in the event that Cytec is in violation of any financial covenant and any two of the following occurs: (i) Cytec has a negative net worth (excluding the Series C Stock and any other redeemable preferred stock), (ii) Cytec has experienced losses of at least $5 million per quarter for 6 consecutive quarters or losses of at least $20 million per year for the 3 consecutive fiscal years most recently then ended or 4 years out of the 5 fiscal years most recently then ended or (iii) Cytec's Fixed Charge Coverage Ratio is less than 1:1 for the 6 consecutive fiscal quarters most recently then ended, then Cyanamid, as holder of Series C Stock, has the right to elect directors representing a majority of the Cytec Board. The right of the holders of the Series C Stock to elect a majority of the Cytec Board will continue until such time that Cytec is in compliance with the financial covenants referred to in this "Financial Covenants" section and at least two of (i), (ii) and (iii) in the preceding sentence are no longer met.

                                    EXPERTS

     The consolidated financial statements and schedules of Cytec Industries Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in this Proxy Statement/Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audited financial statements of Fiberite Holdings, Inc. as of December 31, 1996, and for the year ended December 31, 1996 appearing in Cytec's Current Report on Form 8-K dated September 30, 1997, incorporated by reference in this Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving such reports.

     The consolidated financial statements of AMT and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the two year period ended December 31, 1997 included in this Proxy Statement/ Prospectus have been given in reliance on the report of Feldman Sherb Ehrlich & Co., P.C., (formerly Feldman Radin & Co., P.C.), independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Cytec Common Stock offered hereby will be passed upon for Cytec by Cravath, Swaine & Moore, counsel to Cytec.

     Foley, Hoag & Eliot LLP, counsel for AMT, has delivered an opinion concerning certain Federal income tax consequences of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences".

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

1997 FINANCIAL STATEMENTS
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets at December 31, 1997 and
     1996...................................................   F-3
  Consolidated Statements of Operations for the Years Ended
     December 31, 1997 and 1996.............................   F-4
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1997 and 1996.............................   F-5
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 1996 and 1997.................   F-6
  Notes to Consolidated Financial Statements................   F-7
UNAUDITED JUNE 30, 1998 INTERIM FINANCIAL STATEMENTS
  Condensed Consolidated Balance Sheets at June 30, 1998 and
     1997...................................................  F-16
  Condensed Consolidated Statements of Operations for the
     Three Months Ended June 30, 1998 and 1997 and the Six
     Months Ended June 30, 1998 and 1997....................  F-17
  Condensed Consolidated Statements of Cash Flows for the
     Six Months Ended June 30, 1998 and 1997................  F-18
  Notes to Condensed Consolidated Financial Statements......  F-19

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of The American Materials & Technologies Corporation

     We have audited the accompanying consolidated balance sheets of The American Materials & Technologies Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The American Materials & Technologies Corporation and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years then ended in conformity with generally accepted accounting principles.

                                          FELDMAN SHERB EHRLICH & CO., P.C.
                                          Certified Public Accountants
                                          (formerly Feldman Radin & Co., P.C.)

New York, New York
February 6, 1998
(March 23, 1998, with respect to Note 5)

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    92    $ 4,655
  Restricted cash...........................................    2,528         --
  Accounts receivable, net of allowance of $369 and $123,
     respectively...........................................    4,107      3,824
  Inventories...............................................    3,742      1,456
  Prepaid expenses and other current assets.................      659        520
                                                              -------    -------
          Total current assets..............................   11,128     10,455
  Property and equipment, net...............................    6,235      4,359
  Goodwill, less accumulated amortization of $2,202 and $3,
     respectively...........................................    5,078        518
  Other assets, net.........................................      618        363
                                                              -------    -------
                                                              $23,059    $15,695
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt....................  $ 4,212    $   112
  Accounts payable..........................................    4,875      1,957
  Accrued liabilities.......................................    3,137      1,394
  Income taxes payable......................................       --        218
                                                              -------    -------
          Total current liabilities.........................   12,224      3,681
  Long-term debt, less current installments.................    4,205        336
  Minority interest.........................................       --         70
  Commitments and contingencies.............................
Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 5,000 shares;
     none issued............................................       --         --
  Common stock $.01 par value. Authorized 15,000 shares;
     4,394 and 14,139 shares respectively, issued and
     outstanding............................................       44         41
  Additional paid-in capital................................   12,194     10,910
  Retained earnings (deficit)...............................   (5,237)       657
  Treasury stock, at cost (177 shares at December 31,
     1997)..................................................     (371)        --
                                                              -------    -------
          Total stockholders' equity........................    6,630     11,608
                                                              -------    -------
                                                              $23,059    $15,695
                                                              =======    =======

          See accompanying notes to consolidated financial statements.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997            1996
                                                              ----------      ----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Net sales...................................................   $30,386         $22,411
Costs and expenses:
  Materials.................................................    13,695          11,175
  Manufacturing.............................................     8,451           5,575
  Marketing, selling and administrative.....................     8,372           3,621
  Research and development..................................     1,639             535
  Unusual items (Note 4)....................................     3,845              --
                                                               -------         -------
                                                                36,002          20,906
                                                               -------         -------
Income (loss) from operations...............................    (5,616)          1,505
Other (expense) income:
  Interest expense..........................................      (603)           (434)
  Interest and other income.................................        25             131
  Minority interest.........................................        70              --
                                                               -------         -------
Income (loss) before income taxes...........................    (6,124)          1,202
Income tax expense (benefit)................................      (230)            239
                                                               -------         -------
Income (loss) before extraordinary item.....................    (5,894)            963
Loss on early extinguishment of debt, net of tax............        --             (29)
                                                               -------         -------
Net income (loss)...........................................   $(5,894)        $   934
                                                               =======         =======
Basic income (loss) per share:
  Income (loss) before extraordinary item...................   $ (1.35)        $  0.35
  Extraordinary item........................................        --           (0.01)
  Net income (loss).........................................   $ (1.35)           0.34
Diluted income (loss) per share:
  Income (loss) before extraordinary item...................   $ (1.35)        $  0.33
  Extraordinary item........................................        --           (0.01)
  Net income (loss).........................................   $ (1.35)        $  0.32
Weighted average number of shares:
  Basic.....................................................     4,352           2,729
  Diluted...................................................     4,352           2,956

          See accompanying notes to consolidated financial statements.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................   $ (5,894)     $    934
  Depreciation and amortization.............................      1,203           601
  Other non-cash charges....................................      2,435            78
  Changes in assets and liabilities, net of effect of
     acquisitions:
     Accounts receivable....................................        808        (1,138)
     Inventories............................................     (1,205)          546
     Prepaid expenses and other current assets..............        (39)         (237)
     Other assets...........................................       (325)         (336)
     Accounts payable.......................................      1,688          (886)
     Accrued liabilities....................................      1,390          (159)
     Income taxes payable...................................       (218)          218
                                                               --------      --------
Net cash used in operating activities.......................       (157)         (379)
                                                               --------      --------
Cash flows from investing activities:
  Purchase of property and equipment........................     (1,382)         (365)
  Acquisition of businesses, net of cash acquired...........     (6,911)         (535)
                                                               --------      --------
Net cash used in investing activities.......................     (8,293)         (900)
                                                               --------      --------
Cash flows from financing activities:
  Borrowings of long-term debt..............................     31,123        21,848
  Repayments of long-term debt..............................    (27,191)      (23,676)
  Repayment of note payable -- affiliate....................         --        (3,150)
  Proceeds from issuance of common stock....................        300        10,365
  Repurchase of common stock................................       (345)           --
  Proceeds from exercise of warrant.........................         --           374
                                                               --------      --------
Net cash provided by financing activities...................      3,887         5,761
                                                               --------      --------
Net increase (decrease) in cash and cash equivalents........     (4,563)        4,482
Cash and cash equivalents at beginning of year..............      4,655           173
                                                               --------      --------
Cash and cash equivalents at end of year....................   $     92      $  4,655
                                                               ========      ========

          See accompanying notes to consolidated financial statements.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                               COMMON STOCK                                           TOTAL
                                            ------------------   ADDITIONAL   RETAINED                STOCK-
                                             NUMBER               PAID-IN     EARNINGS    TREASURY   HOLDERS'
                                            OF SHARES   AMOUNT    CAPITAL     (DEFICIT)    STOCK      EQUITY
                                            ---------   ------   ----------   ---------   --------   --------
                                                                     (IN THOUSANDS)
Balance at December 31, 1995..............    1,517      $15      $   198      $  (277)    $   0     $   (64)
  Issuance of common stock................    2,332       23       10,341           --        --      10,364
  Exercise of warrant by affiliate........      290        3          371           --        --         374
  Net income..............................       --       --           --          934        --         934
                                              -----      ---      -------      -------     -----     -------
Balance at December 31, 1996..............    4,139       41       10,910          657         0      11,608
  Issuance of common stock................       75        1          299           --        --         300
  Issuance of stock for acquisition.......      180        2          985           --       (26)        961
  Repurchase of common stock..............       --       --           --           --      (345)       (345)
  Net loss................................       --       --           --       (5,894)       --      (5,894)
                                              -----      ---      -------      -------     -----     -------
Balance at December 31, 1997..............    4,394      $44      $12,194      $(5,237)    $(371)    $ 6,630
                                              =====      ===      =======      =======     =====     =======

          See accompanying notes to consolidated financial statements.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY The American Materials & Technologies Corporation (the "Company") was incorporated in the State of Delaware in March 1995 to acquire and manage businesses in the advanced materials and technologies industries. Culver City Composites Corporation ("Culver City Composites"), a supplier of prepreg materials to the aerospace industry, was acquired in December 1995; a 63% ownership in Carbon Design Partnership Limited ("Carbon Design"), a design and custom manufacturing business in the U.K., was purchased in November 1996; and Grafalloy Corporation ("Grafalloy") was formed in February 1997 to acquire the assets of Grafalloy L.P., a manufacturer of graphite golf club shafts. The results of operations of the acquired companies are included in the consolidated financial statements from the respective dates of acquisition.

     BASIS OF PRESENTATION The consolidated financial statements include domestic and foreign subsidiaries. All material intercompany profits, balances and transactions have been eliminated. Accounts denominated in foreign currencies have been translated using year-end exchange rates for assets and liabilities, while revenues and expense are translated at exchange rates prevailing during the year. Adjustments for foreign currency translation fluctuations have been insignificant.

     USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from management's estimates.

     CASH The Company maintains its operating cash in demand deposit accounts and commercial paper on a short term basis up to 30 days. Proceeds from an industrial development bond have been placed in an interest-bearing escrow account at a commercial bank.

     INVENTORIES Inventories are stated at the lower of first-in, first-out ("FIFO") cost or market value.

     PROPERTY AND EQUIPMENT Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful lives or the term of the related lease. Expenditures for maintenance and repairs are expensed as incurred.

     GOODWILL The excess of purchase price over the fair value of net assets of acquired subsidiaries (goodwill) is being amortized on a straight-line basis over 30 years, except for writedowns taken for impairment (Note 4).

     LONG-LIVED ASSETS Impairment loss is recorded on long-lived assets used in operations, such as property and equipment and intangible assets, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. This loss is measured by the difference between carrying amounts and estimated fair values. Impairment losses of approximately $2,500 related to goodwill at Grafalloy and Carbon Design were recorded in 1997.

     DERIVATIVE FINANCIAL INSTRUMENTS The Company has not used any derivative financial instruments to hedge foreign currency and interest rate market exposures, nor has it used derivatives for speculative or trading purposes.

     REVENUE RECOGNITION Revenues are recognized at the time of shipment. Allowances are provided for estimated returns and adjustments.

     RESEARCH AND DEVELOPMENT COSTS Expenditures related to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

     STOCK-BASED COMPENSATION Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to present required disclosures and to continue to account for stock-based employee compensation using the method prescribed in Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees". Compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

     ENVIRONMENTAL REMEDIATION COSTS The Company accrues remediation liabilities when it is probable that a liability exists and the costs can reasonable be estimated. The Company's estimates of these costs are based on existing technology, current laws and regulations, and the Company's current legal obligations regarding remediation and site-specific costs. These liabilities are adjusted when the effect of new facts or changes in law or technology are determinable. Approximately $330 was accrued for environmental remediation costs at December 31, 1997.

     EARNINGS (LOSS) PER SHARE Basic earnings (loss) per share is computed using the weighted average number of shares of outstanding common stock. Diluted per share amounts also include the effect of dilutive common stock equivalents from the assumed exercise of stock options. Earnings per share data for 1996 have been restated to conform to the requirements of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Diluted per share amounts for 1996 include 127,000 common stock equivalents from stock options. For 1997, stock options and warrants (Note 10) have been excluded because the effect would be antidilutive.

     FAIR VALUE OF FINANCIAL INSTRUMENTS The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued liabilities approximated their fair value based on the short-term maturity of these instruments.

     CASH FLOW INFORMATION Cash payments for interest in 1997 and 1996 were $510 and $434 respectively. Cash payments for income taxes were $10 in 1997 and $21 in 1996.

     RECENT ACCOUNTING PRONOUNCEMENTS SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for reporting information operating segments in annual and interim financial statements. The Company will adopt these standards in the first quarter of 1998. They will not have any significant effect on the Company's financial position or results of operations.

2.  BALANCE SHEET ITEMS

Inventories consist of the following at December 31:

                                                               1997      1996
                                                              ------    ------
Raw materials...............................................  $2,271    $  978
Work-in-progress............................................   1,013       478
Finished goods..............................................     458        --
                                                              ------    ------
                                                              $3,742    $1,456
                                                              ======    ======

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

The components of property and equipment are as follows at December 31:

                                                               1997       1996
                                                              -------    ------
Machinery and equipment.....................................  $ 5,200    $3,085
Leasehold improvements......................................    1,550     1,485
Furniture and fixtures......................................      401       184
Construction in progress....................................      673       249
                                                              -------    ------
                                                                7,824     5,003
Less accumulated depreciation and amortization..............   (1,589)     (644)
                                                              -------    ------
                                                              $ 6,235    $4,359
                                                              =======    ======

Accrued liabilities include the following at December 31, 1997 and 1996:

                                                               1997      1996
                                                              ------    ------
Accrued compensation........................................  $1,006    $  600
Other accrued expenses......................................   1,981       794
                                                              ------    ------
                                                              $2,987    $1,394
                                                              ======    ======

3.  ACQUISITIONS

     On December 19, 1995, the Company acquired all of the outstanding stock of Structural Polymer Systems, Inc., a manufacturer and marketer of advanced composite materials for the aerospace and defense industries, for approximately $5,688, including acquisition costs. The purchase was financed with loans from an affiliated company and a bank line of credit and term loan. The name of the acquired company was changed to Culver City Composites Corporation.

     In November 1996, the Company acquired 63% of the outstanding stock of Carbon Design Partnership Limited, a U.K. company engaged in the design and manufacturing of composite parts for recreational and industrial uses, for cash of approximately $590.

     On February 27, 1997, the Company acquired all of the assets and assumed certain liabilities of Grafalloy L.P., a manufacturer of graphite golf club shafts. The purchase price of approximately $9,200 included a cash payment of $6,400, 179,492 shares of common stock (valued at $987), notes of $1,537 (as subsequently adjusted based on the purchase agreement), and expenses of $280.

     Each of these acquisitions was accounted for as a purchase and, accordingly, the operating results have been included in the Company's consolidated financial statements from the respective dates of acquisition. Pro forma unaudited operating results for the years ended December 31, 1997 and 1996, assuming that Carbon Design and Grafalloy had been acquired on January 1, 1996, are as follows:

                                                               1997       1996
                                                              -------    -------
Net sales...................................................  $32,113    $33,841
Net income (loss)...........................................  $(6,085)   $ 1,385
Per share:
  Basic.....................................................  $ (1.39)   $  0.48
  Diluted...................................................  $ (1.39)   $  0.44

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

4.  UNUSUAL ITEMS

     During the first nine months of 1997 the Company engaged in extensive efforts, including financing activities, negotiations and due diligence, for the acquisition of a much larger business. The Company was not successful, and the target company was acquired by a major competitor in September 1997. Negotiations related to several smaller acquisitions were also terminated during the third quarter. Expenses of approximately $760 related to the Company's acquisition activities were recognized in the third quarter of 1997.

     Also in the third quarter of 1997, the Company recorded charges of $720 related to its investment in Carbon Design, including the writedown of goodwill, following a decision to pursue the sale of that business.

     In the fourth quarter of 1997 the Company recorded charges of $2,000 to reduce goodwill arising from the purchase of Grafalloy based upon a review of projected future cash flows. In addition, reserves related to the disposition of Carbon Design were increased by $365. These charges contributed to a net loss in the fourth quarter of $3,883.

5.  LONG-TERM DEBT

     Long-term debt includes the following at December 31, 1997 and 1996:

                                                               1997     1996
                                                              ------    ----
Borrowings under revolving credit facilities................  $3,167    $ --
Term loans, payable in monthly installments through 2000....     863     448
Industrial development bond.................................   2,500      --
Acquisition notes due March through August 1998.............   1,069      --
Other.......................................................     818      --
                                                              ------    ----
                                                               8,417     448
Less current portion........................................   4,212     112
                                                              ------    ----
                                                              $4,205    $336
                                                              ======    ====

     Required principal payments of long-term debt are as follows:
1998 -- $4,212; 1999 -- $3,530; 2000 -- $636; 2001 -- $21; and 2002 -- $18. The
carrying value of all debt instruments approximates their fair value.

     In April 1997 the Company renegotiated its bank credit facility to reduce the interest rate margin and to increase the total facility to $10,167, consisting of $7,467 revolving credit based upon inventory and accounts receivable, a $1,000 five-year term loan, and a $1,700 standby term loan to finance capital expenditures. At December 31, 1997, $3,167 was outstanding on the revolving credit lines and $845 was available based on eligible collateral. The effective annual interest rate on the total credit facility for the year ended December 31, 1997 was 12.5%. Under a previous credit agreement in effect for CCC during 1996, the effective annual interest rate was 10.2%.

     One credit agreement for $6,167 extends to January 1999 and the second for $4,000 extends to April 2000. Interest is charged at the rate of 1% above the prime rate; a fee of 1% per annum is charged on the unused portion of the credit facilities. The term loans bear interest at 1% over the prime rate and are payable in equal principal amounts over sixty months. The loan agreements require, among other things, that the Company maintain certain financial covenants, including tangible net worth, interest coverage, and debt service coverage; the agreements also restrict capital expenditures and the payment of dividends. The credit facilities are secured by substantially all the assets of the Company. As a result of losses incurred in 1997, the Company was not in compliance with certain covenants in its loan agreements. A waiver of compliance was granted by the lender.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

     In August 1997 the Company borrowed $2,500 pursuant to an industrial development bond. The note bears interest at 7.1% per annum and is payable over 78 months beginning in April 1998. The proceeds of the loan were placed in an interest-earning escrow account pending disbursement for designated capital expenditures. The entire amount remained in escrow at December 31, 1997 (classified as restricted cash). The Company subsequently decided not to proceed with the project and the funds were returned to the lender in March 1998. In December 1997 the Company repurchased 172,582 shares of its common stock (issued in the purchase of Grafalloy) for notes totaling $345. The 10% notes were due in February 1999, but were canceled in January 1998 in connection with the exercise of stock options.

     From December 1995 to July 1996, the Company was obligated under two 10% promissory notes, in the amounts of $3,000 and $150, respectively, to a company in which the Company's Chairman was an officer and director. The notes were repaid in full on July 5, 1996. In connection with the $3,000 note, the Company issued a warrant to purchase 289,790 shares of the Company's common stock at $1.29 per share. The warrant was exercised in September 1996. A value of $78 was assigned to the warrant when issued; the unamortized discount at the date the note was repaid was recognized as an extraordinary loss on early extinguishment of debt.

6.  COMMITMENTS AND CONTINGENCIES

     The Company leases its principal manufacturing and office facilities under non-cancelable leases expiring through 2006. The leases generally require the lessee to pay taxes, maintenance, insurance and certain other operating costs of the leased property. The leases on most of the properties contain renewal provisions and some base rents are subject to annual increases determined by indexing. Rent expense for the years ended December 31, 1997 and 1996 was $795 and $682, respectively. Minimum lease payments under operating lease commitments are as follows:

                     YEAR ENDED                       AMOUNT
                     ----------                       ------
1998................................................  $  744
1999................................................     632
2000................................................     632
2001................................................     632
2002................................................     588
Thereafter..........................................   1,826
                                                      ------
                                                      $5,054
                                                      ======

     In September 1997 the Company filed a lawsuit against a competitor seeking damages from unfair competition and violations of the antitrust laws. The defendant has denied any liability. The lawsuit is in the early stages of discovery. The Company is involved in other litigation in the ordinary course of business, the outcome of which, in the opinion of management, will not have any material adverse effect on the Company's financial position or results of operations.

7.  BUSINESS AND CREDIT CONCENTRATIONS

     The majority of the Company's business is conducted with major aerospace and defense companies and their subcontractors. The Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. One customer accounted for approximately 12% of sales in 1997 and 16% in 1996. Two separate customers represented 10% of 1997 sales and 15% of 1996 sales, respectively.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

8.  INCOME TAXES

     The provision (benefit) for income taxes for the years ended December 31, 1997 and 1996 consists of the following:

                                                              1997     1996
                                                              -----    ----
Current:
  Federal...................................................  $(203)   $203
  State.....................................................    (27)     36
                                                              -----    ----
                                                               (230)    239
                                                              -----    ----
  Deferred..................................................     --      --
  Total.....................................................  $(230)   $239
                                                              =====    ====

     A reconciliation between the federal statutory tax rate and the effective income tax rate for the years ended December 31, 1997 and 1996 follows:

                                                              1997    1996
                                                              ----    ----
Statutory federal income tax rate...........................  (35)%    34%
State income taxes, net of federal taxes....................   (6)      6
Benefit of operating loss carryforwards.....................   --     (20)
Losses for which no benefit is provided.....................   37      --
                                                              ---     ---
     Effective income tax rate..............................   (4)%    20%
                                                              ===     ===

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income tax assets and liabilities at December 31, 1997 and 1996 are shown below:

                                                               1997      1996
                                                              ------    ------
Deferred income tax assets:
  Net operating loss carryforwards..........................  $4,212    $3,360
  Allowance for doubtful accounts...........................     148        49
  Inventory reserves........................................     140       141
  Accrued expenses..........................................     112        92
  Deferred compensation.....................................     189       100
  Other.....................................................      31        25
                                                              ------    ------
                                                               4,832     3,767
                                                              ------    ------
Deferred income tax liabilities:
  Depreciation and amortization.............................    (728)     (618)
                                                              ------    ------
Deferred tax valuation allowance............................  (4,104)   (3,149)
                                                              ------    ------
Net deferred income taxes...................................  $   --    $   --
                                                              ======    ======

     At December 31, 1997, the Company had net operating loss carryforwards of approximately $3,900 for federal tax purposes, expiring in 2012. In addition, as a result of the acquisition of Culver City Composites, the Company had approximately $32,165 of net operating loss carryforwards which extend to 2002-2010. The utilization of these carryforwards is limited to approximately $500 each year as a result of the December 1995 "change in ownership" as defined in the Internal Revenue Code.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

9.  EMPLOYEE BENEFIT PLANS

     DEFINED CONTRIBUTION PLANS Substantially all U.S.-based non-bargaining unit employees of the Company are eligible to participate in one of two defined contribution plans. Participants can contribute up to 12% or 19% of their annual salary and receive a matching contribution from the employer according to the provisions of the respective plan documents. The expense of the defined contribution plans for the years ended December 31, 1997 and 1996 was $34 and $66, respectively.

     DEFINED BENEFIT PLAN The Company maintains a defined benefit pension plan covering all bargaining unit employees. The plan provides for monthly benefit payments upon retirement based on a fixed monthly payment for each year of credited service. Plan contributions are made in accordance with ERISA regulations. The plan maintains investments in various pooled funds at a bank. Net periodic pension cost was $25 and $23 for the years ended December 31, 1997 and 1996, respectively. The net pension asset at December 31, 1997 was $37 (net liability of $38 at December 31, 1996).

     The components of net pension costs for the years ended December 31, 1997 and 1996 are as follows:

                                                              1997    1996
                                                              ----    ----
Service cost for benefits earned............................  $25     $24
Interest cost on projected benefit obligation...............   71      71
Expected return on plan assets..............................  (77)    (79)
Prior service cost amortization.............................    8       9
Net actuarial gain assumption...............................  (10)    (10)
Expenses....................................................    8       8
                                                              ---     ---
  Net pension cost..........................................  $25     $23
                                                              ===     ===

     The following table summarizes the funded status of the plan and amounts recognized in the consolidated balance sheet at December 31, 1997 and 1996, using a valuation date of August 1:

                                                               1997     1996
                                                              ------    ----
Actuarial present value of benefit obligations:
  Vested benefit obligation.................................  $  925    $899
  Non-vested benefit obligation.............................       4       2
                                                              ------    ----
  Projected benefit obligation..............................     929     901
Plan assets at fair value...................................   1,049     863
                                                              ------    ----
Excess (deficiency) of plan assets over projected benefit
  obligation................................................     120     (38)
Unrecognized net (gain) loss................................    (146)      9
Unrecognized prior service cost.............................      63      71
Adjustment to recognized minimum liability..................      --     (80)
                                                              ------    ----
Net pension asset (liability) recognized....................  $   37    $(38)
                                                              ======    ====
Assumptions used:
  Discount rate.............................................       8%      8%
                                                              ======    ====
  Long-term rate of return on plan assets...................       9%      9%
                                                              ======    ====

10.  STOCKHOLDERS' EQUITY

     COMMON STOCK In July 1996 the Company completed an initial public offering of 2,000,000 shares of its common stock at $5.50 per share. The underwriter subsequently exercised an option to purchase an

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION additional 296,000 shares at $5.50 per share. Net proceeds were $10,215. Also in 1996 the Company sold 11,364 shares of common stock for $50 in a private transaction.

     The Company issued 25,000 shares of common stock in 1996 and an additional 75,000 shares in 1997 in consideration for the extension of an exclusive license granted pursuant to a joint venture agreement dated March 1996. These shares were valued at $4.00 per share.

     As partial consideration for the purchase of Grafalloy (Note 3), the Company issued 179,492 shares of common stock valued at $987. On December 1, 1997, the Company repurchased 172,582 of these shares for promissory notes aggregating $345 due in February 1999.

     STOCK OPTION PLANS The Company's 1996 Incentive and Nonqualified Stock Option Plan ("1996 Plan") was adopted in February 1996 and its 1997 Stock Option Plan (A"1997 Plan") was adopted in March 1997 and approved by stockholders in May 1997. A total of 350,000 shares of common stock are reserved for issuance under each plan. Options may be granted to officers, directors, and employees of the Company and to consultants who provide services to the Company. The Board of Directors determines individuals to whom options will be granted, the option exercise price and other terms of each award, subject to the provisions of the plans. The plans expire in 2006 and 2007, respectively.

     Under both plans, no option may extend for more than ten years from the date of grant. The exercise price for incentive stock options (as defined in the Internal Revenue Code of 1986) may not be less than the fair market value of the common stock at the date of grant. As of December 31, 1997 there were 25,387 unissued shares of common stock reserved for future grants under the plans.

     In addition to options granted under the two plans, the Company in 1995 issued options to purchase 133,303 shares at $0.86 per share and 9,999 shares at $1.50 per share, and in 1997 issued options to purchase 42,000 shares at $4.88 per share (of which 20,000 subsequently were canceled). The options vest over periods of up to four years.

     Shares subject to option for the years ended December 31, 1997 and 1996 are summarized as follows:

                                                     1997                   1996
                                              -------------------    -------------------
                                                         WEIGHTED               WEIGHTED
                                                         AVERAGE                AVERAGE
                                                         EXERCISE               EXERCISE
                                              SHARES      PRICE      SHARES      PRICE
                                              -------    --------    -------    --------
Outstanding at beginning of year............  289,902     $2.36      143,302     $0.90
Granted.....................................  625,313      5.02      151,400      3.68
Exercised...................................       --                     --
Cancelled...................................  (77,300)     4.94       (4,800)     4.00
                                              -------     -----      -------     -----
Outstanding at end of year..................  837,915     $4.11      289,902     $2.36
Exercisable at end of year..................  209,218     $2.91       46,934     $0.89
Weighted average fair value of options
  granted during the year...................              $2.01                  $1.55

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                       OPTIONS OUTSTANDING
                              --------------------------------------      OPTIONS EXERCISABLE
                                              WEIGHTED                  -----------------------
                                               AVERAGE      WEIGHTED                   WEIGHTED
                                              REMAINING     AVERAGE                    AVERAGE
RANGE OF                        NUMBER       CONTRACTUAL    EXERCISE      NUMBER       EXERCISE
EXERCISE PRICES               OUTSTANDING       LIFE         PRICE      EXERCISABLE     PRICE
---------------               -----------    -----------    --------    -----------    --------
$0.78 to $1.50..............    168,302          7.5         $0.92        100,118       $0.90
$4.31 to $6.25..............    669,613          9.1         $4.91        109,100       $4.76
                                -------          ---         -----        -------       -----
                                837,915          8.7         $4.11        209,218       $2.91

     The Company applies APB 25 and related interpretations in accounting for grants to employees under its stock option plans. Because the exercise price of the options equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized in the Company's financial statements. Pro forma disclosures assuming compensation cost had been determined based on the fair value of stock options at the grant dates consistent with the method of SFAS 123 are as follows:

                                 1997    1996
                                -------  -----
Net income (loss)  As reported  $(5,894) $928
                   Pro forma    $(6,161) $886
Per share:
  Basic            As reported  $(1.35)  $0.34
                   Pro forma    $(1.42)  $0.32
  Diluted          As reported  $(1.35)  $0.32
                   Pro forma    $(1.42)  $0.30

     The fair value of options granted has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1997 and 1996, respectively: expected volatility of 50% and 45% (based on the historical volatility of a sample of similar companies); risk-free interest rates of 5.5% and 6.4%; expected lives of 5 years; and no dividend yield. For purposes of the pro forma disclosures, the estimated fair value of the options has been amortized to expense over the vesting period of the options.

     WARRANTS In connection with its initial public offering in July 1996, the Company issued a warrant to purchase 200,000 shares of common stock to the representative of the underwriters. The warrant is exercisable at $8.80 per share through June 2001. The Company has also issued five-year warrants to consultants to purchase 95,000 shares of common stock at prices of $4.00 and $4.88 per share.

11.  SUBSEQUENT EVENTS (UNAUDITED)

     On July 8, 1998, the Company entered into an agreement with Cytec Industries Inc. ("Cytec") pursuant to which Cytec will acquire all of the outstanding shares of the Company in exchange for Cytec common shares in a transaction designed to qualify as a tax-free reorganization. The Company's stockholders will receive the equivalent of $6.00 per share in Cytec shares. The transaction is subject to approval by the Company's stockholders and by regulatory authorities, and is expected to close in the fourth quarter of 1998.

     On July 29, 1998, the Company signed a letter of intent for the sale of the assets and assumption of certain liabilities of Grafalloy for cash of $7,500. This transaction is expected to close after the merger with Cytec Industries Inc., but is not subject to the completion of that merger. The Company anticipates that it will incur a loss of approximately $1,500 in connection with this sale.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $   103        $    92
  Restricted cash...........................................         --          2,528
  Accounts receivable, net..................................      5,785          4,107
  Inventories...............................................      4,497          3,742
  Prepaid expenses and other current assets.................        448            659
                                                                -------        -------
          Total current assets..............................     10,833         11,128
Property and equipment, net of accumulated depreciation of
  $2,019 and $1,589, respectively...........................      5,971          6,235
Goodwill....................................................      4,984          5,078
Other assets................................................        643            618
                                                                -------        -------
                                                                $22,431        $23,059
                                                                =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt....................    $   704        $ 4,212
  Accounts payable..........................................      7,231          4,875
  Accrued liabilities.......................................      2,032          3,137
                                                                -------        -------
          Total current liabilities.........................      9,967         12,224
Long-term debt, less current installments...................      4,467          4,205
Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 5,000 shares;
     none issued............................................         --             --
  Common stock, $.01 par value. Authorized 15,000 shares;
     4,442 and 4,394 issued and outstanding, respectively...         44             44
Additional paid-in capital..................................     12,296         12,194
Accumulated deficit.........................................     (4,327)        (5,237)
Treasury stock, at cost.....................................        (16)          (371)
                                                                -------        -------
          Total stockholders' equity........................      7,997          6,630
                                                                -------        -------
Total liabilities and stockholders' equity..................    $22,431        $23,059
                                                                =======        =======

     See accompanying notes to condensed consolidated financial statements

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED      SIX MONTHS ENDED
                                                            JUNE 30,               JUNE 30,
                                                       -------------------    ------------------
                                                         1998       1997       1998       1997
                                                       --------    -------    -------    -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                      (UNAUDITED)
Net sales............................................  $11,456     $9,396     $23,171    $16,548
Costs and expenses:
  Materials..........................................    5,707      3,877      11,529      7,261
  Manufacturing......................................    2,384      2,524       4,897      4,293
  Selling, general and administrative................    2,126      2,154       4,477      3,587
  Research and development...........................      510        373       1,010        666
                                                       -------     ------     -------    -------
                                                        10,727      8,928      21,913     15,807
                                                       -------     ------     -------    -------
Income from operations...............................      729        468       1,258        741
Other income (expense):
  Interest expense...................................     (168)      (160)       (375)      (244)
  Interest and other income..........................       (1)       145          27        226
  Minority interest..................................       --         33          --        103
                                                       -------     ------     -------    -------
                                                          (169)        18        (348)        85
                                                       -------     ------     -------    -------
Income before income taxes...........................      560        486         910        826
Income tax expense...................................       --         53           0        119
                                                       -------     ------     -------    -------
Net income...........................................  $   560     $  433     $   910    $   707
                                                       =======     ======     =======    =======
Net income per share:
  Basic..............................................  $  0.13     $ 0.10     $  0.21    $  0.16
                                                       =======     ======     =======    =======
  Diluted............................................  $  0.11     $ 0.10     $  0.19    $  0.16
                                                       =======     ======     =======    =======
Weighted average number of shares:
  Basic..............................................    4,440      4,394       4,400      4,338
                                                       =======     ======     =======    =======
  Diluted............................................    4,920      4,555       4,730      4,506
                                                       =======     ======     =======    =======

     See accompanying notes to condensed consolidated financial statements

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   SIX MONTHS
                                                                 ENDED JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $    910    $    707
  Depreciation and amortization.............................       694         512
  Other non-cash charges....................................        --         184
  Changes in assets and liabilities (excluding
     acquisitions):
     Accounts receivable....................................    (1,678)     (2,045)
     Inventories............................................      (755)     (1,692)
     Prepaid expenses and other assets......................       158        (770)
     Accounts payable and accrued liabilities...............     1,251       1,062
     Income taxes payable...................................        --         111
                                                              --------    --------
     Net cash provided by (used in) operating activities....       580      (1,931)
                                                              --------    --------
Cash flows from investing activities:
  Purchase of property and equipment........................      (280)     (2,461)
     Cash paid for acquisition..............................        --      (6,502)
                                                              --------    --------
     Net cash used in investing activities..................      (280)     (8,963)
                                                              --------    --------
Cash flows from financing activities:
  Borrowings under revolving credit lines...................    20,100      26,854
  Repayments of revolving credit lines......................   (19,706)    (22,542)
  Borrowings (repayments) of term loans.....................      (161)        544
  Other notes payable.......................................      (979)      1,383
  Issuance of common stock..................................       457          --
                                                              --------    --------
Net cash (used in) provided by financing activities.........      (289)      6,239
                                                              --------    --------
Net increase (decrease) in cash and cash equivalents........        11      (4,655)
Cash and cash equivalents at beginning of period............        92       4,655
                                                              --------    --------
Cash and cash equivalents at end of period..................  $    103    $     --
                                                              ========    ========

     See accompanying notes to condensed consolidated financial statements

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The information contained in the consolidated financial statements and footnotes is condensed from that which would appear in the Company's annual consolidated financial statements. Accordingly, these condensed consolidated financial statements should be reviewed in conjunction with the consolidated financial statements and related notes contained in the Annual Report on Form 10-KB for the year ended December 31, 1997, filed with the Securities and Exchange Commission. The unaudited condensed consolidated financial statements as of June 30, 1998 and for the three-month and six-month periods ended June 30, 1998 and 1997 include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Culver City Composites and Grafalloy Corporation. All significant intercompany accounts and transactions have been eliminated.

2.  NEW ACCOUNTING STANDARDS

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual financial statement. It also requires that an entity classify items of other comprehensive earnings (e.g., foreign currency translation adjustments and unrealized gains and losses on certain marketable securities) by their nature in an annual financial statement. The Company's total comprehensive earnings for the three-month and six-month periods ended June 30, 1998 and 1997 were the same as reported net income for those periods.

     The Company has also adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information". This statement does not require interim period information in the year of adoption.

     Statement of Financial Accounting Standards No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits", is effective for the year beginning January 1, 1998. The statement requires additional information about changes in the benefit obligation and fair value of plan assets. The Company will include such disclosures in its annual financial statements.

3.  EARNINGS PER SHARE

     Basic earnings per share amounts are computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted per share data also includes the effect of stock options and warrants:

                                                THREE MONTHS ENDED      SIX MONTHS ENDED
                                                     JUNE 30,               JUNE 30,
                                                ------------------      ----------------
                                                 1998        1997       1998       1997
                                                ------      ------      -----      -----
Weighted average shares.......................  4,440       4,394       4,400      4,338
Effect of stock options/warrants..............    480         161         330        168
                                                -----       -----       -----      -----
Weighted average shares, assuming dilution....  4,920       4,555       4,730      4,506

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

4.  LONG-TERM DEBT

     Long-term debt consisted of the following at June 30, 1998 and December 31, 1997:

                                                              JUNE 30,    DECEMBER 31,
                                                                1998          1997
                                                              --------    ------------
Borrowings under revolving credit facilities................   $3,944        $3,167
Term loans, payable in monthly installments through 2000....      702           863
Industrial development bond.................................       --         2,500
Other.......................................................      525         1,887
                                                               ------        ------
                                                                5,171         8,417
Less current portion........................................      704         4,212
                                                               ------        ------
                                                               $4,467        $4,205
                                                               ======        ======

5.  SUBSEQUENT EVENTS

     On July 8, 1998, the Company entered into an agreement with Cytec Industries Inc. ("Cytec") pursuant to which Cytec will acquire all of the outstanding shares of the Company in exchange for Cytec common shares in a transaction designed to qualify as a tax-free reorganization. The Company's stockholders will receive the equivalent of $6.00 per share in Cytec shares. The transaction is subject to approval by the Company's stockholders and by regulatory authorities, and is expected to close in the fourth quarter of 1998.

     On July 29, 1998, the Company signed a letter of intent for the sale of the assets and assumption of certain liabilities of Grafalloy for cash of $7,500. This transaction is expected to close after the merger with Cytec Industries Inc., but is not subject to the completion of that merger. The Company anticipates that it will incur a loss of approximately $1,500 in connection with this sale.

                                INDEX TO ANNEXES

                                                              ANNEX
                                                              -----
Agreement and Plan of Merger, and Amendment to Agreement and
  Plan of Merger............................................      A
Stockholders Agreement......................................      B
Opinion of Wm Sword & Co. Incorporated......................      C

                                                                         ANNEX A

                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             CYTEC INDUSTRIES INC.

                                   ("PARENT")

                                      AND

                             CAM ACQUISITION CORP.

                                    ("SUB")

                                      AND

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                                (THE "COMPANY")

                                     DATED

                                  JULY 8, 1998

                                                                                                       PAGE
                                                                                                       ----
Article I
  THE MERGER.........................................................................................     1
  Section 1.1    Surviving Corporation...............................................................     1
  Section 1.2    Effective Time......................................................................     1
  Section 1.3    Closing.............................................................................     1
  Section 1.4    Effects of the Merger...............................................................     2
  Section 1.5    Certificate of Incorporation........................................................     2
  Section 1.6    By-Laws.............................................................................     2
  Section 1.7    Directors and Officers..............................................................     2
  Section 1.8    Meeting of the Company's Stockholders...............................................     2
Article II
  STATUS AND CONVERSION OF SECURITIES................................................................     2
  Section 2.1    Status and Conversion of Securities.................................................     2
  Section 2.2    Company Stock Options and Warrants..................................................     3
  Section 2.3    Closing of the Company's Transfer Books.............................................     4
  Section 2.4    Exchange of Certificates............................................................     4
  Section 2.5    No Fractional Shares................................................................     4
  Section 2.6    Adjustments.........................................................................     5
  Section 2.7    No Further Ownership Rights in Company Common Stock.................................     5
  Section 2.8    Termination of Exchange Agent.......................................................     5
  Section 2.9    Liability...........................................................................     5
  Section 2.10   Investment of Funds.................................................................     5
Article III
  REPRESENTATION AND WARRANTIES OF PARENT............................................................     6
  Section 3.1    Organization and Qualification......................................................     6
  Section 3.2    Authority Relative to this Agreement................................................     6
  Section 3.3    No Violation........................................................................     6
  Section 3.4    Capitalization......................................................................     6
  Section 3.5    Parent Common Stock to be Issued in the Merger......................................     7
  Section 3.6    Approvals...........................................................................     7
  Section 3.7    SEC Documents.......................................................................     7
  Section 3.8    Litigation..........................................................................     8
  Section 3.9    Absence of Certain Changes..........................................................     8
  Section 3.10   Disclosure..........................................................................     8
Article IV
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................     8
  Section 4.1    Organization and Qualification......................................................     8
  Section 4.2    Subsidiaries........................................................................     8
  Section 4.3    Authority Relative to this Agreement................................................     9
  Section 4.4    No Violation........................................................................    10
  Section 4.5    Capitalization......................................................................    10
  Section 4.6    Approvals...........................................................................    10
  Section 4.7    Company SEC Documents...............................................................    11
  Section 4.8    Litigation..........................................................................    11
  Section 4.9    Absence of Certain Changes..........................................................    12
  Section 4.10   Licenses, Permits, Authorizations, Etc. ............................................    12

                                                                                                       PAGE
                                                                                                       ----
  Section 4.11   Taxes and Returns...................................................................    12
  Section 4.12   ERISA, etc..........................................................................    13
  Section 4.13   Employment Agreements...............................................................    14
  Section 4.14   Opinion of Financial Advisor........................................................    14
  Section 4.15   Disclosure..........................................................................    14
  Section 4.16   State Takeover Statutes.............................................................    15
  Section 4.17   Compliance with Laws................................................................    15
  Section 4.18   Labor Relations.....................................................................    15
  Section 4.19   Intellectual Property...............................................................    15
  Section 4.20   Title to Properties.................................................................    16
  Section 4.21   Contracts...........................................................................    16
  Section 4.22   Environmental Matters...............................................................    16
  Section 4.23   Qualifications......................................................................    17
  Section 4.24   Certain Transactions................................................................    18
  Section 4.25   Insurance...........................................................................    18
Article V
  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...................................................    18
  Section 5.1    Organization........................................................................    18
  Section 5.2    Authority Relative to this Agreement................................................    18
  Section 5.3    No Violation........................................................................    18
  Section 5.4    Approvals...........................................................................    19
  Section 5.5    Capitalization......................................................................    19
Article VI
  CONDUCT OF BUSINESS PENDING THE MERGER.............................................................    19
  Section 6.1    Conduct of Business by the Company Prior to the Effective Time......................    19
  Section 6.2    Conduct of Business by Parent.......................................................    21
Article VII
  ADDITIONAL AGREEMENTS..............................................................................    21
  Section 7.1    Access and Information; Confidentiality.............................................    21
  Section 7.2    HSR Act.............................................................................    22
  Section 7.3    Stockholder Approval; Proxy Statement...............................................    22
  Section 7.4    S-4 Registration Statement..........................................................    22
  Section 7.5    Fees and Expenses...................................................................    22
  Section 7.6    Additional Agreements; Other Action.................................................    23
  Section 7.7    Acquisition Proposals...............................................................    23
  Section 7.8    Benefit Matters.....................................................................    24
  Section 7.9    Indemnification; Continuation of Insurance; Guaranty................................    25
  Section 7.10   Subsequent Financial Statement......................................................    26
  Section 7.11   Certain Notifications...............................................................    26
  Section 7.12   Letter of the Company's Accountants.................................................    26
  Section 7.13   Stockholder Litigation..............................................................    26
  Section 7.14   Affiliates..........................................................................    26
  Section 7.15   Stockholder Agreement Legend........................................................    26
  Section 7.16   Initial Payment.....................................................................    26
  Section 7.17   Termination of Lawsuit..............................................................    26

                                                                                                       PAGE
                                                                                                       ----
Article VIII
  CONDITIONS TO THE MERGER...........................................................................    27
  Section 8.1    Conditions to Each Party's Obligation to Effect the Merger..........................    27
  Section 8.2    Conditions to the Company's Obligation to Effect the Merger.........................    27
  Section 8.3    Conditions to the Obligations of Parent and Sub to Effect the Merger................    28
  Section 8.4    Frustration of Closing Conditions...................................................    28
Article IX
  TERMINATION, AMENDMENT AND WAIVER..................................................................    29
  Section 9.1    Termination.........................................................................    29
  Section 9.2    Amendment...........................................................................    30
  Section 9.3    Waiver..............................................................................    30
Article X
  GENERAL PROVISIONS.................................................................................    30
  Section 10.1   Non-Survival of Representations, Warranties and Agreements..........................    30
  Section 10.2   Brokers.............................................................................    30
  Section 10.3   Notices.............................................................................    30
  Section 10.4   Interpretation......................................................................    31
  Section 10.5   Miscellaneous.......................................................................    31
  Section 10.6   Publicity...........................................................................    31
  Section 10.7   Assignment..........................................................................    31
  Section 10.8   Governing Law.......................................................................    32
  Section 10.9   Consent to Jurisdiction.............................................................    32
  Section 10.10  No Right to Set-off.................................................................    32

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of July 8, 1998 (this "Agreement"), among Cytec Industries Inc., a Delaware corporation ("Parent"), CAM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and The American Materials & Technologies Corporation, a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent;

     WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company in accordance with the Delaware General Corporation Law and with the terms provided for herein;

     WHEREAS, substantially concurrently herewith and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain affiliate stockholders of the Company have entered into a Stockholders Agreement (the "Stockholders Agreement");

     WHEREAS, concurrently herewith and as a condition and inducement to the Company's willingness to enter into this Agreement, Parent is paying to the Company $500,000 as described in Section 7.16;

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with such merger, and also desire to set forth various conditions thereto; and

     WHEREAS, said merger is intended to qualify as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1  Surviving Corporation.  At the Effective Time (as defined in
Section 1.2) and in accordance with the provisions of this Agreement and the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company (the "Merger") which shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and which shall continue its corporate existence under the laws of the State of Delaware and succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     Section 1.2 Effective Time. The Merger shall become effective when the Certificate of Merger (as said Certificate is defined in Section 1.3) is filed with the office of the Secretary of State of Delaware in accordance with the applicable provisions of the DGCL (or at the time specified as the effective time in the Certificate of Merger), which Certificate shall be filed as soon as practicable after the Closing (as defined in Section 1.3). The date and time when the Merger shall become effective are herein referred to as the "Effective Time."

     Section 1.3  Closing.

     (a) Subject to the provisions of Article VIII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, NY 10019, as soon as practicable after October 10, 1998 or such later date as the parties shall agree to following the meeting of the stockholders of the Company referred to in Section 1.8, and in no event later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII, or at such other time and place or on such other date after October 10, 1998 as the Company and Parent may mutually agree in writing (the date and time of such Closing being herein referred to as the "Closing Date").

     (b) Subject to the provisions of Article VIII, at the Closing the Surviving Corporation shall execute a certificate of merger (the "Certificate of Merger") and cause said Certificate to be filed and recorded in accordance with the applicable provisions of the DGCL.

     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 1.5 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit D and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with law.

     Section 1.6 By-Laws. The By-laws of Sub, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation until amended as therein provided.

     Section 1.7 Directors and Officers. The persons who are directors of the Company immediately prior to the Effective Time shall resign effective as of the Effective Time. The persons who are directors or officers, or both, of Sub immediately prior to the Effective Time shall, after the Effective Time, be the directors and officers of the Surviving Corporation, without change until the earlier of their resignation or removal or their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

     Section 1.8 Meeting of the Company's Stockholders. The Company will take all actions necessary in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the DGCL and the Company's Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Company Stockholder Meeting") to be held as promptly as practicable after October 10, 1998, subject to Section 7.6, to consider and vote upon the adoption of this Agreement and the authorization of the Merger. The Board of Directors of the Company shall recommend that the stockholders of the Company vote to adopt this Agreement and approve the Merger, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted pursuant to Section
7.7. The Company shall use commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of such approval and adoption and shall take all other action necessary or, in its opinion, helpful to secure such favorable vote, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of their Agreement or the Merger as permitted pursuant to Section 7.7. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 1.8 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Transaction Proposal (as defined in Section 7.7).

                                   ARTICLE II

                      STATUS AND CONVERSION OF SECURITIES

     Section 2.1 Status and Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each outstanding share of common stock, $.01 par value per share, of the Company ("Company Common Stock") held by the Company as a treasury share and each share of Company Common Stock owned by Parent or Sub, shall be canceled and retired and no consideration shall be delivered in exchange therefor.

          (b) Each outstanding share of Company Common Stock, other than those shares referred to in Section 2.1(a), shall be converted into a number of a shares of common stock (the "Conversion Number"), $.01 par value per share, of Parent ("Parent Common Stock") determined by dividing (i) $6.00 by (ii) the average closing price of the Parent Common Stock for the twenty trading days immediately preceding the Closing Date as reported on the New York Stock Exchange Composite Transaction Tape (the "Average Closing Price") and rounding to the nearest ten-thousandth of a share.

     The ratio of the number of shares of Parent Common Stock to be exchanged for each outstanding share of Company Common Stock is hereinafter referred to as the "Merger Consideration." As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share or shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Conversion Number of fully paid and nonassessable shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration thereof upon surrender of such certificate in accordance with Section 2.5, without interest.

          (c) Each outstanding share of common stock of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

     Section 2.2  Company Stock Options and Warrants.

     (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans, as defined below) shall adopt such resolutions and take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding options and warrants to purchase Company Common Stock (the "Company Options") granted under any plan, agreement or other arrangement providing for the grant of options or warrants to purchase Company Common Stock ("Company Stock Plans"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Option (modified to include provisions for accelerated vesting as set forth on Schedule 4.13), the number of shares of Parent Common Stock (rounded down to the nearest whole share) the holder of such Company Option would have received had such holder exercised such Company Option in full immediately prior to the Effective Time, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Company Option (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent; and

          (ii) make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

     (b) The adjustments provided herein with respect to any Company Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

     (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Options outstanding at the Effective Time shall be obligations of Parent following the Effective Time. The Company shall obtain such consents and effect such amendments and modifications as are reasonably required to ensure that following the Effective Time, (i) no holder of a Company Option shall have any right thereunder to acquire any capital stock of the Company or any of its subsidiaries and (ii) any such Company Option is on the terms set forth in Section 2.2(a)(i) above.

     (d) No later than the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options that are held by employees or directors of the Company. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

     (e) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Options and that such Company Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.2 and Schedule 4.13 after giving effect to the Merger).

     (f) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

     (g) Except as otherwise contemplated by this Section 2.2 or as set forth in
Schedule 4.13 hereto and except to the extent required under the respective terms of the Company Options, all restrictions or limitations on transfer and vesting with respect to Company Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

     Section 2.3 Closing of the Company's Transfer Books. At the Effective Time, the transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent (as defined in Section 2.4), they shall be canceled and exchanged for the Merger Consideration, as provided in Section 2.1.

     Section 2.4 Exchange of Certificates. After the Effective Time, such bank as shall be selected by Parent shall act as exchange agent (the "Exchange Agent") in effecting the exchange for the Merger Consideration of certificates which, at the Effective Time, represent shares of Company Common Stock. Upon the issuance and delivery by the Exchange Agent of the Merger Consideration in exchange therefor, the certificates which prior to the Effective Time represent outstanding shares of Company Common Stock shall forthwith be canceled. Subsequent to the Effective Time, unless and until such an outstanding certificate is so surrendered, no dividends or distributions of any kind payable to the holders of record of shares of Parent Common Stock after the Effective Time shall be paid by Parent to the holder of such an outstanding certificate representing shares of Company Common Stock nor shall such holder have a right to receive such dividends and distributions or be entitled to vote on any matter. Upon the surrender and exchange of such an outstanding certificate, the holder shall be paid, without interest thereon, the amount of any dividends or distributions with a record date after the Effective Time which theretofor became payable with respect to the shares of Parent Common Stock evidenced by such certificate. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the certificate representing shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed (including signature guarantees) or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Except as provided in the preceding sentence, the Exchange Agent shall exchange certificates representing shares of Company Common Stock for certificates representing shares of Parent Common Stock without charge. Notwithstanding the foregoing, neither the Exchange Agent nor any other party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or dividends or distributions made with respect thereto delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.5 No Fractional Shares. No fractional shares of Parent Common Stock shall be issued pursuant to Section 2.1. Each stockholder who otherwise would be entitled to a fractional share interest in a share of Parent Common Stock shall be entitled to receive an amount in cash (without interest) determined by multiplying the fractional share interest to which such holder otherwise would be entitled by the Average Closing Price. Unless and until certificates theretofore representing shares of Company Common Stock shall have been surrendered, the holders of any such certificate representing a fraction of a share of Parent Common

Stock shall not be entitled to receive the cash payment described above. Such payment shall be remitted, without interest, after the surrender of the certificates held by such holder as provided in Section 2.4.

     Section 2.6 Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a non-cash dividend or other distribution thereon, or a cash dividend shall be declared with a record date within said period (each of the foregoing events being a "Recapitalization"), then (i) the Conversion Number shall be correspondingly adjusted; and (ii) if the Recapitalization involves the issuance, with respect to the Parent Common Stock, of any other security or property (whether issued by Parent or any related entity), each stockholder of the Company shall receive in the Merger, in addition to the Merger Consideration to which he is entitled pursuant to Section 2.1(b), additional shares of Parent Common Stock having an aggregate value equal to the value of the pro rata share of the security, other property or cash distributed as a result of the Recapitalization that such holder would have received if he had been the record holder, as of the record date for such distribution, of the Parent Common Stock into which his Company Common Stock will be converted in the Merger. For purposes of clause (ii), the value of a share of Parent Common Stock shall be the Average Closing Price.

     Section 2.7 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of certificates representing outstanding shares of Company Common Stock in accordance with the terms of this Article II and any cash paid pursuant to
Section 2.5 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     Section 2.8 Termination of Exchange Agent. Any portion of the certificates for shares of Company Common Stock which remains undistributed by the Exchange Agent to the holders of the certificates for shares of Parent Company Stock and cash in lieu of fractional shares of Company Common Stock for six months after the Effective Time shall be delivered to Parent by the Exchange Agent, upon demand, and any holders of such certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for issuance or payment thereto of their claims for shares of Parent Company Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

     Section 2.9 Liability. If any certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock in respect of such certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     Section 2.10 Investment of Funds. The Exchange Agent shall invest any cash deposited with it by Parent for the payment of cash in lieu of fractional shares, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                                  ARTICLE III

                    REPRESENTATION AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to the Company as follows:

     Section 3.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Parent is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualifications and licenses necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on Parent and its subsidiaries taken as a whole. Each subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified to do business and in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so organized, existing, qualified or in good standing would not have a material adverse effect on Parent and its subsidiaries taken as a whole.

     Section 3.2 Authority Relative to this Agreement. Parent has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by Parent's Board of Directors. This Agreement has been duly executed by Parent and constitutes the legal, valid and binding obligation of Parent enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and general principles of equity. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby.

     Section 3.3 No Violation. Consummation of the transactions contemplated by this Agreement will not result in a breach of or the acceleration of any obligation under, give a right to termination under, or constitute a default or event of default (or event which with notice or the passage of time, or both, would constitute a default) under, (i) the Certificate of Incorporation or By-laws of Parent or the comparable charter or organizational documents of any of its subsidiaries or joint ventures, or (ii) subject to the governmental filings and other matters referred to in Section 3.6, any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, ordinance or regulation, or any restriction to which any property of Parent or any of its subsidiaries is subject or by which Parent, any of its subsidiaries or any joint venture is bound, the effect of which would have a material adverse effect on Parent and its subsidiaries taken as a whole. Subject to the governmental filings and other matters referred to in Section 3.6, none of Parent, any subsidiary of Parent or any joint venture is in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered by any federal, state or local, United States or foreign, court or governmental authority relating to or affecting the operation, conduct or ownership of the property or business of Parent or any of its subsidiaries which violation or violations would (i) have a material adverse effect on Parent and its subsidiaries taken as a whole, (ii) impair in any material respect the ability of Parent to perform its obligations under this Agreement or the Stockholders Agreement or (iii) prevent, significantly delay or impede the consummation of any of the transactions contemplated by this Agreement or the Stockholders Agreement. The term "material adverse effect" or "material adverse change" means, when used in this Agreement in connection with Parent or the Company, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate, is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole.

     Section 3.4 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, $.01 par value per share. As of June 30, 1998, 44,784,265 shares of Parent Common Stock were outstanding and 4,000 shares of preferred stock designated Series C Cumulative Preferred Stock were issued and outstanding. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

     Section 3.5 Parent Common Stock to be Issued in the Merger. All shares of Parent Common Stock that may be issued in the Merger pursuant to Section 2.1 have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

     Section 3.6 Approvals. Except as referred to herein and except for (i) compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the applicable securities or blue sky laws of various states, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iii) such filings with and approvals of the New York Stock Exchange (the "NYSE") to permit the shares of Parent Common Stock to be issued pursuant to the Merger to be listed with the NYSE, no filing or registration with, or authorization, consent or approval of, any governmental body or authority is necessary for the consummation by Parent of the transactions contemplated hereby, other than such which, if not made or obtained, will not, in the aggregate, have a material adverse effect on Parent and its subsidiaries taken as a whole or prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

     Section 3.7  SEC Documents.

     (a) Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the Securities Exchange Commission (the "Commission") in the last two years (as such documents have since the time of their filing been amended, the "Parent SEC Documents"), which are all the documents (other than preliminary materials) that Parent was required to file with the Commission during such period. As of their respective dates, the Parent SEC Documents and any forms, reports and other documents filed by Parent after the date of this Agreement complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Documents or such other forms, reports or other documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent and its consolidated subsidiaries included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) in all material respects the financial position of Parent and its consolidated subsidiaries as at the dates thereof and the results of its operations and cash flows for the periods then ended.

     (b) Parent will deliver to the Company as soon as they become available true and complete copies of any reports or statements mailed by it to its stockholders generally or filed by it with the Commission subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement of Parent and its consolidated subsidiaries included in such report and statement will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and will fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) in all material respects the financial position of Parent and its consolidated subsidiaries as at the dates thereof and the results of its operations and cash flows for the periods then ended.

     Section 3.8 Litigation. Except as disclosed in the Parent SEC Documents, there is no claim, action, proceeding or investigation of which Parent has received written notice pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its subsidiaries before any court or governmental or regulatory authority or body with respect to which, in the reasonable opinion of Parent, there is a reasonable likelihood of a determination which will have a material adverse effect on Parent and its subsidiaries taken as a whole. Neither Parent nor any subsidiary of Parent is subject to any outstanding order, writ, injunction or decree which is having a material adverse effect on Parent and its subsidiaries taken as a whole.

     Section 3.9 Absence of Certain Changes. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement or as expressly contemplated by this Agreement, since the date of the most recent balance sheet included in the Parent SEC Documents, there has not been, occurred or arisen (i) any material adverse change (as defined in Section 3.3) in Parent and its subsidiaries taken as a whole, (ii) any material loss or damage to any of the properties of Parent and its subsidiaries (whether or not covered by insurance) which materially impairs the ability of Parent and its subsidiaries taken as a whole to conduct their business, (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (iv) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities, in lieu of, or in substitution for shares of its capital stock or
(v) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     Section 3.10 Disclosure. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the S-4 Registration Statement (as defined in Section 7.4) will, at the time the S-4 Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement (as defined in Section 7.3) will, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the S-4 Registration Statement.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent as follows:

     Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualifications and licenses necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

     Section 4.2 Subsidiaries. Schedule 4.2 sets forth a true, correct and complete list of each subsidiary of the Company. Attached as Exhibit A are complete and correct copies of its Certificate of Incorporation and

By-laws and the respective certificates of incorporation and by-laws or other organizational documents of the subsidiaries of the Company, in each case as amended to the date of this Agreement. Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualifications or licenses necessary, except where the failure to be so organized, existing, qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole. All the outstanding shares of capital stock of each subsidiary of the Company have been duly authorized and validly issued and are fully paid, non-assessable and, except as disclosed in Annex I to Schedule 4.2, owned by the Company or a subsidiary of the Company free and clear of all liens, claims or encumbrances. There are no voting trusts, voting agreements or similar understandings applicable to such shares and, except as specifically identified and disclosed in Schedule 4.2, there are no options, warrants or other rights, agreements or commitments obligating the Company or any of its subsidiaries to issue, sell or transfer any shares of capital stock or other securities of any subsidiary of the Company. Except as disclosed in Schedule 4.2 delivered to Parent on the date hereof or disclosed in the "Company SEC Documents" (as defined in Section 4.7), the Company does not directly or indirectly own or have the right to acquire 5% or more of the common stock, partnership interest, membership interest, limited liability company interest or other equity interests in any corporation, partnership, joint venture or other business association or entity (each such corporation, partnership, joint venture, limited liability company or other entity, other than the subsidiaries of the Company, being herein referred to as a "Joint Venture"). Schedule 4.2 sets forth each agreement relating to a Joint Venture to which the Company or any subsidiary of the Company is a party and which (i) is material to the business or prospects of the Company, (ii) relates to any project or venture that is material to the Company's financial projections, (iii) relates to the governance of any Joint Venture or (iv) contains any funding obligation (contingent or otherwise) on the part of the Company or a subsidiary thereof (collectively, the "Joint Venture Agreements"); and Schedule 4.2 specifically identifies each such Joint Venture Agreement that contains a "change of control" provision or provides for funding obligations on the part of the Company or a subsidiary thereof. Each Joint Venture is duly formed and validly existing in the jurisdiction of its formation except where the failure to be so duly formed and validly existing could not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole. The Company and each subsidiary of the Company is in compliance in all material respects with all the terms, conditions and obligations applicable to it in respect of each Joint Venture Agreement to which it is a party, and each Joint Venture Agreement is in full force and effect except to the extent it has expired in accordance with its terms. The interests of the Company and its subsidiaries in each Joint Venture are owned by the Company or the applicable subsidiary of the Company free and clear of any liens, other than any lien created pursuant to the express terms of any Joint Venture Agreement. Annex I to Schedule 4.2 is a correct and complete organizational chart setting forth the ownership structure of the Company and its subsidiaries and the Joint Ventures, indicating for each such subsidiary and Joint Venture (A) its name, (B) its place of organization, (C) whether it is a corporation, limited partnership, general partnership, limited liability company or other legal entity, and (D) the direct holders of its equity interests and the percentage thereof owned by each such holder.

     Section 4.3 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Agreement has been duly executed by the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally and general principles of equity. Except for the approval and adoption by the Company's stockholders of the Merger and this Agreement required by the DGCL and the Company's Certificate of Incorporation and By-laws, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby.

     Section 4.4 No Violation. Except as disclosed on Schedule 4.4, consummation of the transactions contemplated by this Agreement will not result in a breach of or the acceleration of any obligation under, give a right to termination under, or constitute a default or event of default (or event which with notice or the passage of time, or both, would constitute a default) under,
(i) the Certificate of Incorporation or By-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries or Joint Ventures, or (ii) subject to the governmental filings and other matters referred to in Section 4.6, any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, ordinance or regulation, or any restriction to which any property of the Company, any of its subsidiaries or any Joint Venture is subject or by which the Company, any of its subsidiaries or any Joint Venture is bound, except, in the case of clause (ii), such breaches or defaults that would not have a material adverse effect on the Company and its subsidiaries taken as a whole. Subject to the governmental filings and other matters referred to in Section 4.6, none of the Company, any subsidiary of the Company or any Joint Venture is in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered by any federal, state or local, United States or foreign, court or governmental authority relating to or affecting the operation, conduct or ownership of the property or business of the Company or any of its subsidiaries which violation or violations would (i) have a material adverse effect on the Company and its subsidiaries taken as a whole, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or the Stockholders Agreement or (iii) prevent, significantly delay or impede the consummation of any of the transactions contemplated by this Agreement or the Stockholders Agreement.

     Section 4.5 Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share. As of the date hereof, 4,439,755 shares of Company Common Stock were issued and outstanding and 2,927 shares of Company Common Stock were held in the Company's treasury, and no shares of preferred stock of the Company were issued and outstanding. Since December 31, 1997, no shares of the Company's capital stock have been issued except as disclosed on Schedule 4.5. Except for stock options and warrants to acquire not more than 976,045 and 495,000 shares, respectively, of Company Common Stock, there are no options, warrants or other rights, agreements or commitments obligating the Company (now or in the future) to issue, sell or transfer any shares of its capital stock. Schedule 4.5 sets forth a true, correct and complete list of all options, warrants or other rights, agreements or commitments obligating the Company (now or in the future) to issue, sell or transfer any shares of its capital stock. All of the Company's outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. Except as disclosed in Schedule 4.5, no person or entity holds any phantom stock or other contractual right the value of which is determined in whole or in part by reference to the value of any capital stock of the Company or any of its subsidiaries or the financial performance of the Company or any of its subsidiaries ("stock equivalents"). There are no outstanding stock appreciation rights ("SARs") granted by the Company or any of its subsidiaries. There are no shares of preferred stock or bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Schedule 4.5, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. Except as disclosed on Schedule 4.5, there are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

     Section 4.6 Approvals. Except as referred to herein and except for (i) compliance with the provisions of the HSR Act and the Securities Act, (ii) the filing with the Commission of (x) the Proxy Statement (as defined in Section 7.3) and (y) such reports and filings under Section 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) compliance with any applicable securities or blue sky laws, there is no filing or registration with, or authorization, consent or approval of, any governmental body or authority necessary for the consummation by the Company of the transactions contemplated hereby, other than such which, if not made or obtained, will not, in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole or prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

     Section 4.7  Company SEC Documents.

     (a) The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Commission since its initial public offering (as such documents have since the time of their filing been amended and including all exhibits thereto the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the Commission since such date. Except as set forth in Schedule 4.7, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Documents or such other forms, reports or other documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its consolidated subsidiaries included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB of the Commission) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) in all material respects the financial position of the Company and its consolidated subsidiaries as at the dates thereof and the results of its operations and cash flows for the periods then ended. Except as set forth in the Company SEC Documents filed and publicly available after December 31, 1997 and prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997, liabilities to attorneys, accountants, and investment bankers incurred in connection with this transaction or permitted to be incurred pursuant to Section 6.1, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

     (b) The Company will deliver to Parent as soon as they become available true and complete copies of any reports or statements mailed by it to its stockholders generally or filed by it with the Commission subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements of the Company and its consolidated subsidiaries included in such reports and statements will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB of the Commission) and will fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) in all material respects the financial position of the Company and its consolidated subsidiaries as at the dates thereof and the results of its operations and cash flows for the periods then ended.

     Section 4.8 Litigation. Except as disclosed in the Company SEC Documents, there is no claim, action, proceeding or investigation of which the Company has received written notice pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its subsidiaries before any court or governmental or regulatory authority or body with respect to which, in the opinion of the Company, there is a reasonable likelihood of a determination which will have a material adverse effect on the Company and its subsidiaries taken as a whole. Neither the Company nor any subsidiary of the Company is subject to any outstanding order, writ, injunction or decree which is having a material adverse effect on the Company and its subsidiaries taken as a whole. Except as disclosed in the Company SEC Documents, there are no proceedings of which the Company has received notice pending or, to the knowledge of the Company, threatened. Schedule 4.8 sets forth all pending or, to the knowledge of the Company, threatened claims, actions, proceedings or investigations which involve or would reasonably be expected to involve, claims against the Company or any of its subsidiaries of $50,000 or more.

     Section 4.9 Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, as set forth in Schedule 4.9 or as expressly contemplated by this Agreement (including actions taken after the date of this Agreement that are expressly permitted to be taken by Section 6.1), since the date of the most recent balance sheet included in the Company SEC Documents, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been, occurred or arisen (i) any material adverse change (as defined in Section 3.3) in the Company and its subsidiaries taken as a whole, (ii) any material loss or damage to any of the properties of the Company or any of its subsidiaries (whether or not covered by insurance) which materially impairs the ability of the Company and its subsidiaries taken as a whole to conduct their business, (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock other than, in the case of a wholly owned subsidiary of the Company, to its parent,
(iv) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (v)
(x) any granting by the Company or any of its subsidiaries to any director or officer of any increase in compensation, except in the ordinary course of business consistent with prior practice, or as required under employment agreements in effect as of December 31, 1997, that were included as an exhibit to a Company SEC Document filed and publicly available prior to the date of this Agreement, (y) any granting by the Company or any of its subsidiaries to any officer or director of the Company or any of its subsidiaries of any increase in severance or termination pay, except as part of a standard employment package to any such person promoted or hired during such period or as was required under employment, severance or termination agreements in effect as of December 31, 1997 that were included as an exhibit to a Company SEC Document filed and publicly available prior to the date of this Agreement or (z) any entry by the Company or any of its subsidiaries into, or any modification of, any employment, severance, termination or stock option agreement with any officer or director of the Company or any of its subsidiaries, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or (vii) any increase of compensation for employees that would result in any additional material cost to the Company or its subsidiaries.

     Section 4.10 Licenses, Permits, Authorizations, Etc. To the best of the Company's knowledge, the Company and each of its subsidiaries has all approvals, authorizations, consents, licenses, orders, franchises, rights, and registrations and permits of all governmental agencies, whether federal, state or local, United States or foreign ("Permits"), required to permit the operation of its business as presently conducted, the absence of which would have a material adverse effect on the Company and its subsidiaries taken as a whole. There has occurred no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits which lack, default or violation individually or in the aggregate would not have a material adverse effect on the Company and its subsidiaries taken as a whole. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such approval, authorization, consent, license, order, franchise, right, registration or permit.

     Section 4.11 Taxes and Returns. (a) Each of the Company and its subsidiaries has filed all United States federal, state and local and foreign income and other tax returns and reports required to be filed by it. All such returns were at the time of filing complete and correct in all material respects. Each of the Company and its subsidiaries has paid or made adequate provision for the payment of all taxes, assessments and governmental charges and penalties which they have incurred, except such as are being contested in good faith by appropriate proceedings. No liens for Taxes (as hereinafter defined) exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for Taxes not yet due.

     (b) Neither the Company nor any of its subsidiaries has received any written notice that any of its Tax returns is under audit or examination by any taxing authority. Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by any taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Neither the Company nor any subsidiary of the Company has been the subject of an audit by the Internal Revenue Service since 1995. Neither the Company (since the date of its formation) nor any subsidiary (since the date on which it became a subsidiary of the Company) has received any notice from the Internal Revenue Service asserting liability of the Company or any of its subsidiaries for the Taxes of any other person under Treas. Reg. sec. 1.1502-6. To the best of the knowledge of the Company, the Internal Revenue Service has not asserted against any person any Tax liability for which the Company or any of its subsidiaries would be liable under Treas. Reg. sec. 1.1502-6.

     (c) Neither the Company nor any of its subsidiaries has entered into any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and neither the Company nor any subsidiary has executed or filed with any taxing authority a power of attorney with respect to any Taxes. None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice relating to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

     (d) None of the Company or any of its subsidiaries will be required to include in a taxable period on or after the Effective Time taxable income (i) attributable to income that economically accrued in a taxable period ending on or before the Effective Time, including as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting; or (ii) pursuant to Section 481 of the Code (or any comparable provisions of state, local or foreign law), by reason of a change in accounting methods or otherwise, as a result of actions taken or circumstances in existence prior to the Effective Time.

     (e) None of the Company or any of its subsidiaries has an excess loss account, within the meaning of Treasury Regulation Section 1.1502-19, or any material amount of deferred intercompany gain, within the meaning of Treasury Regulation Section 1.1502-13. No such amounts will be required to be recognized as a result of the Merger.

     (f) None of the Company or any of its subsidiaries has filed any consent under Section 341(f) of the Code. No property of the Company or any of its subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code, and none of the Company or any of its subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

     (g) For purposes of this Agreement, (i) the term "Taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, excise, ad valorem, gross receipts, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest or penalties imposed thereon. and (ii) the term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Section 4.11 and Section 4.12 only, the term "subsidiary" shall mean any corporation 80% or more of the equity value of which is directly or indirectly owned by the Company or a subsidiary of the Company.

     Section 4.12 ERISA, etc. Schedule 4.12 lists each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other employment, deferred compensation, bonus, incentive, severance, termination, disability, death benefit, pension, profit sharing, hospitalization, medical, stock option, restricted stock, stock appreciation right, vacation, sick pay and other material fringe benefit plan, program or arrangement that provides benefits to current or former directors, officers or employees of the Company or its subsidiaries or with respect to which the Company or its subsidiaries have any liability (the "Plans"). The Company and each Plan is in material compliance with ERISA and all other laws applicable to the Plans and the Plans have been administered and operated in material compliance with their terms.

     (a) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred since the date of that letter that could adversely affect such Plan's status under Section 401(a) of the Code. None of the Plans has an "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding requirements of Section 412 of the Code has been or is expected to be filed. Neither the Company nor any entity required to be treated as a single employer with the Company under Section 414 of the Code has any unsatisfied liability under Title IV of ERISA (except for insurance payments not yet due) and the consummation of the transactions contemplated by this Agreement will not give rise to any such liability. Except as described in Schedule 4.12, or as reflected in the actuarial report for the year commencing August 1, 1996 for the "Retirement Plan for Hourly-Rate Employees of Structural Polymer Systems, Inc." effective as of August 1, 1994 (the "Retirement Plan"), which actuarial report is attached as an Addendum to Schedule 4.12 and incorporated therein, none of the Plans that is a "defined benefit plan" (as defined in Section 3(35) of ERISA) has any "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA).

     (b) Except as described in Schedule 4.12, each of the Plans may be amended or terminated after the Effective Time without material liability to the Plan, the Company, Parent or Sub.

     (c) No "prohibited transaction" (as defined in Section 406 of ERISA and
Section 4975 of the Code) or "reportable event" (as defined in Section 4043 of ERISA) (but excluding any reportable event for which the reporting requirement has been waived) has occurred with respect to any Plan. To the knowledge of Company, there are no facts or circumstances that would materially change the funded status of any Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such Plan. No Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     (d) Except as described in Schedule 4.12, the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event) will not increase the amount, or accelerate the vesting or payment, of benefits or compensation payable to current or former directors, officers or employees of the Company or its subsidiaries. Except for the payments and benefits described in Schedule 4.12, the deduction of any amount payable pursuant to any Plan or other agreement shall not be subject to disallowance under Section 162(m) or Section 280G of the Code. Neither the Company nor any of its subsidiaries is obligated to pay to, or on behalf of, any current or former employee or director any Taxes imposed under Section 4999 of the Code.

     Section 4.13 Employment Agreements. Except as disclosed in Schedule 4.13, neither the Company nor any of its subsidiaries is a party to, or bound by, any employment agreement with any person which provides for the payment of any consideration by the Company or any of its subsidiaries (or Parent or the Surviving Corporation) to such person as a result both of the termination of such person's employment with the Company (or the Surviving Corporation) or any subsidiary thereof and the consummation of the transactions contemplated hereby.

     Section 4.14 Opinion of Financial Advisor. The Company has received the opinion of Wm. Sword & Co., Inc., dated July 8, 1998 and to the effect that, as of such date, the financial terms of the Merger are fair to the stockholders of the Company, from a financial point of view, copies of which opinion have been delivered to Parent.

     Section 4.15 Disclosure. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the S-4 Registration Statement based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the S-4 Registration Statement.

     Section 4.16 State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement and the Stockholders Agreement, and such approval is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement, the Stockholders Agreement and the other transactions contemplated by this Agreement and the Stockholders Agreement. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholders Agreement or the other transactions contemplated by this Agreement or the Stockholders Agreement, except to the extent that provisions of the California General Corporation Law relating to dissenters' appraisal rights may apply by operation of Section 2115 thereof.

     Section 4.17 Compliance with Laws. To the best of the Company's knowledge, the Company is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any governmental body or authority (collectively, "Legal Provisions") applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or prevent or materially delay the consummation of the Merger or the transactions contemplated by the Stockholders Agreement. Except as set forth in the Company SEC Documents, none of the Company or any of its subsidiaries has received any written communication during the past two years from a governmental body or authority that alleges that the Company or a subsidiary of the Company is not in compliance in any material respect with any Legal Provision. This Section 4.17 does not relate to matters with respect to Taxes, which are the subject of Section 4.11, or to Environmental Law, which are the subject of Section 4.22, or to Labor Relations, which are the subject of Section 4.18, or Intellectual Property, which is the subject of Section 4.19.

     Section 4.18 Labor Relations. Except as disclosed in the Company SEC Documents or as set forth on Schedule 4.18, neither the Company nor any of its subsidiaries is the subject of any material suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any of its subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any of its subsidiaries to bargain with any labor organization as to wages and conditions of employment. No material strike or other labor dispute involving the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any of its subsidiaries seeking to certify a collective bargaining unit or engaging in any other organization activity. Schedule 4.18 sets forth a true and correct list of all collective bargaining agreements to which the Company or any of its subsidiaries are subject and, except as disclosed in such Schedule, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any such collective bargaining agreement.

     Section 4.19 Intellectual Property. Schedule 4.19 sets forth a true and complete list of all material patents, trademarks (registered, unregistered or common law), trade names, service marks and registered copyrights and, in each case, applications therefor owned, used or filed by or licensed to the Company and its subsidiaries ("Intellectual Property Rights") and, with respect to registered trademarks, contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth in Schedule 4.19, each of the Company and its subsidiaries owns or, to the knowledge of the Company, has the right to use, without payment to any other party, the Intellectual Property Rights, and the consummation of the transactions contemplated hereby will not alter or impair such rights in any material respect. Except as set forth on Schedule 4.19, neither the Company nor any of its subsidiaries has received any oral or written notice from any other person pertaining to or challenging the right of the Company or any of its subsidiaries to use any of the Intellectual Property Rights. No claims are pending by any person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims could reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole. None of the Intellectual Property Rights, other than patent rights, and to the best of the Company's knowledge, none of the Intellectual Property Rights which are patent rights, and none of the products and services sold by the Company or its subsidiaries violate or infringe upon in any material respect any rights relating to any intellectual property or similar rights of any other person, and none of the Company and its subsidiaries has received any notice alleging such a violation or infringement. Neither the Company nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights.

     Section 4.20 Title to Properties. (a) The Company and its subsidiaries have good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with the ability of the Company to conduct its businesses as currently conducted. Except as set forth in Schedule 4.20, all such material assets and properties, other than assets and properties in which the Company has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company to conduct its businesses as currently conducted.

     (b) The Company and its subsidiaries have complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect as would not individually or in the aggregate have a material adverse effect on the Company and it subsidiaries, taken as a whole. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such material leases, except for failures to do so that would not individually or in the aggregate have a material adverse effect on the Company and its subsidiaries, taken as a whole.

     Section 4.21 Contracts. Except as disclosed in the Company SEC Documents or in Schedule 4.7, as of the date hereof, there are no contracts or agreements that are of a nature required to be filed as an exhibit under the Exchange Act and the rules and regulations promulgated thereunder. The Company is not in violation of nor in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries has entered into any contract, agreement, arrangement or understanding with any affiliate of the Company that is currently in effect other than agreements that are (i) disclosed in the Company SEC Documents or (ii) not of a nature required to be disclosed in the Company SEC Documents.

     Section 4.22  Environmental Matters.  Except as set forth in Schedule 4.22:

          (a) the Company and its subsidiaries hold, and are in material compliance with, all permits, registrations, licenses and authorizations from governmental authorities required for the Company and its subsidiaries to conduct their business operations under Environmental Laws ("Environmental Permits");

          (b) the Company and its subsidiaries are in material compliance with all Environmental Laws and have not received any communication from any governmental body or authority or other person that alleges that the Company or any of its subsidiaries is not in compliance with any Environmental Laws or Environmental Permits or is otherwise liable under Environmental Laws, including claims for personal injury, property damage or damage to natural resources;

          (c) neither the Company nor any of its subsidiaries has entered into or agreed to any court decree or order or is subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance, and no fine or penalty has been assessed against the Company or any of its subsidiaries under any Environmental Law;

          (d) no Lien has been attached, asserted, or threatened, to or against any real or personal property of the Company or any of its subsidiaries pursuant to any Environmental Law;

          (e) there has been no treatment, storage, disposal or Release of any Hazardous Substance (except in compliance with applicable law) on any property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its subsidiaries at any time in any manner;

          (f) the Company has not received an information request regarding, nor has the Company or any of its subsidiaries been named a potentially responsible party for, any Federal National Priorities List site (as that term is defined under Environmental Law) or for any other site under analogous state law;

          (g) all aboveground or underground storage tanks on, under or about property owned, operated or leased by the Company or any of its subsidiaries, whether in existence or the subject of any currently planned or budgeted improvement of any property owned, leased or operated by the Company or any of its subsidiaries are permitted installations under the terms of the Company's Environmental Permits or are exempted under applicable Environmental Laws, and any former aboveground or underground tanks on such property have been removed in accordance with Environmental Law and no residual contamination remains at such property in excess of applicable standards under Environmental Law;

          (h) There are no polychlorinated biphenyls in any article, container or equipment on, under or about property owned, operated or leased by the Company or any of its subsidiaries;

          (i) there is no friable asbestos at, on, under or within any property owned, leased or operated by the Company or any of its subsidiaries and no products are currently manufactured by the Company or any of its subsidiaries using asbestos or asbestos-containing materials;

          (j) no notice or other filing, consent or approval is required under any Environmental Law in connection with or as a result of the transactions contemplated by this Agreement;

          (k) the Company has delivered or otherwise made available for inspection to Parent or its agents true, complete and correct copies of any reports, studies, assessments, analyses, evaluations, tests, employee monitoring data and results of any soil or groundwater investigations, in each case prepared since December 1995, possessed, available to or initiated by or on behalf of the Company and pertaining to the existence or Release of, or exposure to, Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries; and

          (l) the Company and its Subsidiaries have correctly, timely and appropriately reported all of the materials used in the conduct of its business which are required to be reported to the Environmental Protection Agency for listing in the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq. ("TSCA") inventory and except as set forth on Schedule 4.22, all products and materials manufactured, processed or otherwise used by the Company or any of its subsidiaries are listed in the TSCA inventory or are otherwise exempt from TSCA.

     As used in this Agreement, the term "Environmental Law" means any and all applicable treaties, laws, regulations, enforceable requirements, binding determinations or agreements, orders, decrees, judgments or injunctions issued, promulgated or entered into by any Governmental Entity, relating to the environment, natural resources, or to the management, release or threatened release of, or exposure to, Hazardous Substances.

     As used in this Agreement, the term "Hazardous Substance" means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), and all other materials or chemicals regulated pursuant to any Environmental Law.

     As used in this Agreement, the term "Release" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601(22).

     Section 4.23 Qualifications. Schedule 4.23 sets forth a true and correct list of the qualifications for the products of the Company and its subsidiaries and identifies such qualifications by product, customer, application and specification number. To the knowledge of the Company, all products sold by the Company or its subsidiaries pursuant to qualification requirements established by the Company's customers were produced in a manner consistent with the requirements of such qualifications, except where the failure to do so would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

     Section 4.24 Certain Transactions. Schedule 4.24 sets forth a true and correct list of all agreements or other arrangements between the Company or its subsidiaries and affiliates, directors or officers of the Company or its subsidiaries or with any other company that has one or more directors on its board of directors or one or more officers that are also directors or officers of the Company or any of its subsidiaries, which are not otherwise disclosed in the Company SEC Documents.

     Section 4.25 Insurance. Set forth on Schedule 4.25 is a true and correct list of insurance policies that the Company and its subsidiaries maintain with respect to their businesses, properties or employees. Such policies are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub jointly and severally represent and warrant to the Company as follows:

     Section 5.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Attached as Exhibit B hereto are complete and correct copies of the Certificate of Incorporation and By-Laws of Sub, in each case as amended to the date of this Agreement.

     Section 5.2 Authority Relative to this Agreement. Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Sub and approved by its sole stockholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by Sub and constitutes the legal, valid and binding obligation of Sub enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and general principles of equity.

     Section 5.3 No Violation. Consummation of the transactions contemplated by this Agreement will not result in a breach of or the acceleration of any obligation under, give a right to termination under, or constitute a default or event of default (or event which with notice or the passage of time, or both, would constitute a default) under, (i) the Certificate of Incorporation or By-laws of Sub or the comparable charter or organizational documents of any of its subsidiaries or joint ventures, or (ii) subject to the governmental filings and other matters referred to in Section 3.6, any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, ordinance or regulation, or any restriction to which any property of Sub or any of its subsidiaries is subject or by which Sub or any of its subsidiaries or joint ventures is bound, the effect of which would have a material adverse effect on Parent and its subsidiaries taken as a whole. Subject to the governmental filings and other matters referred to in Section 3.6, none of Sub, any subsidiary of Sub or any joint venture of Sub is in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered by any federal, state or local, United States or foreign, court or governmental authority relating to or affecting the operation, conduct or ownership of the property or business of Sub or any of its subsidiaries which violation or violations would (i) have a material adverse effect on Parent and its subsidiaries taken as a whole, (ii) impair in any material respect the ability of Sub to perform its obligations under this Agreement or the Stockholders Agreement or (iii) prevent, significantly delay or impede the consummation of any of the transactions contemplated by this Agreement or the Stockholders Agreement.

     Section 5.4 Approvals. Except as referred to in Sections 3.6 and 4.6, there is no legal impediment to execution and delivery of this Agreement by Sub or to its consummation of the transactions contemplated hereby, and no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by any of them of the transactions contemplated hereby, other than such as may be required solely because the Company is a party to the transactions contemplated hereby and other than such which, if not made or obtained, will not, in the aggregate, have a material adverse effect on Sub.

     Section 5.5 Capitalization. All of the outstanding shares of capital stock of Sub have been duly authorized and validly issued and are fully paid, non-assessable and wholly-owned, directly or indirectly, by Parent free and clear of all liens, claims or encumbrances. There are no options, warrants or other rights, agreements or commitments obligating Parent or Sub to issue, sell or transfer any shares of capital stock or other securities of Sub.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Conduct of Business by the Company Prior to the Effective Time. The Company covenants and agrees that, after the date hereof and prior to the Effective Time, except as otherwise consented to or approved in writing by Parent which consent will not unreasonably be withheld or delayed or specifically provided for in this Agreement:

          (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course consistent with past practice and the Company and its subsidiaries shall use commercially reasonable efforts to preserve their relationships with customers, suppliers, licensors, distributors and other parties having business dealings with them;

          (b) neither the Company nor any of its subsidiaries shall or shall propose to:

             (i) amend its charter or by-laws or other comparable organizational documents;

             (ii) declare, set aside or pay any dividend or other distribution or payment in respect of shares of its capital stock owned by any person (other than to the Company or a wholly-owned subsidiary of the Company);

             (iii) issue, grant, sell or pledge or agree to issue, grant, sell, or pledge any shares of, or rights of any kind (including convertible or exchangeable securities and options, warrants and other rights) to acquire any shares of, the capital stock (or other voting securities or securities convertible into or exchangeable for any such shares, rights or voting securities) of the Company or any of its subsidiaries other than, in the case of the Company, shares of Company Common Stock issuable pursuant to the terms of outstanding stock options and warrants of the Company disclosed on Schedule 4.5 and shares of certain subsidiaries pledged to secure existing credit facilities as described on Schedule 4.20;

             (iv) other than sales of products of the Company or any of its subsidiaries in the ordinary course and other than assets encumbered to secure existing credit facilities, dispose of, encumber or mortgage any assets or properties individually in excess of $100,000 and collectively in excess of $250,000;

             (v) purchase or otherwise acquire any outstanding shares of its capital stock other than as contractually required under to the Company's employee stock option plans;

             (vi) waive, release, grant or transfer any rights of material value or modify or change any material existing contract, license, agreement, commitment or arrangement in a way that is adverse to the Company or its subsidiaries;

             (vii) make any material Tax election or settle or compromise any material Tax liability of the Company or any of its subsidiaries other than such elections as are required to be made in connection with the filing of regular tax returns in the ordinary course of business;

             (viii) take or agree to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code;

             (ix) enter into or otherwise agree to be bound by any agreement, contract, arrangement or instrument that would be required to be filed by the Company or any of its subsidiaries as an exhibit to a Form 10-K under the Exchange Act;

             (x) except as contemplated in this Agreement, acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets other than purchases of inventory in the ordinary course of business and except for capital expenditures (which are covered in clause (xii) below);

             (xi) (y) other than in the ordinary course of business under existing credit facilities, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than as set forth on Schedule 6.1), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (z) make any loans, advances or capital contributions to, or investments in, any other person (except as set forth on Schedule 6.1), other than extensions of credit to customers and advances to employees, in each case in the ordinary course of business consistent with past practice;

             (xii) except for the items listed on Schedule 6.1 make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $50,000, or, in the aggregate, are in excess of $200,000;

             (xiii) discharge, settle or satisfy any claims, whether or not pending before a Governmental Entity, that have a material adverse effect on the Company and its subsidiaries, taken as a whole, or waive any material benefits of, or agree to modify in any materially adverse respect any confidentiality, standstill or similar agreements to which the Company is a party;

             (xiv) except in the ordinary course of business or as set forth in
        Schedule 6.1 hereto, enter into any contracts, agreements, binding arrangements or binding understandings relating to the distribution, sale, license or marketing by third parties of the Company's products (provided that no agreements for distribution or licensing other than those set forth on Schedule 6.1 will be entered into), other than pursuant to any such agreements currently in place in accordance with their terms as of the date hereof and subject to the provisions in
        Schedule 6.1;

             (xv) except as set forth in Schedule 6.1 hereto, form any subsidiary to the Company;

             (xvi) except as required by GAAP, make any change in accounting methods, principles or practices;

             (xvii) cancel or permit to lapse any insurance policy in effect on the date of this Agreement, except in the case of replacement of any such policy with substantially equivalent coverage;

             (xviii) fail to conduct reasonable maintenance in the ordinary course of business consistent with past practice with respect to all machinery and equipment currently being used in the conduct of the business of the Company and its subsidiaries;

             (xix) take any action either to accelerate or cash out the value of any Company Option;

             (xx) adopt, amend or agree to adopt or amend any of the Plans except as required by law; or

             (xxi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing except as permitted above; and

          (c) neither the Company nor any of its subsidiaries will take or agree to take any of the following actions: (i) increase the compensation payable or to become payable by it to any of its directors, officers or employees,
     (ii) make any payment or provision or commitment with respect to any bonus, profit sharing, thrift, employee stock ownership, pension, retirement, deferred compensation, welfare benefit, employment or other payment plan, agreement or arrangement for the benefit of directors, officers or employees of the Company or any of its subsidiaries, except in the ordinary course of the administration of the pension, retirement or welfare benefit plans, agreements or arrangements, (iii) grant any stock options, any stock appreciation rights or any other stock-based awards, (iv) enter into any employment agreement or other contract or arrangement with respect to the performance of personal services (other than services by the Company's accountants, investment bankers and legal counsel) which is not terminable without liability by it on 30 days' notice (or less) and which involves an annual rate of compensation in excess of $75,000 or (v) make any loan to, or enter into any other transaction with, any officer or director of the Company or any of its subsidiaries or any affiliate of any such officer or director except for fees to law firms of which directors are members, directors' fees, officers' salaries and reimbursement of out-of-pocket expenses.

     Section 6.2 Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time of the Merger, Parent shall not:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than regular quarterly cash dividends (in an amount determined in a manner consistent with Parent's past practice) with customary record and payment dates or
     (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

          (b) amend Parent's certificate of incorporation or by-laws in a manner that would be materially adverse to the holders of Parent Common Stock (it being understood that an amendment to the certificate of incorporation of Parent increasing the number of authorized shares of Parent Common Stock or other capital stock of Parent shall not be deemed to be materially adverse to the holders of Parent Common Stock); or

          (c) authorize, or commit or agree to take, any of the foregoing actions.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1  Access and Information; Confidentiality.

     (a) The Company shall, and shall cause its subsidiaries to, afford to Parent and to Parent's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided that the Company need not provide information concerning actual prices charged to customers for materials or copies of contracts with customers; however, the Company will provide redacted copies of such contracts.

     (b) Except as required by law, Parent will, and will cause its subsidiaries, counsel, accountants and other representatives to, keep any confidential information and documents heretofore or hereafter obtained pursuant to or in connection with this Agreement and the transactions contemplated hereby in accordance with the Confidentiality Agreement, dated June 15, 1997, between Parent and the Company (the "Confidentiality Agreement"). Parent agrees that the Company will be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this Section 7.1 and that Parent will not oppose the granting of such relief.

     (c) Except as required by law or the regulations of any securities exchange, (i) each of the Company and Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such person) and shall use its best efforts to ensure that such persons do not disclose such information to others without the prior written consent of the Company or Parent, as the case may be; and (ii) in the event of the termination of this Agreement for any reason, each of the Company and Parent shall promptly return, or cause to be promptly returned, or destroy all tangible evidence of such confidential information so obtained from the other party or any of its subsidiaries and any copies made of such documents to such other party.

     Section 7.2 HSR Act. Subject to the last sentence of Section 7.6, Parent and the Company shall take all reasonable actions necessary to file as soon as practicable all requisite applications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other governmental entity in connection with antitrust matters.

     Section 7.3 Stockholder Approval; Proxy Statement. The Company shall prepare, shall file with the Commission under the Exchange Act as promptly as practicable, and shall use all commercially reasonable efforts to have cleared by the Commission, a proxy statement with respect to the meeting of the Company's stockholders referred to in Section 1.8. The term "Proxy Statement" shall mean such proxy statement at the time it initially is mailed to the Company's stockholders and all amendments or supplements thereto duly filed and similarly mailed. Parent, Sub and the Company each agree to correct promptly (but in no event later than the date of the Company Stockholder Meeting referred to in Section 1.8) any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Proxy Statement shall be the prospectus of Parent to be included in the "S-4 Registration Statement," as defined in Section 7.4.

     Section 7.4 S-4 Registration Statement. Parent shall prepare and shall file with the Commission as promptly as practicable after the Company receives comments from the Commission on the Proxy Statement a Registration Statement on Form S-4 (such Registration Statement at the time it becomes effective and all amendments thereto duly filed referred to herein as the "S-4 Registration Statement") under the Securities Act and shall use all commercially reasonable efforts to have the S-4 Registration Statement declared effective by the Commission as promptly as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws, and the Company shall furnish Parent with all information concerning the Company and its stockholders and shall take such other action as Parent may reasonably request in connection with any such actions. Parent, Sub and the Company each agree to correct promptly (but in no event later than the date of the Company Stockholder Meeting referred to in Section 1.8) any information provided by it for use in the S-4 Registration Statement which shall have become false or misleading.

     Section 7.5 Fees and Expenses. (a) Except as provided below, if the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost of expense, provided that the aggregate cost of printing and mailing the Proxy Statement and filing the Proxy Statement and the S-4 Registration Statement with the Commission shall be borne one-half by the Company and one-half by Parent.

     (b) The Company shall pay to Parent upon demand (i) a fee of $2,000,000 (the "Parent Termination Fee"), payable in immediately available funds, plus
(ii) all Expenses (as defined below), if (A) Parent terminates this Agreement in accordance with Section 9.1(iii), (B) the Company terminates this Agreement in accordance with Section 9.1(vi), (C) Parent or the Company terminates this Agreement in accordance with Section 9.1(vii) and prior to such termination a bona fide Transaction Proposal shall have been made, (D) Parent or the Company terminates this Agreement in accordance with Section 9.1(ii)(a) and (1) prior to such termination a bona fide Transaction Proposal shall have been made and (2) within 18 months of such termination an agreement relating to a Transaction Proposal is entered into by the Company or any affiliate thereof with (or an event occurs which event, if it were embodied in a proposal would be the subject of a Transaction Proposal by) any person making such Transaction Proposal, or
(E) such payments are otherwise
required by Section 7.7. "Expenses" means all commercially reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any of its affiliates in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent or any or its affiliates and all fees and expenses of banks, investment banking firms and other financial institutions and their respective counsel, accountants and agents in connection with arranging or providing financing; provided that such fees and expenses have been incurred prior to termination of this Agreement.

     Section 7.6 Additional Agreements; Other Action. On the terms and subject to the conditions herein provided, and subject to Section 1.8 hereof, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals, to give all notices and to effect all necessary registrations and filings (including, without limitation, filings under the HSR
Act) and (ii) to defend any lawsuits, or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Parent and its subsidiaries shall not be required to take any action pursuant to the foregoing that could reasonably be expected to (i) impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement to such party or (ii) to result in the imposition of a condition or restriction (w) seeking to prohibit or limit the ownership or operation by Parent, Sub, the Company, the Surviving Corporation or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or to compel the Company, Parent, Sub, the Surviving Corporation or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, (x) seeking to impose limitations on Parent's ability to acquire or hold, or exercise full rights of ownership of, Company Common Stock or any shares of capital stock of the Surviving Corporation, including, without limitation, the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation, (y) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of the Company or any Company subsidiary or (z) which otherwise is reasonably likely to have a material adverse effect on either the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole.

     Section 7.7 Acquisition Proposals. (a) Neither the Company nor any of its subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, agents, representatives, advisors or subsidiaries to, (a) solicit, initiate or take any action knowingly to facilitate or encourage the submission of inquiries, proposals or offers from any person (other than Sub or Parent) relating to (i) any acquisition or purchase of 15% or more of the consolidated assets of the Company and its subsidiaries or of over 15% of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions, negotiations or agreements regarding any Transaction Proposal, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Sub or Parent) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from, prior to the Company Stockholder Meeting (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, dated as of June 15, 1997 between the Company and Parent, and a copy of which shall be provided for informational purposes only to Parent) concerning the Company and its businesses, properties or assets to a third party who has made a bona fide Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a bona fide Transaction Proposal, (iii) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, or (iv) taking any action required to be taken by the Company pursuant to a non-appealable, final order by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) or Section 7.7(b) only to the extent that a majority of the disinterested members of the Board of Directors of the Company shall have concluded in good faith on the basis of written advice (or advice confirmed in writing) from outside counsel that the failure to take such action would be contrary to the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable law; provided, further, that, to the extent that it may do so without acting in a manner contrary to its fiduciary duties under applicable law, the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses
(i) through (iii) and Section 7.7(b) until after reasonable notice to Parent with respect to such action and that such Board of Directors shall continue to advise Parent after taking such proposal and the identity of the person making it.

     (b) Except as expressly permitted by this Section 7.7, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the Stockholders Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Transaction Proposal. Notwithstanding the foregoing, in the event that at any time prior to the Company Stockholder Meeting the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Superior Proposal), but only at a time that is prior to the Company Stockholder Meeting and is after the later of (x) the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (y) in the event of any amendment to the price or any material term of a Superior Proposal, one business day following Parent's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each further amendment to the price or any material terms of the Superior Proposal shall require an additional one business day period prior to which the Company can take such action). For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company, (ii) that is otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a reputable financial advisor) to be more favorable to the Company's stockholders than the Merger, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

     Section 7.8 Benefit Matters. (a) During the period from the Effective Time of the Merger until the first anniversary of the Effective Time of the Merger, Parent shall, or shall cause the Surviving Corporation to, maintain employee benefit plans (as defined in Section 3(3) of ERISA) for the benefit of employees of the

Company or its subsidiaries, which are no less favorable in the aggregate to those benefits provided under the Plans in effect on the date hereof.

     (b) Parent shall, or shall cause the Surviving Corporation to, (i) treat employment by the Company as employment by Parent or any of its subsidiaries, if applicable, for the purpose of determining limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under any Parent welfare plan that such employees may be eligible to participate in after the Effective Time of the Merger and (ii) provide each employee of the Company with credit for any co-payments and deductibles paid in the year in which the Merger occurs prior to the Effective Time of the Merger in satisfying any applicable deductible or out-of-pocket requirements under any Parent welfare plans that such employees are eligible to participate in after the Effective Time of the Merger.

     (c) Parent shall, or shall cause the Surviving Corporation to, enter into appropriate agreements and otherwise carry out and fulfill each of the obligations set forth under the caption "Transition Issues" on Schedule 7.8 hereto, which obligations are hereby undertaken by Parent.

     Section 7.9  Indemnification; Continuation of Insurance; Guaranty

     (a) Parent agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries as provided in their respective charters or bylaws shall survive the Merger and shall continue in full force and effect, to the fullest extent permitted by applicable law, for a period not less than five years from the Effective Time with respect to matters occurring prior to the Effective Time. The Surviving Corporation shall maintain in effect for not less than five years from the Effective Time the effectiveness of current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (copies of which have been provided to Parent) with respect to matters occurring prior to the Effective Time.

     (b)(i) Parent hereby guarantees to the Company and each person who is an employee, agent, director or officer of the Company or any of its subsidiaries (the "Beneficiaries") the performance of all liabilities, agreements and other obligations of Parent, Sub or the Surviving Corporation contemplated by Section 7.9(a) hereof, together with all costs of collection or enforcement, including, without limitation, reasonable attorneys' fees incurred with respect to this Guaranty, or with respect to a proceeding under the federal bankruptcy laws or any insolvency, receivership, arrangement or reorganization law or an assignment for the benefit of creditors concerning Parent, Sub or the Surviving Corporation, together with interest on all such costs of collection, compromise or enforcement from the date arising (all the foregoing, collectively, the "Obligations"). This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that any Beneficiary first resort to any security or other means of obtaining their payment.

     (ii) The liability of Parent hereunder shall be limited to $10,000,000.

     (iii) Parent waives presentment, demand, protest, notice of acceptance, notice of obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Surviving Corporation, and all suretyship defenses generally. Without limiting the generality of the foregoing, Parent agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of Parent hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (A) the failure of any Beneficiary to assert any claim or demand or to enforce any right or remedy against Parent; (B) any extensions or renewals of, or alterations of the terms of, any Obligations or any portion thereof; (C) any rescissions, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing, securing or otherwise executed in connection with any Obligation; (D) the substitution or release of any entity primarily or secondarily liable for any Obligation; (E) the adequacy of any rights any Beneficiary may have against any other means of obtaining repayment of the Obligations; (F) any other act or omission that might in any manner or to any extent vary the risk of

Parent or otherwise operate as a release or discharge of Parent, all of which may be done without notice to Parent.

     (iv) This Guaranty is irrevocable and shall continue for so long as the Obligations continue.

     (v) This Guaranty shall be binding upon Parent, its successors and assigns, and shall inure to the benefit of and be enforceable by the Beneficiaries and their successors, transferees and assigns.

     (c) The provisions of this Section 7.9 shall survive consummation of the Merger, are intended to be for the benefit of, and shall be enforceable by, each Beneficiary, his heirs and his representatives.

     Section 7.10 Subsequent Financial Statement. At all times prior to the Effective Time, the Company and Parent will each deliver to the other, not later than 45 days after the end of any fiscal quarter, their respective unaudited consolidated statements of financial position as of the last day of such fiscal quarter and their consolidated statements of income and changes in financial position for the fiscal period then ended and prepared in conformity with the requirements of Form 10-Q or Form 10-QSB, as the case may be, under the Exchange Act.

     Section 7.11 Certain Notifications. At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in failure to satisfy the conditions specified in Sections 8.1 and 8.2 in the case of events relating to Parent and in Sections 8.1 and 8.3 in the case of events relating to the Company.

     Section 7.12 Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Parent a letter of Feldman Radin & Co., P.C., the Company's independent public accountants (the "Company Auditors"), dated a date within two business days before the date on which the S-4 Registration Statement shall become effective and a letter of the Company Auditors dated a date within two business days before the Closing Date, in each case in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

     Section 7.13 Stockholder Litigation. The Company shall give Parent the opportunity, at Parent's own expense, to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement until the Effective Time.

     Section 7.14 Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C.

     Section 7.15 Stockholder Agreement Legend. The Company will inscribe upon any certificate representing Shares tendered by a Stockholder (as defined in the Stockholder Agreement) for such purpose the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF THE CORPORATION REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF JULY 8, 1998, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

     Section 7.16 Initial Payment. In consideration of the Company entering into this Agreement, the Stockholder Agreement, and other good and valuable consideration and concurrently with the execution of this Agreement, Parent shall pay to the Company $500,000 in cash. Such $500,000 shall be refunded to Parent if (i) the stockholders of the Company shall not approve this Agreement at the Company Stockholder Meeting or (ii) the Company is required to pay the Parent Termination Fee.

     Section 7.17 Termination of Lawsuit. In consideration of Parent entering into this Agreement, as soon as practicable after execution of this Agreement by Parent and Sub, the Company will cause the litigation against Parent and certain of its subsidiaries described in Schedule 4.8 to be dismissed with prejudice.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     Section 8.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company at the meeting referred to in Section 1.8;

          (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or terminated;

          (c) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any governmental body or authority preventing the consummation of the Merger or the transactions contemplated hereby shall be in effect; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used all commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;

          (d) the S-4 Registration Statement shall have become effective and shall not be subject to any stop order and no stop order proceeding with respect thereto shall have initiated or threatened by the Commission; provided, however, that in the event that any such order shall be in place or any such proceeding shall have been commenced or threatened, Parent shall have used all commercially reasonable efforts to cause the S-4 Registration Statement to become effective;

          (e) the shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; provided, however, that if such shares shall not have been so authorized for listing, Parent shall have used all commercially reasonable efforts to cause them to be so authorized for listing; and

          (f) All material consents, approvals, orders or authorizations of, or registrations, determinations or filings with any governmental entity, required or necessary in connection with the Merger and this Agreement and the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect; provided, however, that in the event that any of the foregoing have not been obtained, each of the parties shall have used all commercially reasonable efforts to satisfy such condition.

          (g) Not more than 5% of the aggregate outstanding shares of Company Common Stock shall constitute dissenting shares under the provisions of the California General Corporation Law relating to dissenters' appraisal rights (to the extent applicable to the Merger).

     Section 8.2  Conditions to the Company's Obligation to Effect the
Merger. The Company shall be obligated to effect the Merger unless at or prior to the Effective Time any of the following conditions shall exist and shall not have been waived by the Company:

          (a) The representations and warranties of each of Parent and Sub set forth in the Agreement shall not be true and correct (without regard to any materially or material adverse effect exceptions contained therein) in each case as of the date of this Agreement (except to the extent such representations speak as of an earlier date) and as of the Closing Date, as though made on and as of the Closing Date, other than for such failures to be true and correct that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, or the Company shall not have received a certificate signed on behalf of the Company by the Chief Executive Officer and President and the Chief Financial Officer of the Company to the contrary.

          (b) Agreements and Covenants. Parent and Sub shall not have performed or complied in all material respects with any covenants, obligations, conditions and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time; or the Company shall not have received a certificate to the contrary signed by the President and Chief Financial Officer of Parent.

          (c) the Company shall not have received a written opinion from its counsel, Foley, Hoag & Eliot LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (or, if such counsel shall refuse to give such an opinion, a substantially equivalent from Cravath, Swaine & Moore).

     Section 8.3 Conditions to the Obligations of Parent and Sub to Effect the Merger. Parent and Sub shall be obligated to effect, and Parent shall cause Sub to effect, the Merger unless any of the following conditions shall exist and shall not have been waived by Parent or Sub:

          (a) The representations and warranties of the Company set forth in the Agreement shall not be true and correct (without regard to any materially or material adverse effect exceptions contained therein) in each case as of the date of this Agreement (except to the extent such representations speak as of an earlier date) and as of the Closing Date, as though made on and as of the Closing Date, other than for such failures to be true and correct that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, or Parent shall not have received a certificate signed on behalf of the Company by the Chief Executive Officer and President and the Chief Financial Officer of the Company to the contrary.

          (b) Agreements and Covenants. The Company shall not have performed or complied in all material respects with any covenants, obligations, conditions and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time; or Parent shall not have received a certificate to the contrary signed by the President and Chief Financial Officer of the Company.

          (c) No Litigation. There shall be pending or threatened any suit, action or proceeding by any governmental body or authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent, or any of their respective subsidiaries any damages that are material in relation to the Company and its subsidiaries taken as a whole as a result of the Merger or any of the transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent, or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries as a result of the Merger or any of the other transactions contemplated by this Agreement,
     (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or shares of capital stock of the Surviving Corporation, including, without limitation, the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation, (iv) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of the Company or any of its subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or a material adverse effect on Parent and its subsidiaries, taken as a whole.

          (d) Any affiliate of the Company shall not have executed and delivered to Parent an affiliate letter substantially in the form of Exhibit C hereto.

          (e) Parent shall not have received a certificate of the Company's Chief Executive Officer stating that, to his knowledge, the representations contained in Section 4.22 hereof are true and correct in all material respects.

          (f) Any person who is a director of the Company immediately prior to the Effective Time shall not have resigned effective at the Effective Time.

     Section 8.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 8.1, 8.2, or 8.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use all commercially reasonable efforts to satisfy such condition and consummate the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, as required therein or in Section 7.6.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     Section 9.1 Termination. This Agreement may be terminated prior to the Effective Time, whether before or after any required approval by the stockholders of the Company:

          (i) by mutual written consent of the Parent and the Company; or

          (ii) by either Parent or the Company, (a) if the Effective Time shall not have occurred on or before November 15, 1998 (the "Termination Date") unless (x) the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform, in all material respects, each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time or (y) the parties are then unable to close because the applicable waiting period under the HSR Act has not then expired or the S-4 Registration Statement is not then effective, in which case the Termination Date shall be changed to December 15, 1998, or (b) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling or taken any other action shall have become final and non-appealable;

          (iii) by Parent (x) if the Company's Board of Directors or any committee thereof shall have withdrawn, modified or changed in any manner adverse to Parent or Sub (as determined by Parent in its reasonable judgment) its approval or recommendation of this Agreement, the Stockholders Agreement or the Merger or shall have approved or recommended a Superior Proposal or shall have resolved to do any of the foregoing or
     (y) the Company shall have entered into an agreement with respect to a Superior Proposal in accordance with Section 7.7(b);

          (iv) by Parent if (x) the Company fails to perform in any material respect any of its material obligations hereunder or breaches in any material respect any material provision hereof and the Company has failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof (if such failure to perform or breach is capable of being performed or cured within such period by commercially reasonable means) or such longer period as shall be commercially reasonably necessary to perform such obligation or cure such breach (if such failure to perform or breach is not capable of being performed or cured within such period using commercially reasonable means) and (y) such breach or uncured failure to perform shall have a material adverse effect on the Company and its subsidiaries taken as a whole;

          (v) by the Company if (x) either Parent or Sub fails to perform in any material respect any of its material obligations hereunder or breaches in any material respect any material provision hereof and Parent or Sub, as the case may be, has failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof (if such failure to perform or breach is capable of being performed or cured within such period by commercially reasonable means) or such longer period as shall be commercially reasonably necessary to perform such obligation or cure such breach (if such failure to perform or breach is not capable of being performed or cured within such period using commercially reasonable means) and (y) such breach or uncured failure to perform shall have a material adverse effect on Parent and its subsidiaries taken as a whole;

          (vi) by the Company if (x) the Company enters into a definitive agreement in respect of a Superior Proposal in accordance with Section 7.7(b) and (y) the Company simultaneously with terminating pays Parent all Expenses and the Parent Termination Fee in cash and otherwise complies with
     Section 7.7, and refunds the $500,000 initial payment as provided in
     Section 7.16;

          (vii) by Parent or the Company if approval of the Merger and adoption of this Agreement by the Company's stockholders shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting.

     Notwithstanding anything contained herein to the contrary, each party hereto agrees that, in the event of the material breach by a party of any of its representations and warranties in Article III, IV or V hereof, as the case may be, which material breach shall represent a material adverse change with respect to such party and its subsidiaries taken as a whole, the other party's sole and exclusive remedy will be to terminate this Agreement in accordance with this
Section 9.1 and that such party shall not be entitled to any damages or reimbursement for any loss or liability resulting or arising out of the breach of such representation or warranty, except as set forth in Section 7.5.

     Section 9.2 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval hereby of the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which changes the Merger Consideration or in any way adversely affects the rights of stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

     Section 9.3 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1  Non-Survival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the date of earlier termination of this Agreement in accordance with the terms hereof, and thereafter there shall be no liability on the part of either Parent or the Company or any of their respective officers or directors in respect thereof, except, in the case of the consummation of the Merger, for the representations, warranties and agreements contained in Sections 2.2, 2.4, 7.6, 7.8, 7.9 and 10.2 and, in the case of any earlier termination of this Agreement in accordance with the terms hereof, the agreements contained in Sections 7.1(b), 7.5, 7.16 and 10.2. The parties hereto acknowledge and agree that nothing herein will relieve any party from liability for any breach of this Agreement which was committed prior to the termination of this Agreement.

     Section 10.2 Brokers. The Company represents and warrants that, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement are set forth in Schedule 10.2. Parent and Sub represent and warrant that, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Sub.

     Section 10.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

        (a) If to Parent or Sub:
          Cytec Industries Inc.
          Five Garrett Mountain Plaza
          West Paterson, NJ 07424
          Attn: General Counsel

        Copy to:

           Cravath, Swaine & Moore
           825 Eighth Avenue
           New York, NY 10019
           Attn: John T. Gaffney

        (b) If to the Company:
           The American Materials & Technologies Corporation
           5915 Rodeo Road
           Los Angeles, CA 90016
           Attn: Mr. Paul W. Pendorf

        Copy to:

           Foley, Hoag & Eliot LLP
           One Post Office Square
           Boston, Massachusetts 02109
           Attn: David A. Broadwin

     Section 10.4 Interpretation. When a reference is made in this Agreement to subsidiaries of Parent or the Company, other than in Sections 4.11 and 4.12, the word "subsidiaries" means (i) any corporation 50% or more of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be, and, unless the context clearly requires otherwise,
(ii) any partnership in which the Company or Parent, as the case may be, directly or indirectly owns a 25% (or greater) equity interest or any partnership of which the Company or Parent, as the case may be, or one of their respective subsidiaries, is a general partner. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.5 Miscellaneous. This Agreement, the Stockholders Agreement and the Confidentiality Agreement (i) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and, except as expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder, (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware and (iv) may be executed in two or more counterparts which together shall constitute a single agreement.

     Section 10.6 Publicity. So long as this Agreement is in effect, each of Parent and the Company promptly shall advise and cooperate with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release to the press or any third party with respect to this Agreement or the transactions contemplated hereby.

     Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that (i) Parent may transfer the stock of Sub to another wholly-owned direct or indirect subsidiary or Parent and (ii) Sub may assign its rights, interests or obligations hereunder to another wholly-owned direct or indirect subsidiary of Parent.

     Section 10.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

     Section 10.9 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware State court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement, the Stockholders Agreement or any of the transactions contemplated hereby in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     Section 10.10 No Right to Set-off. With respect to all monetary or other obligations under this Agreement (including, without limitation, obligations under Section 7.5), neither the Company nor Parent shall have the right to satisfy such obligations through set-off against any claims or obligations or such party against the other party.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed as of the date first written above by their respective officers thereunder duly authorized.

                                          CYTEC INDUSTRIES INC.

                                          By: /s/ J. P. CRONIN
                                            ------------------------------------
                                            Title: Executive Vice President and
                                              CFO

                                          CAM ACQUISITION CORP.

                                          By: /s/ E. F. JACKMAN
                                            ------------------------------------
                                            Title: Vice President

                                          THE AMERICAN MATERIALS &
                                            TECHNOLOGIES CORPORATION

                                          /s/ P. W. PENDORF
                                          --------------------------------------
                                          Title: President

                                                                  CONFORMED COPY

          AMENDMENT, dated August 25, 1998 to the Agreement and Plan of Merger dated July 8, 1998 (the "Merger Agreement"), by and among Cytec Industries Inc. ("Parent"), a Delaware corporation, CAM Acquisition Corp. ("Sub"), a Delaware corporation, and The American Materials & Technologies Corporation (the "Company"), a Delaware corporation.

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, and Parent acting as the sole stockholder of Sub, have previously approved the merger of the Sub with and into the Company, in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

     WHEREAS, the parties to the Merger Agreement desire to amend certain terms of the Merger Agreement;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     SECTION 1. Amendments. The undersigned, being all the parties to the Merger Agreement, hereby amend and restate Section 1.3(a) of the Merger Agreement as set forth in Exhibit A hereto, and hereby amend and restate
Schedule 7.8 of the Merger Agreement as set forth in Exhibit B hereto.

     SECTION 2. No Consent Granted by this Amendment. Nothing in this Amendment shall be construed explicitly or implicitly as constituting the consent of Parent to the sale of all or substantially all of the assets or stock of Grafalloy by the Company or any affiliate thereof. The parties hereto acknowledge and agree that pursuant to the Merger Agreement, the prior written consent of Parent shall be required before any agreement in respect of such a sale may be entered into.

     SECTION 3. Representations and Warranties. Each party hereto hereby represents as to itself to the other parties hereto that:

          (a) such party has all requisite corporate power and authority to enter into this Amendment;

          (b) the execution and delivery of this Amendment by such party has been duly authorized by all necessary corporate action on the part of such party; and

          (c) this Amendment has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

     SECTION 4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law principles of such state.

     SECTION 6. Full Force and Effect. Except as specifically amended hereby, the Merger Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the term "hereto" and words of similar import shall, unless the context otherwise requires, refer to the Merger

Agreement as amended hereby. Any reference in any document to the Merger Agreement shall be deemed to be a reference to the Merger Agreement as amended hereby.

                                          CYTEC INDUSTRIES INC.

                                          by: /s/ J.P. CRONIN

                                            ------------------------------------
                                            Name: J.P. Cronin
                                              Title: Executive Vice President
                                            and Chief
                                                  Financial Officer

                                          CAM ACQUISITION CORP.

                                          by: /s/ J.P. CRONIN

                                            ------------------------------------
                                            Name: J.P. Cronin
                                            Title: President and Chief Executive
                                                   Officer

                                          THE AMERICAN MATERIALS &
                                          TECHNOLOGIES CORPORATION

                                          by: /s/ P.W. PENDORF

                                            ------------------------------------
                                            Name: P.W. Pendorf
                                            Title: President

                                                                       EXHIBIT A

     (a) Subject to the provisions of Article VIII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, NY 10019, as soon as practicable after October 8, 1998 or such later date as the parties shall agree to following the meeting of the stockholders of the Company referred to in Section 1.8, and in no event later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII, or at such other time and place or on such other date after October 8, 1998 as the Company and Parent may mutually agree in writing (the date and time of such Closing being herein referred to as the "Closing Date").

                                                                         Annex B

                                                                  CONFORMED COPY

          STOCKHOLDERS AGREEMENT dated as of July 8, 1998 (as amended or supplemented in accordance with the terms hereof, this "Agreement"), among CYTEC INDUSTRIES INC., a Delaware corporation ("Parent"), CAM ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION, a Delaware corporation (the "Company"), and the other parties signatory hereto (each a "Stockholder").

     Each Stockholder desires that the Company, Parent and Sub enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, among other things, that Sub will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"), whereby all the outstanding shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") will be converted into the right to receive shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") in the amount set forth in the Merger Agreement.

     Each Stockholder and the Company are executing this Agreement as an inducement to Parent and Sub to execute and deliver the Merger Agreement.

     Accordingly, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained therein and herein, the parties hereto agree as follows:

     SECTION 1. Representations and Warranties. Each Stockholder severally represents and warrants to Parent and Sub that, except as set forth on Schedule 1 hereto with respect to such Stockholder:

          (a) Such Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, (i) the number of shares of Company Common Stock set forth opposite such Stockholder's name in Schedule A hereto (such shares, together with any shares of Common Stock acquired by such Stockholder after the date hereof, including, without limitation, pursuant to the exercise of Options and Warrants, being referred to as such Stockholder's "Shares") and (ii) the options (the "Options") and warrants (the "Warrants") to acquire the number of shares of Company Common Stock, if any, set forth opposite such Stockholder's name in Schedule A hereto. The Stockholder has the sole right to vote such Stockholder's Shares, and none of such Stockholder's Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder's Shares, except as contemplated by this Agreement. Except for such Stockholder's Shares, such Stockholder is not the record or beneficial owner of any shares of Company Common Stock.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder, enforceable against such Stockholder in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which such Stockholder's Shares are subject. No trust of which such Stockholder is trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby or to the performance by such Stockholder of its obligations hereunder. If such Stockholder is married, and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by such Stockholder of the transactions contemplated hereby and performance by such Stockholder of its obligations hereunder will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or such Stockholder's Shares.

          (c) Such Stockholder's Shares, Options and Warrants and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under the existing terms of a trust of which such Stockholder is the trustee.

          (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          (e) Such Stockholder is not acquiring any Parent Common Stock with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act of 1933, as amended (the "Securities Act")) that would be in violation of the securities laws of the United States of America or any state thereof. Such Stockholder acknowledges that such Stockholder has such knowledge and experience in business and financial matters and with respect to investments in securities to enable such Stockholder to understand and evaluate the risks of an investment in the Parent Common Stock to be acquired by such Stockholder and form an investment decision with respect thereto and is able to bear the risk of such investment for an indefinite period of time and to afford a complete loss thereof.

          (f) Such Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Such Stockholder acknowledges that the irrevocable proxy set forth in Section 4 is granted in consideration of the execution and delivery of the Merger Agreement by Parent and Sub.

     SECTION 2. Voting Agreements. Each Stockholder severally agrees with, and covenants to, Parent and Sub as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement is sought, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares against (i) any Transaction Proposal (as defined in the Merger Agreement) other than the Merger Agreement, (ii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (iii) any amendment of the Company's Certificate of Incorporation or By-laws or other proposal or transaction involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner partially or wholly impede, frustrate, prevent, delay or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i), (ii) or (iii) above, a "Competing Transaction").

     SECTION 3. Agreement to Pay Net Profit. (a) Each Stockholder hereby agrees that if the Merger Agreement is terminated under circumstances where Parent is or may become entitled to receive the Parent Termination Fee under
Section 7.5(b) of the Merger Agreement, each Stockholder shall pay to Parent on demand an amount equal to the Net Profit (as defined in Section 3(b) below) of such Stockholder from the consummation of any Transaction Proposal that is consummated within two years of such termination.

     (b) The term "Net Profit" shall mean an amount in cash equal to (x) such Stockholder's Gross Profit (as hereinafter defined) minus (y) such Stockholder's Tax Payment (as hereinafter defined).

For purposes hereof, the term "Gross Profit" shall mean an amount in cash equal to the product of (x) the number of such Stockholder's Shares and (y) the excess of (A) the per share cash consideration plus the per share fair market value (determined as set forth in the next sentence) of any non-cash consideration, as the case may be, received by the Stockholder pursuant to such Transaction Proposal, over (B) $6.00. For purposes hereof, the fair market value of any non-cash consideration consisting of:

          (1) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the five trading days after the date of determination; and

          (2) consideration which is other than cash or securities of the form specified in clause (A) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm (provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination) and the fees and expenses of such investment banking firm (or such third investment banking firm, as applicable) shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

For purposes hereof the term "Tax Payment" shall mean, (i) if the applicable Transaction Proposal is a tax-free merger or acquisition, the amount of federal and state taxes payable by the Stockholder as a result of the sale of any non-cash consideration received by the Stockholder pursuant to such Transaction Proposal required to be made in order to obtain funds for the payment to Parent described in Section 3(a) and (ii) if the applicable Transaction Proposal is a taxable merger or acquisition, a proportionate amount of the federal and state taxes payable by the Stockholder as a result of such Transaction Proposal (based on the ratio of (x) the excess of the per share consideration received by the Stockholder pursuant to the Transaction Proposal over $6.00 to (y) the per share consideration received by the Stockholder pursuant to the Transaction Proposal).

     (c) Any payment of Net Profit under this Section 3 shall be paid by wire transfer of same day funds to an account designated by Parent.

     SECTION 4. Covenants. Each Stockholder severally agrees with, and covenants to, Parent and Sub as follows:

          (a) Such Stockholder shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, encumbrance or other disposition), or consent to any transfer of, any or all such Stockholder's Shares, Options or Warrants or any interest therein, except pursuant to the Merger and the Merger Agreement, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all such Shares, Options or Warrants or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, except under or in accordance with this Agreement or (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares; provided, however, that any such Stockholder may transfer any of such Stockholder's Shares, Options and Warrants to any other Stockholder who is on the date hereof, or to any family member of a Stockholder or charitable institution that prior to the Company Stockholder Meeting and prior to such transfer becomes, in a manner reasonably satisfactory to Parent, a party to this Agreement and bound by all the obligations of a "Stockholder" hereunder.

          (b) As of the Effective Time, such Stockholder's Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for and converted into the consideration provided in the Merger Agreement.

          (c) Such Stockholder shall provide the undertakings contemplated by
     Section 7.14 of the Merger Agreement.

          (d) Subject to Section 8 hereof, such Stockholder shall not, nor shall it permit any director, officer, employee, investment banker, attorney or other adviser or representative of such Stockholder to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any Transaction Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Transaction Proposal.

          (e) The Stockholders believe that the consummation of the Merger is in the best interest of the Company. Accordingly, each Stockholder hereby ratifies in advance any decision by the Board of Directors of the Company not to proceed in accordance with, and not take any action set forth in,
     (A) clauses (i), (ii), (iii) or (iv) of the first proviso to Section 7.7(a) of the Merger Agreement or (B) clauses (i), (ii) or (iii) of Section 7.7(b) of the Merger Agreement, and each Stockholder shall confirm in writing such ratification upon any request of Parent or the Board of Directors of the Company.

     SECTION 5. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and David Lilley, President and Chief Operating Officer of Parent, Edward F. Jackman, Vice President, General Counsel and Secretary of Parent, and James P. Cronin, Executive Vice President and Chief Financial Officer of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares,
(i) in favor of the Merger, the execution and delivery of the Merger Agreement and approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and (ii) against any Competing Transaction.

     (b) Such Stockholder represents and warrants to Parent and Sub that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

     (c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

     SECTION 6. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares, Options and Warrants and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares, Options or Warrants shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs or successors. Upon any transfer of shares of Company Common Stock by a Stockholder, such Stockholder shall provide Parent with written notice within two days of such transfer of the name, address and relationship to such Stockholder, if any, of such transferee, the number of shares transferred and the terms governing such transfer. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company (or options or warrants in respect thereof) by any Stockholder, the number of Shares, Options and Warrants listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company (and to any options or warrants in respect thereof) issued to or acquired by such Stockholder.

     SECTION 7. Stop Transfer. The Company agrees with, and covenants to, Parent and Sub that the Company shall not register the transfer of any certificate representing any Stockholder's Shares, unless such transfer is made to Parent or Sub or is pursuant to a margin call in respect of the Shares referenced on Schedule 1 or is otherwise in compliance with this Agreement. Each Stockholder agrees that such Stockholder will tender to the Company, within 15 business days after the date hereof, any and all certificates representing such Stockholder's Shares (other than the Shares, Options and Warrants specifically referenced on Schedule 1 hereto as being exempt from this
Section 7 as set forth therein) and the Company will inscribe upon such certificates the following legend: "The shares of Common Stock, par value $.01 per share, of The American Materials & Technologies Corporation represented by this certificate are subject to a Stockholders Agreement dated as of July 8, 1998, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of The American Materials & Technologies Corporation".

     SECTION 8. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in such Stockholder's capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares, Options and Warrants and nothing herein shall limit actions taken by a Stockholder in his capacity as a director of the Company to the extent specifically permitted in the Merger Agreement.

     SECTION 9. Further Assurances. Each Stockholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest the power to vote such Stockholder's Shares as contemplated by Section 4 in Parent and the other irrevocable proxies described therein.

     SECTION 10. Termination. This Agreement (other than Section 3 hereof, this Section 10 and Sections 12 through 21 hereof, which shall only terminate upon the expiration of all rights and obligations under Section 3 hereof), and all rights and obligations of the parties hereunder, other than with respect to the liability of any party for breach hereof prior to such termination, shall terminate upon the first to occur of (i) the Effective Time or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms; provided, however, that if an Extension Event (as defined below) shall have occurred as of or prior to the termination of the Merger Agreement, then, for a period of 18 months following such termination, (i) the rights and obligations of the parties hereto under Sections 2(b), 4(a), 4(d), and 5 through 21 hereof shall continue in full force and effect and (ii) no Stockholder shall transfer any or all such Stockholder's Shares, Options or Warrants in connection with any Competing Transaction. For purposes of the foregoing, an "Extension Event" shall mean any of the following events: (A) the stockholders meeting to approve the Merger, Merger Agreement and the other transactions contemplated by the Merger Agreement shall not have been held or the approval of the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement at such meeting by the holders of a majority of the outstanding shares of Company Common Stock shall not have been obtained, (B) the Board of Directors of the Company shall have withdrawn or modified its recommendation with respect to the Merger or the Merger Agreement or (C) any person (other than Parent or any subsidiary of Parent) shall have made, or disclosed an intention to make, a Transaction Proposal (as defined in the Merger Agreement) or proposal for a Competing Transaction.

     SECTION 11. Parent Covenant. Parent agrees with each Stockholder that if the Effective Time shall occur, Parent shall comply with its obligations under
Section 13 of the Securities Exchange Act of 1934, as amended.

     SECTION 12. Defined Terms. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

     SECTION 13. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent or the Company, to the address set forth in Section 10.3 of the Merger Agreement; and
(ii) if to a Stockholder, to the address set forth in Schedule A hereto.

     SECTION 14. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 15. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to any Stockholder when one or more counterparts have been signed by each of Parent, Sub, the Company and such Stockholder and delivered to Parent, Sub, the Company and such Stockholder.

     SECTION 16. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     SECTION 17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law principles of such State.

     SECTION 18. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent or as expressly contemplated by Section 4(a); provided, however, that Sub may assign its rights and obligations to another wholly owned subsidiary of Parent that is the assignee of Sub's rights under the Merger Agreement. Any assignment in violation of the foregoing shall be void.

     SECTION 19. Enforcement. Each Stockholder agrees that irreparable damage would occur and that Parent and Sub would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Sub shall be entitled to an injunction or injunctions to prevent breaches by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware State court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware State court.

     SECTION 20. Severability. If any term or provision hereof, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, such term or provision shall only be invalid or unenforceable with respect to such jurisdiction, and only to such extent, and the remainder of the terms and provisions hereof, and the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated or unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     SECTION 21. Amendment; Modification; Waiver. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

     IN WITNESS WHEREOF, Parent, Sub, the Company and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          CYTEC INDUSTRIES INC.,

                                          by /s/ J. P. CRONIN
                                            ------------------------------------
                                            Title: Executive Vice President and
                                             CFO

                                          CAM ACQUISITION CORP.,

                                          by /s/ E. F. JACKMAN
                                            ------------------------------------
                                            Title: Vice President

                                          THE AMERICAN MATERIALS &
                                            TECHNOLOGIES CORPORATION,

                                          by /s/ P. W. PENDORF
                                            ------------------------------------
                                            Title: President

                                          PAUL W. PENDORF,

                                          by /s/ P. W. PENDORF
                                            ------------------------------------

                                          STEVEN GEORGIEV,

                                          by /s/ STEVEN GEORGIEV
                                            ------------------------------------

                                          ROBERT V. GLASER,

                                          by /s/ ROBERT V. GLASER
                                            ------------------------------------

                                          BUSTER C. GLOSSON,

                                          by /s/ BUSTER C. GLOSSON
                                            ------------------------------------

                                                                         Annex C

[WM SWORD & CO. LETTERHEAD]

                                                                    July 8, 1998

Confidential

Board of Directors
The American Materials & Technologies Corporation
5915 Rodeo Road
Los Angeles, CA 90016

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Shares") of The American Materials & Technologies Corporation (the "Company") of the Merger Consideration (as hereinafter defined) pursuant to the Agreement and Plan of Merger dated July 8, 1998 by and among the Company and Cytec Industries Inc. ("Cytec") and CAM Acquisition Corp. ("Sub") a Delaware corporation wholly-owned by Cytec (the "Merger Agreement"). The Merger Agreement provides for the merger of Sub with and into the Company with the Company surviving as a wholly-owned subsidiary of Cytec. As a result of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares owned by Cytec or any of its wholly-owned subsidiaries) will be converted into the right to receive that number of shares of Common Stock, par value $.01 per share, of Cytec ("Cytec Common Stock") determined by dividing (i) $6.00 by (ii) the average closing price of Cytec Common Stock for the twenty trading days immediately preceding the Closing Date as reported on the New York Stock Exchange Composite Transaction Tape (the "Average Closing Price") and rounding to the nearest ten-thousandth of a share. The ratio of the number of shares of Cytec Common Stock to be exchanged for each outstanding Share of Company Common Stock is referred to as the Merger Consideration.

     Wm Sword & Co. Incorporated ("Wm Sword & Co.") is an investment banking firm established in 1976 primarily engaged in acquisitions, divestitures, equity and debt private placements and financial advisory services. As part of its investment banking services, Wm Sword & Co. is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, divestitures and private equity placements and valuations for corporate, estate and other purposes. We are acting as financial advisor to the Board of Directors in connection with the Merger and will receive a fee from the Company for our services. Wm Sword & Co. is familiar with the Company having provided investment banking services to the Company from time to time, including acting as financial advisor regarding financings and acquisitions and has received fees for rendering those services including Shares of the Company. As of the date hereof, Wm Sword & Co. owned 47,985 Shares of the Company.

     In arriving at our opinion, we have reviewed the draft of the Agreement and Plan of Merger dated July 2, 1998; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Cytec; certain other communications from the Company and Cytec to their respective stockholders; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for the Company and Cytec; and certain internal financial analyses and forecasts for the Company prepared by the Company's management. We have also held discussions with members of the senior managements of the Company and Cytec regarding the strategic rationale for, and potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. We have analyzed financial and other information relating to the prospects for the Company provided to us by the Company's management. We have not had access to and have not analyzed non-public financial and other information relating to the

                                                                    July 8, 1998
[WM SWORD & CO. LETTERHEAD]                                              Page  2

prospects of Cytec, including projections. Cytec management has advised us that consensus earnings estimates for 1998 and 1999 as reported by First Call Corporation as of July 5, 1998 are not unreasonable. In addition, we have reviewed the reported price and trading activity for the Shares of the Company's Common Stock and Cytec's Common Stock, compared certain financial and stock market information for the Company and Cytec with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the advanced composites industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for the purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts and the assumptions and bases therefor provided by the management of the Company have been reasonably prepared on a basis reflecting the best currently available judgment and estimate of the Company's management as to the future financial and other performance of the Company and have assumed, with your consent, that the consensus earnings estimates as reported by First Call Corporation as of July 5, 1998 for Cytec, which Cytec's management indicated are not unreasonable, reflect the best currently available judgment and estimate as to the future financial and other performance of Cytec. You have instructed us to assume, and we have assumed, that obtaining any necessary regulatory or third-party approvals for the Merger will not have an adverse impact on the Company or Cytec, as applicable. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Cytec or any of their respective subsidiaries or divisions, and we were not furnished with any such evaluation or appraisal. With your consent, we have assumed that the transaction contemplated by the Merger Agreement will be treated as tax-free to both the Company and the holders of Shares (other than with respect to any cash received in lieu of fractional Cytec shares). We are not expressing any opinion as to the prices at which Cytec shares may trade at closing, and we express no recommendation as to how the holders of the Company's Common Stock should vote at the shareholders' meeting to be held in connection with the Merger. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement.

     Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion that as of the date hereof the Merger Consideration pursuant to the Merger Agreement to be received by the holders of the Shares is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          /s/ Wm Sword & Co. Incorporated

                                          Wm Sword & Co. Incorporated

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 9, 1998.

    The undersigned stockholder of The American Materials & Technologies Corporation ("AMT"), revoking all prior proxies, hereby appoints Paul W. Pendorf and James L. Russell, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of AMT which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019-7475, on October 9, 1998, beginning at 10:00 a.m., and at any adjournments thereof, upon matters set forth in the Notice of Special Meeting dated September 8, 1998 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                          (CONTINUED ON REVERSE SIDE)

                        (Please fill in the appropriate boxes on the other side)

(Continued from other side)

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

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
A.   M PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
1. To approve and adopt the Agreement and Plan of Merger dated July 8, 1998, as amended, among Cytec Industries Inc., CAM Acquisition Corp. and The American Materials & Technologies Corporation and the transactions contemplated thereby.
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
  [                     [                         [
   ] FOR                ] AGAINST                 ] ABSTAIN
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THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO
DIRECTION IS GIVEN WITH RESPECT TO ONE OR MORE OF THE PROPOSALS SET FORTH ABOVE,
WILL BE VOTED FOR SUCH PROPOSAL OR PROPOSALS.

                                                DATED:

               --------------------------------------------------------------- ,
                                                1998

                                                Signature of Stockholder(s)

                                                --------------------------------

    Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States. PLEASE SIGN EXACTLY AS NAME(S) APPEAR ON THE STOCK
CERTIFICATE.

    If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other person.

    Mark here if you plan to attend the meeting. [ ]